As filed with the Securities and Exchange Commission on January 28, 2000
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                              WORLDWIDE FIBER INC.
             (Exact name of registrant as specified in its charter)

                Canada                                  4813                             Not Applicable
   (State or other jurisdiction of          (Primary Standard Industrial        (I.R.S. Employer Identification
    incorporation or organization)           Classification Code Number)                     Number)

                         1500-1066 West Hastings Street
                           Vancouver, British Columbia
                                 Canada V6E 3X1
                                 (604) 681-1994
          (Address, including ZIP Code and telephone number, including area code, of registrant's principal executive offices)
                                   ----------

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                                 (212) 590-9200
            (Name, address, including ZIP Code and telephone number, including area code, of agent for service)

                                   Copies to:
         Roger Andrus, Esq.                         Steven Della Rocca, Esq.
      Cahill Gordon & Reindel                           Latham & Watkins
           80 Pine Street                         885 Third Avenue, Suite 1000
      New York, New York 10005                      New York, New York 10022
               U.S.A.                                        U.S.A.
           (212) 701-3000                                (212) 906-1200
     Cameron G. Belsher, Esq.                       J. Mark DesLauriers, Esq.
  Farris, Vaughan, Wills & Murphy                 Osler, Hoskin & Harcourt LLP
   2600-700 West Georgia Street                      1 First Canadian Place
    Vancouver, British Columbia                         Toronto, Ontario
          Canada V7Y 1B3                                 Canada M5X 1B8
          (604) 684-9151                                 (416) 362-2111

       Approximate date of commencement of proposed sale to the public:
                 As soon as practicable after this registration
                          statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / __________

                         CALCULATION OF REGISTRATION FEE
============================== ======================= ====================== =========================== =========================
Title of Each Class of         Amount to be            Proposed Maximum       Proposed Maximum            Amount of
Securities to be Registered    Registered (1)          Price Per Unit         Aggregate Offering Price    Registration Fee(3)
                                                                              (2)
------------------------------ ----------------------- ---------------------- --------------------------- -------------------------
Class A Non-Voting Shares                              $                      $862,500,000                $227,700
============================== ======================= ====================== =========================== =========================

(1) Includes shares which the underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(3)      Calculated pursuant to Rule 457(o) under the Securities Act.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                 Subject to Completion. Dated January 28, 2000.

                                     Shares

                              Worldwide Fiber Inc.
                            Class A Non-Voting Shares
                                 ---------------

         This is an initial public offering of Class A Non-Voting Shares of Worldwide Fiber Inc.

         We are offering of our Class A Non-Voting Shares to be sold in the offering. The selling shareholders identified in this prospectus are offering an additional Class A Non-Voting Shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling shareholders.

         Prior to this offering, there has been no public market for the Class A Non-Voting Shares. Application will be made to approve the Class A Non-Voting Shares for quotation on the Nasdaq National Market under the symbol " " and for listing on The Toronto Stock Exchange under the symbol " ".

         See "Risk Factors" on page 9 to read about factors you should consider before buying our Class A Non-Voting Shares.

                                 ---------------
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                 ---------------

                                                                   Per Share           Total
                                                                   ---------           -----
Initial public offering price.................................     $                   $
Underwriting discount.........................................     $                   $
Proceeds, before expenses, to Worldwide Fiber Inc.............     $                   $
Proceeds, before expenses, to selling shareholders............     $                   $

         To the extent that the underwriters sell more than Class A Non-Voting Shares, the underwriters have the option to purchase up to an additional Class A Non-Voting Shares from us, solely to cover over-allotments, at the initial public offering price less the underwriting discount.


         The underwriters expect to deliver the Class A Non-Voting Shares against payment in New York, New York on , 2000. Joint Book-Running Managers

Goldman, Sachs & Co.                                Donaldson, Lufkin & Jenrette
                       ----------------------------------

Credit Suisse First Boston                                         TD Securities
                Bear, Stearns & Co. Inc.
                                  Morgan Stanley Dean Witter
                                                     Nesbitt Burns
Chase H&Q          RBC Dominion Securities Corp.         Warburg Dillon Read LLC

                       ----------------------------------

                         Prospectus dated        , 2000.

                               PROSPECTUS SUMMARY


         This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. References in this prospectus to "Worldwide Fiber," "we," "our" and "us" refer to Worldwide Fiber Inc. (and its predecessor) and all of its subsidiaries as a combined entity, except where it is clear that those terms mean only the parent company.

                                   The Company

We are a leading independent, facilities-based international provider of fiber optic communications network products and services. By the first quarter of 2001, our network will consist of approximately 37,800 route miles comprised of:

         o 24,100 route miles in North America (of which more than 12,000 route miles have been developed to date);

         o approximately 6,100 route miles in Europe as a result of swaps and co-development agreements; and

         o     a 7,600 route mile transatlantic cable.

We intend to expand our network to provide further global connectivity. In addition, we will continue to develop bandwidth services on our network to meet our customers' demands and enable Internet services. Our network's design uses state-of-the-art optical technologies that we believe greatly reduces complexity and cost while allowing us to offer increased reliability and a wide range of products and services.

We believe that there is growing demand for fiber optic capacity to transmit high-bandwidth data, voice and video. This growing demand is being accelerated by improvements in "last mile" technology such as digital subscriber line, fixed and third generation wireless access and cable modems. In this changing market environment, we believe that we are in a favorable competitive position to satisfy this demand relative to other service providers due to our low-cost structure. Our market position and operating flexibility has allowed us to achieve a low-cost structure by utilizing:

         o     our construction skills;

         o     co-development and swaps along some corridors of our network;

         o the use of equity as payment for important elements such as bulk rights-of-way; and

         o optical design and technologies which eliminate layers of equipment traditionally required to support legacy systems.

Our current and targeted customers include new and incumbent telecommunications service providers, Internet service providers, application service providers and large organizations with enterprise network needs. We believe that these customers have a limited choice of independent service providers capable of offering high-capacity, reliable, secure and cost-effective services, including enabling Internet services, between major population centers in North America and Europe. As a result, we believe that our targeted customers will buy services from us rather than purchase from another source or build these service capabilities themselves. To meet our customers' demands, we offer a wide range of services on a scalable basis, across an extensive geographic network. Our services include:

         o bandwidth services--optical channels, private line transmission, packet-based data services such as Internet protocol transport and Asynchronous Transfer Mode, and virtual voice trunking; and

         o network infrastructure--dark fiber and conduit for sale, grant of indefeasible right to use or lease and construction services supporting the development of our network.

We also intend to expand our business to include:

         o facilities, such as carrier hotels that will enable us to provide services such as Internet data centers, co-location, applications hosting, electronic commerce support and web hosting; and

         o network services such as video transport, independent Internet access for transport and peering and management services to allow carriers to migrate from circuit-switched technologies to packet-based technologies.

Business Strategy

To exploit the growing demand for bandwidth, our strategy is to:

         o provide high-bandwidth connectivity between major global population centers;

         o develop and operate a technologically advanced, high-capacity, low-cost network;

         o extend the reach of our network through development and swaps of fiber and capacity;

         o     expand our marketing capabilities;

         o increase the number of products and services that we offer, including Internet enabling services;

         o     capitalize on management experience and relationships; and

         o     pursue additional strategic alliances.

The Network

Our 37,800 route mile network is scheduled to be completed by the first quarter of 2001. We plan to further develop and expand our network footprint in response to customer demand. Our network consists of fiber optic assets and capacity that we have installed or acquired from other developers and carriers through swaps or purchases along diverse rights-of-way.

         o North America. In North America, our network is expected to cover approximately 24,100 route miles, encompassing both long-haul and intra-city route miles and providing connectivity between approximately 50 major population centers.

         o Europe. In Europe, our network is expected to cover approximately 6,100 long-haul route miles (assuming, with respect to 1,300 route miles, the exercise of an option that we have) providing connectivity between approximately 20 major population centers by the first quarter of 2001.

         o Hibernia Undersea Cable. Our 7,600 mile transatlantic cable will be a 1.92 terabits per second, high-capacity, self-healing ring that will connect landing sites in Boston, Halifax, Dublin and Liverpool.

         o Future Expansion. In addition to expanding our network through North America and Europe and our Hibernia undersea cable (which will comprise an aggregate of more than 1.1 million fiber miles) to more population centers, we are reviewing opportunities to expand the geographic reach of our network to have transpacific connectivity and extend into Asia and Latin America. We will also consider building additional city rings in the major population centers reached by our network.

Recent Developments

Management

         o Appointment of Chief Executive Officer. Mr. Gregory Maffei joined us as Chief Executive Officer in January 2000. He was previously employed by Microsoft Corporation for seven years, most recently as Chief Financial Officer, where he had responsibilities for Microsoft's worldwide financial, corporate development and strategic partnership initiatives. Prior to joining us, Mr. Maffei purchased approximately 8% of our total equity determined on a fully diluted basis as of December 22, 1999. Some of Mr. Maffei's shares are subject to repurchase by us in the event his employment ceases.

Network

         o PSINet. In December 1999, we signed a contract with PSINetworks Canada Limited and PSINetworks Co. to grant to them an indefeasible right of use for bandwidth capacity between Vancouver and Chicago under which we will deliver this capacity by the end of March 2000. In addition, we will provide them with operations and other services. Some details of this agreement are subject to finalization.

         o Europe. In December 1999, we signed contracts with Telia AB, Telewest Communications Group Limited and Carrier1 International GmbH. We are swapping fiber on part of our North American network for fiber on significant parts of Telia's European network, which is expected to be complete in the fourth quarter of 2000. We will develop with Telewest a multi-conduit network from London to Liverpool along diverse routes that pass through seven major population centers in England. We expect this network to be complete by the fourth quarter of 2000. Our agreement with Carrier1 provides us with wholesale capacity from London to 18 major European population centers. We also have options from Carrier1 to acquire dark fiber strands in Germany and/or wavelengths in France.

Investors

         o Private Equity Investment. In September 1999, we completed a private placement of our redeemable convertible preferred shares to affiliates of Tyco International Ltd., Providence Equity Partners Inc., DLJ Merchant Banking Partners II L.P. and GS Capital Partners III, L.P. for $345 million. Together, these private placements represent a minority equity interest in us. Under the terms of the sale, each purchaser is entitled to nominate a representative to our board of directors. Currently three such nominees serve as our directors. Concurrently with the completion of this offering, the redeemable convertible preferred shares will automatically convert into Class A Non-Voting Shares.

Principal Executive Offices

         Our principal executive offices are located at 1500-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1, and our electronic mail address is info@worldwidefiber.com. Our main phone number is (604) 681-1994.

                                  The Offering


Class A Non-Voting Shares offered (a):

    By us................................................

    By the selling shareholders..........................

Shares to be outstanding following the offering (a):

    Class A Non-Voting Shares............................

    Class C Multiple Voting Shares.......................

    Total................................................



Concurrent debt offerings....................     Concurrently with this offer-
                                                  ing, we are offering in
                                                  transactions under Rule 144A
                                                  and Regulation S of the
                                                  Securities Act by a separate
                                                  offering memorandum:

                                                  o $ million in aggregate
                                                  principal amount of Senior
                                                  Notes due 20 ; and

                                                  o Euro $ million ($
                                                  million) in aggregate amount
                                                  of Senior Notes due 20 . The
                                                  closing of this offering is
                                                  not conditioned on the closing
                                                  of the debt offerings, and the
                                                  closing of the debt offerings
                                                  is not conditioned on the
                                                  closing of this offering.

Use of proceeds.............................      We intend to use the net
                                                  proceeds of this offering:

                                                  o to further develop and light
                                                  our network;

                                                  o to develop new facilities to
                                                  enable us to provide value
                                                  added network services;

                                                  o for investments,
                                                  acquisitions or strategic
                                                  alliances that we may identify
                                                  in the future; and

                                                  o........to fund operating
                                                  losses, for working capital
                                                  and for general corporate
                                                  purposes.

Proposed listing symbols:

         Nasdaq National Market...............................

         The Toronto Stock Exchange...........................

(a) Does not include Class A Non-Voting Shares that will be offered by us if the underwriters' overallotment option is exercised in full.

                             Summary Financial Data

         We were incorporated on February 5, 1998 and are indirectly a subsidiary of Ledcor Industries Limited, one of Ledcor Inc.'s subsidiaries. On May 31, 1998 we began our operations after some assets of the telecommunications division of Ledcor Industries were transferred to us. Prior to June 1, 1998, the operations were carried out by the telecommunications division.

         The summary historical financial data for the year ended March 31, 1996, the five months ended August 31, 1996, the year ended August 31, 1997 and the nine months ended May 31, 1998 of our predecessor, the telecommunications division of Ledcor Industries, are derived from the audited financial statements of the predecessor division, which have been audited by Deloitte & Touche LLP, independent auditors.

         Our summary consolidated historical financial data presented for the period from February 5, 1998 to December 31, 1998 are derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent auditors. Our unaudited pro forma financial data for the year ended December 31, 1998 are derived from our audited consolidated financial statements, the financial statements of the predecessor division and the consolidated financial statements of Worldwide Fiber (USA), Inc. included elsewhere in this prospectus and give effect to the following transactions as if they had occurred on January 1, 1998:

     o the transfer of operations and assets to us from the telecommunications division of Ledcor Industries;

     o    the acquisition by us of an additional 25% interest in Worldwide Fiber
          (USA), Inc., which increased our interest to 75%;

     o the interest expense on the $175 million senior notes and $500 million senior notes; and

     o the amortization of goodwill arising from the acquisition of the Canadian National Railway Company and Illinois Central Railroad Company minority equity interests.

The summary consolidated historical financial data as of and for the periods ended September 30, 1999 and 1998 are derived from our unaudited consolidated financial statements and include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for those periods.

         The unaudited pro forma financial data for the nine months ended September 30, 1999 are derived from our unaudited interim consolidated financial statements for the nine month period ended September 30, 1999 included elsewhere in this prospectus. The unaudited pro forma income statement for the nine months ended September 30, 1999 gives effect to the following transactions as if they occurred on January 1, 1998:

     o    the interest expense on the $500 million senior notes; and

     o the amortization of goodwill arising from the acquisition of the Canadian National Railway Company and Illinois Central Railroad Company minority equity interests.

The unaudited pro forma as adjusted balance sheet data at September 30, 1999 gives effect to the following transactions as if they occurred on September 30, 1999:

     o    the issuance of Class A Non-Voting Shares for proceeds of $ ;

     o    the issuance of $ notes in the concurrent debt offerings;

     o the conversion of our redeemable convertible preferred shares into Class A Non-Voting Shares;

     o the acquisition of the Canadian National Railway Company and Illinois Central Railroad Company minority equity interests;

     o the completion of the $565.0 million Hibernia bank facility, of which $ has been drawn;

     o the completion of the $115 million senior credit facility (with additional senior secured revolving purchase money facilities of $35 million), of which $ has been drawn;

     o the receipt of a promissory note from one of our executive officers and the issuance of our shares to the executive officer; and

     o the issuance of $1.0 million worth of Class A Non-Voting Shares to a consultant.

Our consolidated financial statements and the divisional financial statements of the predecessor division have been prepared in accordance with U.S. GAAP. The results of operations for the predecessor division are not comparable to our results of operations after the reorganization.

         EBITDA presented in the following table consists of net income (loss) before interest expense, net of interest income, income tax expense (recovery), depreciation, amortization of goodwill and income attributable to minority interest. EBITDA is presented because we believe that it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally acceptable accounting principles). EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent amounts of funds available for management's discretionary use.

         For purposes of calculating the ratio of earnings to fixed charges, earnings consists of earnings (loss) before equity income, income tax expense (recovery), income attributable to minority interest, amortization of goodwill and fixed charges. Fixed charges consists of interest expensed and capitalized, plus the portion of rental expense which we believe to be representative of interest (assumed to be one-third of rental expense). Pro forma loss for the year ended December 31, 1998 would have been insufficient to cover fixed charges by approximately $74.5 million, and pro forma loss for the nine month period ended September 30, 1999 would have been insufficient to cover fixed charges by approximately $11.9 million.

         Capital expenditures represent actual cash expenditures incurred during the period and do not include acquisitions of assets for non-cash consideration. Route miles represent the number of miles spanned by fiber optic cable owned at the end of the period, calculated without including physically overlapping segments of cable. Fiber miles represent the number of strands of fiber in a length of fiber optic cable owned at the end of the period, multiplied by the length of the cable in miles.

         The following table presents summary consolidated financial data derived from our consolidated financial statements. You should read the following information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and the related notes included elsewhere in this prospectus.

                                            Summary Financial Data
                                  (Dollars in thousands except per share amounts)
------------------------------------------------------------------------------------------------------------------
                                                                 Worldwide Fiber
                                 ---------------------------------------------------------------------------------
                                                                                                      Pro Forma
                                  February 5,      February 5,      Pro Forma       Nine Months      Nine Months
                                    1998 to          1998 to        Year Ended         Ended            Ended
                                 September 30,    December 31,     December 31,    September 30,    September 30,
                                     1998             1998             1998            1999             1999
                                 -------------    ------------     ------------    -------------    --------------

Income Statement Data:
Revenue....................      $   104,819      $   164,319      $   207,038     $   235,138      $  235,138
Operating expenses:
   Costs...................           90,909          147,621          182,518         165,263         165,263
   General and administrative          1,318            2,274            8,140          17,263          18,138
   Depreciation............              260              464              639             871             871
   Amortization of good-will              --               --            4,875              --           3,656
                                 -----------      -----------      -----------     -----------     -----------
Total operating expenses...           92,487          150,359          196,172         183,397         187,928
                                 -----------      -----------      -----------     -----------     -----------
Operating income...........           12,332           13,960           10,866          51,741          47,210
Interest expense, net......               --              225           85,352          12,448          49,248
Equity income (loss).......              (48)             928               --              --              --
Earnings (loss) before
   income taxes............           12,284           14,663          (74,486)         39,293          (2,038)
Income tax expense (recovery)          5,402            5,643          (26,710)         20,175           3,571
                                 -----------      -----------      -----------     -----------     -----------
                                       6,882            9,020          (47,776)         19,118          (5,609)
Income attributable
   to minority interest....               --               --              464           5,747           3,247
                                 -----------      -----------      -----------     -----------     -----------
Net income (loss)..........      $     6,882      $     9,020      $   (48,240)    $    13,371     $    (8,856)
                                 ===========      ===========      ===========     ===========     ===========
Basic and diluted earnings
(loss) per share ..........      $       2.19     $      0.86      $     (3.90)    $      0.05     $     (0.11)
Shares used to calculate
earnings (loss) per share:
     Basic.................        3,140,871       10,482,089       12,360,578     140,973,458     140,973,458
     Diluted...............        3,140,871       10,482,089       12,360,578     153,116,346     140,973,458

Other Financial Data:
EBITDA ....................      $    12,544      $    15,352      $    16,380     $    52,612     $    51,737

Capital expenditures.......               --            1,065               --          61,124              --
Ratio of earnings to fixed
charges ...................            374.7x           26.8x               --           2.0x               --


Statement of Cash
Flows Data:
Operating activities.......      $        99      $   (13,059)     $        --     $   (38,427)    $        --
Investing activities.......               --            1,177               --        (229,927)             --
Financing activities.......               --          168,350               --         787,000              --

Operating Data:
Route miles................               --            2,735               --           8,807              --

                                                                                         September 30, 1999
                                                                                 --------------------------------
                                                                                                      Pro Forma
                                                                                      Actual        As Adjusted
Balance Sheet Data:
Cash and cash equivalents..................................................        $  675,175     $
Fixed assets, net..........................................................           107,264
Total assets...............................................................         1,216,194
Total debt.................................................................           675,000
Redeemable convertible preferred shares....................................           345,157
Shareholder's equity.......................................................            30,806





                                                                     Predecessor Division
                                                                     Five Months
                                                                   Ended          Year Ended       Nine Months
                                               Year Ended        August 31,     August 31, 1997       Ended
                                             March 31, 1996         1996                           May 31, 1998

Income Statement Data:
Revenue..............................          $     3,824      $     7,373       $    58,008      $    54,634
Operating expenses:
   Costs.............................                3,440            5,739            48,474           44,919
   General and administrative........                   57               91               863              710
   Depreciation......................                   24               15               112              317
                                               -----------      -----------       -----------      -----------
Total operating expenses.............                3,521            5,845            49,449           45,946
                                               -----------      -----------       -----------      -----------
Operating income.....................                  303            1,528             8,559            8,688
Interest expense, net................                   --               15               600               86
Equity income........................                   --               --                --               --
                                               -----------      -----------       -----------      -----------
Earnings before income
   taxes.............................                  303            1,513             7,959            8,602
Income tax expense...................                  139              686             3,620            3,909
                                               -----------      -----------       -----------      -----------
                                                       164              827             4,339            4,693
Income attributable
   to minority interest..............                   --               --                --               --
                                               -----------      -----------       -----------      -----------
Net income (loss)....................          $       164      $       827       $     4,339      $     4,693
                                               ===========      ===========       ===========      ===========
Other Financial Data:
EBITDA...............................          $       327      $     1,543       $     8,671      $     9,005
Capital expenditures.................                   72              181             1,119            6,828
Ratio of earnings to fixed
   charges...........................                  24.3x            45.5x             10.3x            17.7x

Statement of Cash Flows Data:
Operating activities.................          $       666      $    (3,078)      $    (3,921)     $    (2,502)
Investing activities.................                  (72)            (181)           (1,119)          (6,828)
Financing activities.................                 (595)           3,259             5,040            9,330

Operating Data:
Route miles..........................                   --               --             1,090            1,430
Fiber miles .........................                   --               --            22,740           34,320

Balance Sheet Data:
Cash and cash equivalents............          $        --      $        --       $        --      $        --
Fixed assets, net....................                   --              464             1,471            7,982
Total assets.........................                   --            6,476            32,268           39,549
Total debt...........................                   --            2,067             6,774           10,933
Redeemable convertible preferred shares                 --               --                --               --
Shareholder's equity.................                   --            1,473             5,825            8,870


                                  RISK FACTORS

          You should carefully consider the risks described below before deciding whether to invest in our Class A Non-Voting Shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our business operations.

          If we do not successfully address any of the risks described below, there could be a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of our Class A Non-Voting Shares may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

General Business

Limited History of Operations--Given our limited operating history, you should consider our shares to be a highly speculative investment.

          You have very limited historical financial information upon which to base your evaluation of our performance and an investment in our Class A Non-Voting Shares. We began operations as an independent company in May 1998 and have a limited operating history. Before that time we conducted business as the telecommunications division of Ledcor Industries. We believe that our financial results are not directly comparable to theirs. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development.

Risks Associated with Development and Expansion of Our Network--Our inability to implement our business strategy and manage our growth could impair our operating results.

          Successful implementation of our business strategy depends on numerous factors beyond our control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified personnel. Adverse economic or competitive conditions or the failure to obtain the necessary authorizations or to hire and retain qualified personnel could prevent or delay the completion of all or part of our network or increase completion costs. In order to implement our proposed business strategy, we must accomplish the following in a timely manner at a reasonable cost to us and on acceptable conditions:

     o    obtain continued access to capital markets;

     o    design, engineer and operate fiber networks;

     o install fiber optic facilities, transmission equipment and related infrastructure;

     o    acquire additional rights-of-way;

     o    attract and retain  high-quality  operating  personnel and management;
          and

     o continue to implement and improve our operational, financial and accounting systems.

          In addition, construction of future networks entails significant risks, including:

     o    management's ability to effectively control and manage these projects;

     o    shortages of materials, equipment or skilled labor;

     o    unforeseen engineering, environmental or geological problems; and

     o work stoppages, weather interference, floods and unanticipated cost increases.

          We cannot assure you that the anticipated costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

          Our success will depend, to a significant degree, upon our ability to secure a market for our network capacity and obtain and maintain contractual and other relationships with telecommunications service providers, Internet service providers, application service providers and large organizations with enterprise network needs. If we are unable to enter into contracts, comply with the terms of contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. Some of our current contracts to supply fiber capacity allow the buyer or lessee to terminate the contracts and provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Terminating any of these contracts could adversely affect our operations.

          Additionally, we expect to significantly expand the range of services that we offer. This expansion includes providing various bandwidth services to carriers and other service providers. We may enter into joint ventures where we or our partners supply the venture with dark fiber and the appropriate optical transmission equipment by facilitating the involvement of third party suppliers, vendors and contractors. We cannot assure you that a market will develop for our new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

          In order to reach our operating and financial goals, we must substantially increase the current volume of voice, data, Internet and video transmission on our network. If we do not develop long-term commitments with new large-volume customers as well as maintain our relationships with current customers, we will be unable to increase traffic on our network, which would adversely affect our profitability.

Risk of Network Failure--Network disruptions could adversely affect our operating results.

          Our  success  will  require  that  our  network  provide   competitive
reliability, capacity and security. Some of the risks to our network and infrastructure include:

     o    physical damage;

     o    power loss;

     o    capacity limitations;

     o    hardware and software defects;

     o    excessive sustained or peak user demand;

     o    breaches of security; and

     o    disruptions beyond our control.

          These disruptions may cause interruptions in service or reduced capacity for customers, any of which could have an adverse effect on our ability to retain customers.

          The sale or lease of bandwidth services will require the addition of transmission equipment to our network. The network will use a combination of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of digital signals among multiple locations. Given the complexity of our network, digital signals may become lost or distorted, which may cause significant losses to our customers. The network may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after the network has been completed and is in use. The failure of any equipment or facility on our network could result in the interruption of customer service until we make necessary repairs or install replacement equipment and have an adverse impact on our revenues and our ability to secure customers in the future. We do not possess adequate insurance to guard against the losses we could incur as a result of the factors enumerated above.

Limited Experience--We have little experience in the offering of bandwidth and value added services and this could increase our risk of failure.

          We expect an increasing portion of our revenues to be derived through our offering of bandwidth and value added services. We have limited experience offering these services. Presently, we derive substantially all of our revenues from the sale, grant of an indefeasible right of use or lease of dark fiber and conduit and construction services. See "Business--Customers" and "--Competition."

Pricing Pressures--We anticipate that prices for bandwidth services and fiber assets will decline.

          We anticipate that prices for our products and services specifically, and network transmission capacity in general, will continue to decline over the next several years, due primarily to the following:

     o price competition as various network providers complete construction of networks that will compete with our network;

     o installation by us and our competitors of fiber capacity in excess of actual demand;

     o recent technological advances that enable substantial increases in the transmission capacity of both new and existing fiber optic networks; and

     o strategic alliances or similar transactions, such as long distance capacity purchasing alliances, that increase our customers' purchasing power.

Need for Rights-of-Way--A failure to obtain or maintain appropriate rights-of-way could delay the completion of the network and increase its cost.

          We cannot assure you that we will be successful in obtaining additional rights-of-way and other permits required to install underground conduit from parties such as railroads, utilities, highway authorities and governments and transit authorities. After we have obtained rights-of-way, we may not be able to maintain them. Some of our rights-of-way agreements may be short-term or revocable at will. Some rights-of-way may require regulatory filings or may be subject to legal challenge by third parties such as municipal governments, aboriginal citizens or land owners concerning rights-of-way granted for specific purposes. For example, one of our subsidiaries is seeking an order from the Canadian Radio-television and Telecommunications Commission to prescribe the terms and conditions of access to street crossings and other municipal properties in the City of Vancouver. See "--Extensive Regulation--Canada--Canadian Radio-television and Telecommunications Commission Applications." In addition, landholders who granted rights-of-way to some railroad companies in the past have filed class action lawsuits against communications carriers that received rights-of-way from railroad companies in order to develop their fiber optic networks. The rights-of-way challenged in these class action lawsuits are similar to some of the rights-of-way that we use to develop our network, including the rights-of-way granted to us in the agreements with Canadian National Railway Company and Illinois Central Railroad Company. Loss of substantial rights and permits or loss of the ability to use these rights-of-way or the failure to enter into or maintain required arrangements for the network could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our network is delayed or becomes more costly. See "Business--Rights-of-way and Permitting."

Risks Associated with Joint Ventures--Our business strategy contemplates investments in joint ventures to leverage our fiber assets. These investments may involve significant risks and our capital assets may not be returned.

          We are continually evaluating potential joint ventures and strategic opportunities to expand our network, enhance our connectivity and add traffic to our network. Although, except as described in this prospectus, we do not have any definitive commitment or agreement concerning any material investment, strategic alliance or related effort, we may seek additional arrangements of this sort. Any investments, strategic alliances or related efforts are accompanied by risks such as:

     o the difficulty of identifying appropriate joint venture partners or opportunities;

     o the time our senior management must spend negotiating agreements and monitoring joint venture activities;

     o    potential   regulatory   issues   applicable   to   telecommunications
          businesses;

     o the investment of our capital or fiber assets and the loss of control over the return of this capital or assets;

     o the inability of management to capitalize on the growth opportunities presented by joint ventures; and

     o    the insolvency of any joint venture partner.

          We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with these joint ventures, strategic alliances or related efforts.

Risks Associated with International Markets--We will encounter additional risks as we pursue international business opportunities.

          Our strategy includes expanding our services to provide fiber optic networks and bandwidth services outside of North America. In particular, we have entered into an agreement for a transatlantic cable project called Hibernia. We also recently announced the expansion of our network into Europe. We are still evaluating all of the risks associated with these new projects. We expect that the risks associated with Hibernia include:

     o activities from our competitors which could limit the market share obtained by Hibernia;

     o    pricing pressures which could reduce profitability;

     o risk that there will be delay under our supply agreement as a result of the highly concentrated nature of the cable manufacturing and installation industry; and

     o inability to obtain sufficient pre-construction sales commitments and post-construction sales targets.

          Other risks associated with our international plans, including our expansion into Europe, are:

     o regulatory limitations restricting or prohibiting us from providing our services;

     o additional regulatory requirements, tariffs, customs, duties and other trade barriers;

     o    difficulties in staffing and managing foreign operations;

     o    problems in collecting accounts receivable;

     o    political risks;

     o    fluctuations  in  the  currency   exchange  and  restrictions  on  the
          repatriation of earnings;

     o    delays from customs brokers or government agencies; and

     o potentially adverse tax consequences resulting from operating in multiple countries with different laws and regulations.

          Furthermore, the international rates customers are charged are likely to decrease in the future for many reasons, including increased competition between existing carriers, increased competition with new carriers in the international markets and additional strategic alliances or joint ventures among large international carriers that facilitate targeted pricing and cost reductions. We cannot assure you that we will be successful in overcoming these risks or any other problems arising from operating in international markets.

Competition--Our business is very competitive and increased competition could adversely affect us.

         The telecommunications industry is extremely competitive, particularly concerning price and service. It is relatively common for telecommunication service providers to be both customers and competitors. This is a concept referred to as co-opetition. Therefore, we face competition and co-opetition from existing and planned telecommunications service providers and customers on each of our planned routes. Our competitors include:

     o interexchange carriers, including AT&T Corp., MCI WorldCom, Inc., Sprint Corporation (MCI WorldCom, Inc. and Sprint Corporation have recently entered into an agreement to merge), British Telecommunications plc, Deutsche Telekom AG, France Telecom S.A. and KPNQwest N.V.;

     o wholesale providers of terrestrial and undersea connectivity, including Williams Communications Group, Inc., Broadwing Communications Services Inc., Global Crossing Ltd., KPNQwest N.V., Colt Telecom Group plc and Level 3 Communications, Inc.;

     o incumbent local exchange carriers, which currently dominate their local telecommunications markets, including SBC Communications Inc. and GTE Corporation;

     o competitive local exchange carriers, including GST Telecommunications, Inc. and Metromedia Fiber Network, Inc.; and

     o potential competitors capable of offering services similar to those offered by us, including communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers and wireless telephone operators.

          Some of our competitors have already made substantial long term investments in the construction of fiber optic networks and the acquisition of bandwidth. Some of these competitors have substantially greater resources and more experience than we do and could directly compete with us in marketing fiber assets or bandwidth services.

          In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to begin construction to equip their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors of ours in a short period of time.

          Other companies may choose to compete with us in our current or planned markets, by selling or leasing fiber assets or bandwidth to our targeted customers. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. Additional competition could materially and adversely affect our operations. See "Business--Competition."

Dependence on Third Parties, Including Suppliers--The loss of key sources of supply could adversely affect us.

          We are dependent upon third party suppliers, including Pirelli Cables and Systems Inc., for fiber optic cable and a number of components and parts used in the network, including optical equipment. Recently, some companies have experienced a shortage of fiber optic cable. We cannot assure you that we will not experience such a shortage. We are also dependent on Nortel Networks, Newbridge Networks and Marconi plc for the transmission equipment we need to offer bandwidth services. We believe that there are alternative suppliers or alternative components for all of the components, including fiber optic cable and transmission equipment contained in the network or required to offer bandwidth services. However, any delay or extended interruption in the supply of fiber optic cable or any other key network components, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into the network could disrupt our operations. If the disruption continued for an extended period of time, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we have contracted with Tyco Submarine Systems Ltd. as our primary contractor for our transatlantic cable project. We plan to continue to use third party contractors on various segments of the network. The failure of the contractors to complete their activities in a timely manner, within anticipated budgets and in accordance with our quality standards and performance criteria could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our network is delayed or becomes more costly.

Rapid Technological Change--New technologies could reduce the demand for fiber optic systems.

          The telecommunications industry generally is subject to rapid and significant changes in technology that may adversely affect the continued use of fiber optic cable. Although we have been able to capitalize on some recent technological advances, such as the use of dense wave division multiplexing to greatly expand the capacity of our network at constant construction costs, we cannot assure you that the introduction of new products or the emergence of new technologies will not enable competitors to install competing systems at a lower per-circuit cost on routes currently targeted by us. Moreover, these potential competitors may be able to expand capacity on existing competitive systems, which could render our network and bandwidth services uncompetitive from a cost perspective. We cannot predict the likelihood of these changes and we cannot assure you that any technological changes will not materially and adversely affect our business and operating results.

Potential Conflicts of Interest with Ledcor Inc.--We are controlled by Ledcor and rely on it for particular things. Its interests may conflict with your interests.

          As of the date of this prospectus, Ledcor Inc. holds shares in us which entitle Ledcor Inc. to approximately 90% of the votes attached to our shares and Ledcor Inc. has the ability to control our affairs and business. This will continue to be the case following the closing of the offering. It is possible that Ledcor Inc.'s interests could conflict with your interests. In addition, Ledcor Inc. may have an interest in causing us to pursue transactions that, in its judgment, enhance the value of its equity investment in us, even though these transactions may involve greater risks to you. There can be no assurance that any of these conflicts of interests will be resolved in your favor.

          Ledcor Inc. has agreed not to compete with us in the business of developing or constructing fiber optic communications infrastructure for a period ending on the earlier of May 31, 2008 and six months after a change of control of Worldwide Fiber Inc. Ledcor Inc. has also agreed to grant to us a worldwide exclusive license for the use and other exploitation of the railplow technology. The license will cease to be exclusive six months after a change of control of Worldwide Fiber Inc. As a result, if a change of control of Worldwide Fiber Inc. were to occur, Ledcor Inc. would be legally entitled to compete with us and to grant a license for the use and other ex-
ploitation of the railplow technology to competitors of ours. Either of these events could have a material adverse effect on our business, financial condition and results of operations. See "Relationships and Related Party Transactions--Transactions with Ledcor--Description of reorganization and related agreements."

          We also rely on Ledcor Inc. to provide us with administrative and other services. Ledcor Inc. has the right to cease providing these services at any time. See "Relationships and Related Party Transactions--Transactions with Ledcor--Description of reorganization and related agreements."

Leverage

Negative Cash Flows--Given our negative cash flows while our network is being built, you should consider an investment in our Class A Non-Voting Shares to be highly speculative.

          Continued negative cash flow may restrict our ability to pursue our business strategy. In addition, if we cannot achieve profitability or positive cash flows from operating activities, we may not be able to meet our debt service obligations, including our obligations under our existing indebtedness, capital expenditure requirements or working capital needs.

          We intend to use most of the proceeds from the sale of these Class A Non-Voting Shares to develop and construct our network and expand our bandwidth services business. Until the principal segments of the network are complete, we will spend more money building the network than we will earn from exploiting it. Accordingly, we expect to experience negative cash flows after capital
expenditures  during  network  development.   We  cannot  assure  you  that  the
exploitation of our network, including the sale of our fiber and bandwidth services, will result in an adequate revenue base to meet our debt service obligations or that we will ever generate profitability or positive cash flow.

Substantial Leverage--Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under our high yield notes.

          We have substantial debt and debt service requirements.

          Our substantial indebtedness could have important consequences to you. For example, it could:

     o increase our vulnerability to general adverse economic and industry conditions,

     o limit our ability to fund future capital expenditures, working capital and other general corporate requirements,

     o require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness, reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes,

     o make it more difficult for us to make interest and principal payments on our other indebtedness, which would be a default under the indenture,

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and

     o place us at a competitive disadvantage compared to our competitors that have less debt.

          We intend to obtain credit facilities from institutional lenders in an aggregate amount of up to $115 million. Borrowings under these credit facilities may be secured by some of our assets. See "Description of Indebtedness." We also intend to obtain other sources of financing for the construction of the network, including project financing for individual segments of our network. This project financing would also be secured by the assets being financed. The following chart shows some important credit statistics as of the date or for the periods specified below:

                                                As of September 30, 1999
                                       -----------------------------------------
                                                 (dollars in millions)
                                                                  Pro Forma
                                              Actual           As Adjusted (1)
Total indebtedness..................         $675.0
Shareholder's equity................         $ 30.8
Debt to equity ratio................           21.9x

---------------------
(1)      Gives pro forma effect and adjustment to:

     o    the issuance of $ Class A Non-Voting Shares for proceeds of $ ;

     o    the issuance of $ notes in concurrent debt offerings;

     o the conversion of our redeemable convertible preferred shares into Class A Non-Voting Shares;

     o the acquisition of the Canadian National Railway Company and Illinois Central Railroad Company minority equity interests;

     o the completion of the $565.0 million Hibernia bank facility, of which $ has been drawn;

     o the completion of the $115 million senior credit facility (with additional senior secured revolving purchase money facilities of $35 million), of which $ has been drawn;

     o the receipt of a promissory note from one of our executive officers and the issuance of shares to the executive officer; and

     o the issuance of $1.0 million worth of Class A Non-Voting Shares to a consultant.

          The initial annual interest expense on the $500 million 12% senior notes is $62.4 million and the initial annual interest expense on our $175 million 12 1/2% senior notes is $23.2 million.

          Pro forma loss for the year ended December 31, 1998 would have been insufficient to cover fixed charges by approximately $74.5 million and pro forma loss for the nine month period ended September 30, 1999 would have been insufficient to cover fixed charges by approximately $11.9 million.

Additional Borrowings Required --Despite our current debt level, we and our subsidiaries may incur substantially more debt. Increased debt could worsen the risks described above, but failure to obtain the debt needed could prevent the completion of the network.

          If additional debt is incurred, the risks mentioned above that are associated with high leverage will increase. We expect to need significant amounts of additional capital to complete the development of our planned network and fulfill our long-term business strategies. The terms of our indentures generally permit us and our restricted subsidiaries to incur additional debt to finance the cost of designing and building or acquiring our network. The indentures also allow us to incur additional indebtedness for other purposes, subject to some limitations. In addition, the indentures permit us to create "unrestricted subsidiaries" that will be allowed to incur debt without regard to the limitations on debt incurrence contained in the indentures. Our ability to arrange financing and the cost of financing depend upon many factors, including:

     o general economic and capital markets conditions, and in particular the non-investment grade debt market;

     o    conditions in the telecommunications industry;

     o    regulatory developments;

     o investor confidence and credit availability from banks or other lenders;

     o    the success of our network; and

     o    provisions of tax and securities laws that affect raising capital.

          Our inability to raise additional funds would have an adverse effect on our ability to complete the network. If we decide to raise additional funds through the incurrence of debt, we may become subject to additional or more restrictive financial covenants. In addition, we expect to incur additional debt that is secured by our assets and therefore those assets will be available to other creditors before they are available to you.

          We are funding a portion of our anticipated investment in Hibernia from our recently completed private sale of our equity securities. We also expect the indebtedness to finance that project to be incurred by our subsidiary without recourse to Worldwide Fiber Inc. We estimate that approximately $565 million of indebtedness will be required for the Hibernia project. Hibernia will be owned by one or more subsidiaries created for the purpose of owning the project. They will not hold any assets unrelated to Hibernia. We currently expect that these subsidiaries will not be restricted subsidiaries under the indentures. If we were to incur additional debt at the Worldwide Fiber Inc. level in order to contribute to the financing of Hibernia, however, it would further increase the risks associated with high leverage.

Ability to Service Debt--To service our debt we will require significant amounts of cash and our ability to generate sufficient cash will depend on many factors beyond our control.

          We cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should be aware that our ability to repay or refinance our debt we incur will depend on our successful financial and operating performance and on our ability to successfully implement our business strategy. You should also be aware that our financial and operating performance depends upon a number of factors, many of which are beyond our control. These factors include:

     o our ability to complete network development on time and in a cost-effective manner;

     o the economic and competitive conditions in the telecommunications industry, including the demand for fiber-optic systems;

     o any construction or operating difficulties, increased operating costs or pricing pressures we may experience;

     o the passage of legislation or other regulatory developments that may adversely affect us; and

     o    any material delays in implementing any strategic projects.

          We cannot assure you that our cash flow and capital resources will be sufficient to repay the notes and any other debt we may incur in the future, or that we will be successful in obtaining alternative financing. If we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our network, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under our debt agreements would result. To avoid a default, we might need waivers from third parties, which might not be granted.

Holding Company Structure--We will depend on the cash flow of our subsidiaries to satisfy our obligations under our indebtedness.

          Our operating cash flow and our ability to service our indebtedness, including our notes, depends upon the operating cash flow of our subsidiaries and their payments to us in the form of loans, dividends or otherwise. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due on the notes or to make any funds available for that purpose, whether by dividends, interest, loans, advances or other payments. In addition, our subsidiaries' payment of dividends and the making of loans, advances and other payments to us may be subject to regulatory and contractual restrictions. These restrictions include requirements to maintain minimum levels of working capital and other assets. Subsidiary payments are contingent upon earnings and various business and other considerations.

Restrictions Imposed by Terms of Our Indebtedness--We may be unable to repay our indebtedness if there is an event of default.

          If an event of default occurs under any of our credit facilities or indentures, the lenders under the credit facilities and the holders of our notes could elect to declare all amounts outstanding under the credit facilities and the notes, along with accrued and unpaid interest, to be immediately due and payable. Our indentures limit, among other things, our ability to incur additional indebtedness, pay dividends and make certain other restricted payments, incur liens, enter into some transactions with affiliates and consummate asset sales and impose restrictions on our ability to merge or consolidate or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. In addition, credit facilities that we may enter into in the future may contain other and more restrictive covenants, including concerning debt incurrence and the making of capital expenditures and may require us to meet or maintain specified financial ratios and tests. Our ability to meet these financial ratios could be affected by events beyond our control, and no assurance can be given that we will be able to comply with these provisions. A breach of any of these covenants could result in a default under these credit facilities and/or the indentures. If we were unable to repay any of these amounts, the lenders could proceed against any collateral securing the indebtedness, which could include security interests in all of our future accounts receivable and inventory and other assets. If the lenders under potential credit facilities were to accelerate the payment of the indebtedness under these credit facilities, there would be no assurance that our assets at the time would be sufficient to repay in full the indebtedness and our other indebtedness, including the notes.

Telecommunications Regulation

Extensive Regulation--Regulatory matters could impact our ability to conduct our business.

          Existing and future governmental regulation may substantially affect the way in which we conduct business and the procedural and substantive regulatory requirements with which we must comply. These regulations may increase the cost of doing business or may restrict the way in which we offer products and services. There is no way to predict the future regulatory framework of our business. These regulations are summarized in more detail in the section entitled "Regulation."

          United States

          Federal telecommunications law directly shapes the telecommunications market. Consequently, regulatory requirements and/or changes could adversely affect our operations by increasing our costs or restricting the way in which we offer products and services. Federal telecommunications law imposes special legal requirements on "common carriers" who engage in "interstate or foreign communication by wire or radio," and on "telecommunications carriers." The different ways we intend to offer fiber-optic supported services could trigger four alternative types of regulatory requirements: (1) non-communications services, (2) private carrier services, (3) telecommunications services or common carriage and (4) competitive local exchange carrier offerings. The law establishing these alternative regulatory requirements is often unclear, so it is impossible to predict in many instances how the Federal Communications Commission will classify our services. Risks associated with each type of offering are described below.

          Non-communications Services

          The provision of dark fiber can be viewed as a non-communications service in that it is not a service, but rather the provision of a physical facility that is indistinguishable from other non-communications offerings such as the construction of an office building. Many providers of dark fiber are currently operating on the assumption that they are providing unregulated facilities. Nevertheless, the Federal Communications Commission had previously found that when an incumbent local exchange carrier provided dark fiber it was providing a common carrier service. A federal appeals court reversed and remanded this decision to the agency for further proceedings. The Federal Communications Commission's action in response to this remand could affect our position that dark fiber is not a communications service.

          Private Carrier Services

          Even if some of our offerings are treated as communications services, they could be viewed as a private carrier offering. Private carrier offerings typically entail the offering of telecommunications, but are provided to a limited class of users on the basis of individually negotiated terms and conditions that do not meet the definition of a telecommunications service under the Telecommunications Act of 1996. If our services are treated as private carriage, they are generally unregulated by the Federal Communications Commission, but would be subject to universal service payments based on the gross revenues from end users. See "Regulation--United States--Federal--Telecommunications Service--Universal Service." Private carriers may also be subject to access charges if they interconnect with local exchange carriers.

          Telecommunications Services

          Some of our services, such as the provision of bandwidth capacity and lit fiber, may be treated as telecommunications services by the Federal Communications Commission. If any of our services are treated as telecommunications services, we could be subject to a number of new and potentially burdensome regulations.

          The precise parameters of the definition of a telecommunications service are currently unclear. The Federal Communications Commission has held that telecommunications and common carrier services are essentially the same. Some railroad, power and telecommunications providers have asked the Federal Communications Commission to clarify the status of fiber providers. If the Federal Communications Commission decides that these companies are telecommunication carriers, we would be subject to certain regulatory requirements which may impose substantial administrative and other burdens on us. If any of our services are treated as telecommunications services, we may be subject to a number of new and potentially burdensome regulations. These general regulations include the obligation not to charge unreasonable rates or engage in unreasonable practices, the obligations not to unreasonably discriminate in our service offerings, the need to tariff our services (subject to the proceeding described below), the potential obligation to permit others to offer their services for resale under certain circumstances and the fact that third parties may file complaints against us at the Federal Communications Commission for violations of the Communications Act of 1934 or the Federal Communications Commission regulations. Certain statistical reporting requirements may also apply. Telecommunications carriers are also required to interconnect, either directly or indirectly, with the facilities of other telecommunications carriers and to ensure that they do not install network features, functions or capabilities that do not comply with Federal Communications Commission guidelines on accessibility by disabled persons and regulations promoting interconnectivity of networks. In addition, Federal Communications Commission rules require that telecommunications carriers contribute to universal service support mechanisms, the Telecommunications Relay Services fund, the number portability fund and the North American Numbering Plan Administrator fund. Also, the Communications Assistance for Law Enforcement Act requires telecommunications carriers to provide law enforcement officials with call-related information and reserved circuits. We cannot assure you that the cost of compliance with these various programs will not have a material adverse effect upon our results of operations and financial condition and our ability to meet our obligations.

          The continuation of tariff filing requirements for interstate domestic services provided by non-dominant carriers is in dispute. The Federal Communications Commission has ordered that all non-dominant carriers, the classification we would qualify for, may not file tariffs with the Federal Communications Commission for domestic service. The D.C. Circuit has stayed the effect of this decision. Filing tariffs can entail increased costs and may lead to intrusive regulation by the Federal Communications Commission, although to date the Federal Communications Commission has engaged in only minor regulation of non-dominant carriers. On the other hand, if tariffs are no longer required, telecommunications carriers will no longer be able to rely on the filing of tariffs with the Federal Communications Commission as a means of providing notice to customers of prices, terms and conditions on which they offer interstate services, since tariff provisions limit carriers' liability for defects in service and consequential damages from such defects. The Federal Communications Commission has ruled that non-dominant interexchange carriers must post on their Internet web site their rates, terms and conditions for all of their interstate, domestic services if they have an Internet web site. This ruling is to be effective when the decision to mandate de-tariffing takes place. In addition, if tariffs are eliminated, we may become subject to significantly increased liability risks, and there can be no assurance that the liabilities will not have a material adverse effect on our results of operations and financial conditions and our ability to meet our obligations.

          The Federal Communications Commission adopted rules which govern the use of customer proprietary network information by telecommunications carriers. These rules may impede our ability to effectively market integrated packages of services and to expand existing customers' use of our offerings.

          Competitive Local Exchange Carrier Offerings

          It is also possible that some of our lit fiber or bandwidth capacity services could be viewed as the provision of local exchange service. See "Regulation--United States--Federal--Competitive Local Exchange Carrier Offerings." To the extent that any of our offerings are treated as competitive local exchange carrier services, we would also be subject to a number of interconnection obligations under the Telecommunications Act of 1996. We would be required to offer our services for resale at retail prices, provide number portability if technically feasible, provide dialing parity to competing providers and non-discriminatory access to telephone numbers, directory assistance, operator services and directory listings, provide access to poles, ducts, conduits and rights-of-way and establish reciprocal compensation arrangements for the transport and termination of telecommunications. Although competitive local exchange carrier interstate access charges are generally regulated as non-dominant carrier offerings and subject to minimal burdens, the Federal Communications Commission recently adopted a Notice of Proposed Rulemaking that asks whether it should regulate the terminating access charges of such providers.

          The Federal Communications Commission determined that Internet traffic is interstate in nature, not local, and has initiated a proceeding to determine appropriate carrier-to-carrier compensation. At the same time, the Federal Communications Commission declined to overturn a multitude of state decisions requiring incumbent local exchange carriers to pay competitive local exchange carriers compensation for delivering Internet traffic to Internet service providers. To the extent we are treated as a competitive local exchange carrier, this ruling would adversely affect the revenues that we might expect to receive from the carriage of Internet service provider-bound traffic.

          International Facilities

          We are required to obtain regulatory approval to construct and operate facilities used to provide international telecommunications services. If any of our services are treated as international telecommunications services, we may be required to obtain regulatory approvals and file tariffs to offer these international services. Although these facilities authorizations and tariffs are regulated on a streamlined basis subject to minimal regulation, there is a risk that the Federal Communications Commission may deny or place burdensome conditions on authorizations and tariff filings.

          Other Federal Communications Regulations

          With limited exceptions, the current policy of the Federal Communications Commission prohibits incumbent local exchange carriers from lowering prices to certain customers without also lowering charges for the same service to all similarly situated customers in the same geographic area. The Federal Communications Commission, however, modified this constraint on incumbent local exchange carriers who have specified levels of competition from competing local exchange service providers and permit them to offer special rate packages to some customers, as it has done in a few cases, and permit other forms of rate flexibility. The rules contemplate an increasing level of flexibility on a city-by-city basis as competitors have facilities in place to compete for local exchange services in those markets. Once such facilities attain 50% coverage the rules contemplate only minimal regulation of carrier access offerings. This added flexibility could have a material adverse effect on our ability to compete in providing facilities or services that compete with incumbent local exchange carriers interstate access services.

          The Telecommunications Act of 1996 currently requires Regional Bell Operating Companies to obtain Federal Communications Commission authorization prior to providing inter-local area and transport area telecommunications. Bell Atlantic received such authorization for New York in December 1999. It is anticipated that additional Regional Bell Operating Companies may receive authorization in some states to provide telecommunications during 2000. Such authority, if granted, could increase competition from Regional Bell Operating Companies in providing fiber and fiber services, which could adversely affect our business operations.

          The Federal Communications Commission has the responsibility under the Telecommunications Act of 1996 to determine what elements of an incumbent local exchange carrier's network must be provided to competitors on an unbundled basis. In August 1999, the Federal Communications Commission required dark fiber to be offered as an unbundled element. In addition, the Federal Communications Commission had previously allowed state commissions to establish additional unbundling requirements, and some states have required that incumbent local exchange carriers unbundle dark fiber. The decisions by the Federal Communications Commission to require unbundling of incumbent local exchange carriers' dark fiber could increase the supply of dark fiber and decrease the demand for our dark fiber and thereby have an adverse effect on the results of our operations.

          The Federal Communications Commission recently instituted a proceeding that could impose obligations on telecommunication carriers' obligation to provide access to competitors or customers to their wiring located in multi-tenant residential and business buildings. It is unknown at this time how the FCC will rule in this proceeding so it is impossible to evaluate its impact on our operations.

          State Regulation

          Each state in the United States, as well as the District of Columbia and U.S. territories, which are treated as states for the purpose of regulation of telecommunications services, has its own laws for regulating providers of some telecommunications-related services as "common carriers," as "public utilities," or under similar rubrics. We believe that the sale or lease of dark fiber facilities is not subject to this type of regulation in most jurisdictions in which we plan to construct facilities. However, our offering of transmission services, as distinct from dark fiber capacity, likely will be subject to regulation in each of these jurisdictions to the extent that these services are offered for intrastate use, and the regulation may have an adverse effect on the results of our operations.

          Local Regulation

          In addition to federal and state laws, local governments exercise legal authority that may affect our business. For example, some local governments retain the ability to license public rights-of-way, subject to the federal limitation that local authorities may not prohibit entities from entering telecommunications markets. Compliance with local requirements may delay entry and increase our costs of doing business.

          Canada

          Regulation under the Telecommunications Act (Canada)

          We offer fiber capacity to our customers on a sale, grant of indefeasible right of use, lease or swap basis. As a result, we are subject to the provisions of the Telecommunications Act (Canada) and to regulation by Canada's telecommunications regulatory authority, the Canadian Radio-television and Telecommunications Commission. Although we do not believe that these activities are subject to extensive regulation, there can be no assurance that the underlying policies of the Canadian Radio-television and Telecommunications Commission, which generally foster competition in Canada's local and long distance telecommunications services markets, will not change in the future.

          In a 1995 decision, the Canadian Radio-television and Telecommunications Commission concluded that telecommunications services provided by non-dominant carriers should not be subject to extensive regulation. We believe that all of the telecommunications services that we provide qualify under this decision as non-dominant carrier services. As such, we do not believe that our operations in Canada are subject to extensive regulation by the
Canadian  Radio-television  and  Telecommunications  Commission.   However,  the
Canadian Radio-television and Telecommunications Commission's view as to the need for and extent of regulation over non-dominant carriers may change. As a result, there can be no assurance that the regulatory environment in Canada will continue to be favorable to non-dominant carriers. Any change in the Canadian Radio-television and Telecommunications Commission's policies or regulations relating to non-dominant carriers could have a material adverse effect on our business, financial condition and results of operations if, as a result of those changes, our services, rates or operations become subject to greater regulatory oversight and intervention by the Canadian Radio-television and Telecommunications Commission.

          Restrictions on Foreign Ownership

          Under the Canadian ownership provisions of the Telecommunications Act, a "telecommunications common carrier" is not eligible to operate in Canada unless it is owned and controlled by Canadians. Furthermore, no more than 20% of the members of the board of directors of a telecommunications common carrier may be non-Canadians, and no more than 20% of the voting shares of a telecommunications common carrier may be beneficially owned by non-Canadians. In addition, no more than 33-1/3% of the voting shares of a non-operating parent corporation of a telecommunications common carrier may be beneficially owned or controlled by non-Canadians and neither the telecommunications common carrier nor its parent may be otherwise controlled in fact by non-Canadians.

          As we make available the retained fiber in our network in Canada on an indefeasible right of use or lease basis, the operating company is subject to the Canadian ownership provisions of the Telecommunications Act and Worldwide Fiber Inc. is subject to the non-operating parent corporation provisions. Although we believe that we are in compliance with the relevant legislation, there can be no assurance that a future Canadian Radio-television and Telecommunications Commission determination or events beyond our control will not result in us ceasing to comply with the ownership provisions of the Telecommunications Act. Should this occur, our ability to operate under the Telecommunications Act could be jeopardized and our business could be materially adversely affected.

          On October 1, 1998, the Canadian Radio-television and Telecommunications Commission issued Telecom Decision CRTC 98-17, which established a framework for competition in Canada's international telecommunications services market to coincide with the Government of Canada's decision to terminate the monopoly of Teleglobe Canada Inc. over telecommunications facilities linking Canada to overseas destinations. In that decision, the Canadian Radio-television and Telecommunications Commission determined that a party acquiring an indefeasible right of use interest in an international submarine cable would not necessarily fall within the definition of a telecommunications common carrier. As a result, acquirers of indefeasible rights of use in international submarine cables need not be Canadian owned and controlled. However, given the fact that the Canadian Radio-television and Telecommunications Commission's findings in Decision 98-17 were limited to indefeasible right of use interests held in international submarine cables, as well as the fact that indefeasible right of use arrangements can involve varying degrees of ownership and control over fiber facilities, there can be no assurance that holders of indefeasible rights of use acquired in domestic fiber facilities, including those constructed by us, would be exempt from the Canadian ownership provisions contained in the Telecommunications Act.

          Contribution

          The Canadian Radio-television and Telecommunications Commission is considering reform of the current contribution regime. The Canadian Radio-television and Telecommunications Commission's contribution regime was originally established in 1992 as a means of ensuring that rates for local residential telephone service remain affordable. Under the regime, providers of certain types of long distance voice and data services are required to pay a subsidy or "contribution" on each minute of traffic that is originated or terminated on local switched telephone networks or on cross-border or overseas access circuits. These contribution payments are pooled within each incumbent local exchange carriers' territory and are paid out to incumbent local exchange carriers and competitive local exchange carriers serving residential local customers, based on the number of residential network access services they serve and the level of the subsidy available in the rate band being served. On March 1, 1999, the Canadian Radio-television and Telecommunications Commission initiated a proceeding to consider possible reforms to the current contribution mechanism. In the public notice that initiated the proceeding, the Canadian Radio-television and Telecommunications Commission invited interested parties to submit proposals on other mechanisms which could be used to collect contribution. Although this public notice proceeding is not yet closed, some parties in the proceeding have advocated that the current contribution regime be converted to a revenue-based regime under which contribution would be paid on a percentage of a telecommunications service provider's revenues (regardless of the types of services offered by the service provider), rather than on certain types of telecommunications traffic.

          We do not believe that our operations in Canada would be subject to the requirement to pay contribution under the current contribution regime, except with the possible exception of fiber which we may lease on a lit basis.
However, given that the current contribution regime is under review by the Canadian Radio-television and Telecommunications Commission, there can be no assurance that we would be exempt from the requirement to pay contribution in the future, particularly if the Canadian Radio-television and Telecommunications Commission decides to adopt a revenue-based regime.

          Canadian    Radio-television   and    Telecommunications    Commission
          Applications

          On March 19, 1999, we filed an application with the Canadian Radio-television and Telecommunications Commission seeking orders under the Telecommunications Act which would permit us to continue to have access to street crossings and other municipal properties in the City of Vancouver for the purpose of constructing, testing and operating our network facilities within that city. In an answer to our application, the City of Vancouver took the position that we were not eligible to apply to the Canadian Radio-television and Telecommunications Commission for relief under the Telecommunications Act. On the same day, the City filed an application with the Canadian Radio-television and Telecommunications Commission requesting orders which would permit some of the carriers that have obtained indefeasible rights of use from us to continue to construct, operate and maintain those facilities on a zero rate, interim basis until the Canadian Radio-television and Telecommunications Commission has made a determination on the appropriate terms, conditions and compensation that should be payable to the City for the use of municipal property. In a ruling issued on October 27, 1999, the Canadian Radio-television and Telecommunications Commission granted the City's request for an interim order directing each of the carriers that obtained indefeasible rights of use from us to pay the City $1.00 for the right to access the City's municipal property during the period of time before the Canadian Radio-television and Telecommunications Commission makes a determination for the appropriate terms, conditions and compensation that should be payable to the City for the use of municipal property. On December 3, 1999, the Canadian Radio-television and Telecommunications Commission issued a public notice which invited interested parties to comment on what the terms and conditions of access by Canadian carriers to municipal property in Vancouver should be for the purposes of constructing, maintaining and operating transmission lines. We anticipate that the Canadian Radio-television and Telecommunications Commission will render a decision on our March 19, 1999 application against the City at the same time that it renders a decision on the matters raised by its public notice proceeding. Failure to obtain the orders we have requested in our initial application to the Canadian Radio-television and Telecommunications Commission could have a material adverse effect on our business, financial condition and results of operations.

          Other Foreign Regulation

          We have operations based in Canada and anticipate operations in Europe
and  other  foreign   jurisdictions.   We  are  exposed  to  risks  inherent  in
international operations, including the following:

     o    general economic, social and political conditions;

     o the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

     o tax rates in some foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

     o    required  compliance  with a variety of foreign laws and  regulations;
          and

     o changes in United States laws and regulations relating to foreign trade and investment.

Capital Markets

Currency Exchange Rate Fluctuations Could Adversely Affect Our Financial Results

          Fluctuations in foreign currency exchange rates may affect our results of operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of items required in our operations.

Our Class A Non-Voting Shares Have Never Been Publicly Traded and Their Price May Be Volatile


          Prior to the equity offering, you could not buy or sell our Class A Non-Voting Shares publicly. For a discussion of the factors, the underwriters will consider in determining the initial public offering price, see the section of this prospectus entitled "Underwriting." Although an application will be made to list our Class A Non-Voting Shares on the Nasdaq National Market and The Toronto Stock Exchange an active public market for our shares might not develop or be sustained after the equity offering. Moreover, even if such a market does develop, the market price of our shares may decline below the initial public offering price. The market price of our shares could be subject to significant fluctuations due to a variety of factors, including actual or anticipated fluctuations in our operating results and financial performance, announcements of technological innovations by our existing or future competitors or changes in financial estimates by securities analysts.

          Historically, the market price for securities of emerging companies in the communications industry have been highly volatile. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our shares. Furthermore, following periods of volatility in the market price of a company's securities, stockholders of such a company have often instituted securities class action litigation against the company. Any such litigation against us could result in substantial costs and a diversion of management's attention and resources, which could adversely affect the conduct of our business.

Future Sales of Stock May Adversely Affect Our Stock Price

          The market price of our Class A Non-Voting Shares could drop in response to possible sales of a large number of shares in the market after the equity offering or to the perception that such sales could occur. As a result, we may be unable to raise additional capital through the sale of equity at prices acceptable to us. Following the equity offering, we will have approximately shares outstanding, or approximately shares outstanding if the underwriters exercise their over-allotment option in full. Of these shares, persons other than our "affiliates" (as this term is defined under the Securities Act and which includes Ledcor Inc.) may freely transfer the shares sold in the equity offering without restriction or further registration under the Securities Act. We, Ledcor Inc. and our executive officers, directors and substantially all of our shareholders have agreed not to offer, sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette Securities Corporation, subject to some exceptions. See the section of this prospectus entitled "Shares Eligible for Future Sale" for more information.

          We have entered into registration rights agreements with Ledcor Inc., Michels Pipeline Construction Inc., Canadian National Railway Company, the investors in our private placement of redeemable convertible preferred shares, a consultant and certain of our executive officers which in each case enables them to require us to register their shares and to include those shares in registrations of shares made by us in the future. See the section of this prospectus entitled "Share Capital Reorganization and Description of Capital Stock--Registration Rights" for more information.

A Third Party May Be Deterred From Acquiring Us

          Our restated articles of incorporation include provisions that could delay, deter or prevent a future takeover or change in control of our company. These provisions include the disproportionate voting rights of the Class C Multiple Voting Shares (relative to the Class A Non-Voting Shares and Class B Subordinate Voting Shares) to elect the members of our board of directors and the authorization of our board to issue, without stockholder approval, one or more series of Preferred Shares. These provisions may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of our company, even though such a change in ownership would be economically beneficial to our company and our stockholders. See the section of this prospectus entitled "Description of Capital Stock" for more information.

We Do Not Anticipate Paying Cash Dividends

          We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our ability to pay dividends is limited by our debt instruments. See the section of this prospectus entitled "Dividend Policy" for more information.

Investors Who Purchase Class A Non-Voting Shares in the Offering Will Experience Immediate and Substantial Dilution

          If you purchase our Class A Non-Voting Shares in the offering, you will experience immediate and significant dilution in the tangible book value of the shares you purchase. This means that the price you pay will be significantly greater than the net tangible book value of the shares you acquire. This dilution is due to the fact that the effective cash cost to our existing shareholders of the shares they have purchased in the past is significantly less than the price at which our shares being offered to the public in these offerings. See "Dilution."

                                 USE OF PROCEEDS

         The estimated net proceeds from the sale of our Class A Non-Voting Shares are expected to be $ , net of underwriting discounts and other costs and expenses payable by us. We expect our net proceeds from the concurrent debt
offerings to be $ and Euro   ($ ). The closings of the Class A Non-Voting Shares
offering and the debt offerings are not contingent on each other.

          We expect to use the net proceeds from the offerings and funds from operations, primarily to further develop and light our network. We will also seek to identify opportunities to develop new facilities to enable us to provide value added network services such as carrier hotels and other communications services and products.

          We also expect to use a portion of the net proceeds from this offering for future investments, acquisitions or strategic alliances in businesses or assets that are related or complementary to our existing business. However, we cannot assure you that we will successfully complete nor are we presently committed to make any such investments, acquisitions or strategic alliances.

          We will also use these proceeds, borrowings and other funds to fund operating losses, for working capital and for general corporate purposes.

          We currently intend to allocate substantial proceeds to each of the foregoing uses. However, the precise allocation of funds among these uses will depend on future commercial, technological, regulatory and other developments which may affect our business, the competitive climate in which we operate and the emergence of future opportunities. Because of the number and variability of factors that determine our use of the net proceeds of this offering, we cannot assure you that our application of the net proceeds will not vary substantially from our current intentions. Pending these uses, we intend to invest the net proceeds of this offering in short-term U.S. investment grade and government securities.

          Our Hibernia project, which has an estimated total cost of $865.0 million, will be paid for with borrowings under our $565.0 million credit facility and $300.0 million from private equity investors. The Hibernia credit facility will be provided to a group of our subsidiaries and will be non-recourse to us.

          For more information about our anticipated funding sources and our uses of these funds, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 DIVIDEND POLICY

          We have never declared or paid any cash dividends on our shares. We intend to retain any future earnings to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends on our shares for the foreseeable future. In addition, the instruments governing our debt restrict the payment of cash dividends on our shares.



                        DESCRIPTION OF OUR CAPITAL STOCK

          On the closing of the offering, our capital stock will consist of the following classes of shares:

     o    Class A Non-Voting Shares;

     o    Class B Subordinate Voting Shares;

     o    Class C Multiple Voting Shares; and

     o    Preferred Shares, issuable in series.

          We will be authorized to issue an unlimited number of shares of each of the foregoing classes. On the closing of the offering, we will have Class A Non-Voting Shares issued and outstanding, no Class B Subordinate Voting Shares issued and outstanding, Class C Multiple Voting Shares issued and outstanding and no Preferred Shares issued and outstanding.

          Our Class A Non-Voting Shares, Class B Subordinate Voting Shares and Class C Multiple Voting Shares will be identical except that:

     o except in some limited circumstances, each Class A Non-Voting Share is non-voting, each Class B Subordinate Voting Share entitles the holder to one vote and each Class C Multiple Voting Share entitles the holder to ten votes;

     o each Class C Multiple Voting Share is convertible at the option of the holder into one Class A Non-Voting Share; and

     o if the foreign ownership and control restrictions under the Telecommunications Act (Canada) and under any other applicable statute are eliminated, each Class A Non-Voting Share will automatically be converted into one Class B Subordinate Voting Share.

          We have appointed as the transfer agent and registrar for the Class A Non-Voting Shares. For a description of our share capital reorganization which will occur immediately prior to closing and a more detailed description of the rights and attributes of our capital stock, see "Share Capital Reorganization and Description of Capital Stock."

                                 EXCHANGE RATES

          Unless otherwise indicated, all references to "$" or dollars in this prospectus refer to United States dollars and all references to "Cdn.$" refer to Canadian dollars. As of January 21, 2000, the noon buying rate in New York City for cable transfers in Canadian dollars was U.S.$1.00 = Cdn.$1.4397.

          The following table sets forth, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated and the exchange rates at the end of the period indicated for one Canadian dollar, expressed in United States dollars, based on the noon buying rate in New York City for cable transfer payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

                                                                       Year Ended December 31,
                                                      1999         1998         1997         1996          1995

End of Period...............................       1.4455       1.5295       1.4293       1.3706       1.3641
Average for the period......................       1.4945       1.4940       1.3875       1.3560       1.3770
High for the period.........................       1.5470       1.5845       1.4413       1.3865       1.4267
Low for the period..........................       1.4420       1.4037       1.3338       1.3263       1.3270


In this prospectus references to euros are converted to dollars at           .



                                    DILUTION

          As of September 30, 1999, our combined net tangible book value was $ , or $ per share. "Combined net tangible book value per share" represents the total amount of our combined tangible assets, reduced by the amount of total combined liabilities and divided by the number of Class A Non-Voting Shares outstanding. Tangible assets are defined as our combined assets, excluding intangible assets such as goodwill. After giving effect to the equity offering, after deducting underwriting discounts and commissions and estimated expenses, our net combined tangible book value at September 30, 1999 would have been approximately $ , or $ per share. This represents an immediate increase in combined net tangible book value of approximately $ per share to the existing shareholders and an immediate dilution of $ per share to new investors in the equity offering.

          Dilution per share represents the difference between the price per share to be paid by new investors and the net combined tangible book value per share immediately after the equity offering. The following table illustrates the per share dilution as of September 30, 1999.

     Assumed initial public offering price per share.................   $
     Combined net tangible book value before the equity offering.....   $
     Combined increase per share attributable to new investors.......   $
     Adjusted combined net tangible book value per share after the
          equity offering............................................   $
                                                                         -------
     Combined net tangible book value dilution per share to new
          investors..................................................   $
                                                                         =======

                                 CAPITALIZATION

          The   following   table   sets   forth  our   consolidated   cash  and
capitalization as of September 30, 1999 on an actual basis, as adjusted to give effect to:

     o    the issuance of Class A Non-Voting Shares for proceeds of $ ;

     o    the issuance of $ notes in the concurrent debt offerings;

     o the conversion of our redeemable convertible preferred shares into Class A Non-Voting Shares;

     o the acquisition of the Canadian National Railway Company ("CN") and Illinois Central Railroad Company ("IC") minority equity interests;

     o the completion of the $565 million Hibernia bank facility, of which $ has been drawn;

     o the completion of the $115 million senior credit facility (with additional senior secured revolving purchase money facilities of $35 million), of which $ has been drawn;

     o the receipt of a promissory note from one of our executive officers and the issuance of shares to the executive officer; and

     o the issuance of $1.0 million worth of Class A Non-Voting Shares to a consultant.

          This table should be read in conjunction with our consolidated financial statements, including the notes thereto, and the "Unaudited Pro Forma Condensed Consolidated Financial Data" and notes thereto included elsewhere in this prospectus.

                                                                        As of September 30, 1999
                                                                                            Pro forma
                                                                         Actual            As adjusted
                                                                         (Dollars in thousands)
                                                                              (unaudited)

    Cash and cash equivalents.............................              $675,175       $
    Debt (including current portion):
         Hibernia bank facility...........................                --
         12 1/2% senior notes due 2005....................               175,000
         12% senior notes due 2009........................               500,000
         New Notes-$         .............................                --
         New Notes-Euro      ($         )................                --
                                                                     -----------       ----------
         Total debt.......................................               675,000
                                                                     -----------       ----------

    Redeemable convertible preferred shares...............              $345,157       $     --
    Shareholders' equity (1)..............................                30,806
                                                                     -----------       ----------
    Total capitalization..................................           $ 1,050,963       $
                                                                   =============       ==========

-----------------

(1) Does not give effect to Class A Non-Voting Shares reserved for issuance upon exercise of options under our stock option plan.

                             SELECTED FINANCIAL DATA

          We were incorporated on February 5, 1998 and are indirectly a subsidiary of Ledcor Industries Limited ("Ledcor Industries"), one of Ledcor Inc.'s ("Ledcor") subsidiaries. On May 31, 1998 we began our operations after some assets of the telecommunications division of Ledcor Industries were transferred to us. Prior to June 1, 1998, the operations were carried out by the telecommunications division.

          The selected financial data presented below for the year ended March 31, 1996, the five months ended August 31, 1996, the year ended August 31, 1997 and the nine months ended May 31, 1998 of our predecessor, the telecommunications division of Ledcor Industries, are derived from the audited financial statements of the predecessor division, which have been audited by Deloitte & Touche LLP, independent auditors.

          Our selected historical financial data presented for the period February 5, 1998 through December 31, 1998 are derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent auditors. Our unaudited pro forma financial data for the year ended December 31, 1998 are derived from our audited consolidated financial statements, the financial statements of the predecessor division and the consolidated financial statements of Worldwide Fiber (USA), Inc. included elsewhere in this prospectus and give effect to the following transactions as if they had occurred on January 1, 1998:

     o    the   transfer   of   operations   and   assets   to   us   from   the
          telecommunications division of Ledcor Industries;

     o    the acquisition by us of an additional 25% interest in Worldwide Fiber
          (USA), Inc., which increased our interest to 75%;

     o the interest expense on the $175 million senior notes and $500 million senior notes; and

     o the amortization of goodwill arising from the acquisition of the CN and IC minority equity interests.

          The selected historical financial data presented as of and for the periods ended September 30, 1999 and 1998 are derived from our unaudited consolidated financial statements and include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for those periods.

          The unaudited pro forma financial data for the nine months ended September 30, 1999 are derived from our unaudited interim consolidated financial statements for the nine month period ended September 30, 1999 included elsewhere in this prospectus. The unaudited pro forma income statement for the nine months ended September 30, 1999 gives effect to the following transactions as if they occurred on January 1, 1998:

     o    the interest expense on the $500 million senior notes; and

     o the amortization of goodwill arising from the acquisition of the CN and IC minority equity interests.

The unaudited pro forma as adjusted balance sheet data at September 30, 1999 gives effect to the following transactions as if they occurred on September 30, 1999:

     o    the issuance of Class A Non-Voting Shares from proceeds of $ ;

     o    the issuance of $ notes in the concurrent debt offerings;

     o    the acquisition of the CN and IC minority equity interests;

     o the completion of the $565.0 million Hibernia bank facility, of which $ has been drawn;

     o the completion of the $115 million senior credit facility (with additional senior secured revolving purchase money facilities of $35 million), of which $ has been drawn; and

     o the receipt of a promissory note from one of our executive officers and the issuance of shares to the executive officer.

          Our consolidated financial statements and the divisional financial statements of the predecessor division have been prepared in accordance with U.S. GAAP. The results of operations for the predecessor division are not comparable to our results of operations after the reorganization.

          EBITDA presented in the following table consists of net income (loss) before interest expense, net of interest income, income tax expense (recovery), depreciation, amortization of goodwill and income attributable to minority interest. EBITDA is presented because we believe that it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements. It is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally acceptable accounting principles). EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent amounts of funds available for management's discretionary use.

          For purposes of calculating the ratio of earnings to fixed charges, earnings consists of earnings (loss) before equity income, income tax expense (recovery), income attributable to minority interest, amortization of goodwill and fixed charges. Fixed charges consists of interest expensed and capitalized, plus the portion of rental expense which we believe to be representative of interest (assumed to be one-third of rental expense). Pro forma loss for the year ended December 31, 1998 would have been insufficient to cover fixed charges by approximately $74.5 million, and pro forma loss for the nine month period ended September 30, 1999 would have been insufficient to cover fixed charges by approximately $11.9 million.

          Capital expenditures represent actual cash expenditures incurred during the period and do not include acquisitions of assets for non-cash consideration. Route miles represent the number of miles spanned by fiber optic cable owned at the end of the period, calculated without including physically overlapping segments of cable. Fiber miles represent the number of strands of fiber in a length of fiber optic cable owned at the end of the period, multiplied by the length of the cable in miles.

          The following table presents selected consolidated financial data derived from our consolidated financial statements. You should read the following information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.

                                                         SELECTED FINANCIAL DATA
                                            (Dollars in thousands except per share amounts)

                                                                     Worldwide Fiber
                                     -------------------------------------------------------------------------------
                                      February 5,     February 5,       Pro Forma       Nine Months    Pro Forma Nine
                                        1998 to         1998 to        Year Ended          Ended        Months Ended
                                     September 30,    December 31,    December 31,     September 30,   September 30,
                                         1998             1998            1998             1999             1999
                                     -------------    ------------   ---------------   -------------   -------------
Income Statement Data:
Revenue......................         $ 104,819        $ 164,319       $ 207,038        $ 235,138        $ 235,138
Operating expenses:
   Costs.....................            90,909          147,621         182,518          165,263          165,263
   General and administrative             1,318            2,274           8,140           17,263           18,138
   Depreciation..............               260              464             639              871              871
Amortization of goodwill.....                --                            4,875               --            3,656
                                      ---------        ---------       ---------        ---------        ---------
Total operating expenses.....            92,487          150,359         196,172          183,397          187,928
                                      ---------        ---------       ---------        ---------        ---------
Operating income.............            12,332           13,960          10,866           51,741           47,210
Interest expense, net........                --              225          85,352           12,448           49,248
Equity income (loss).........               (48)             928              --               --               --
Earnings (loss) before income            12,284           14,663         (74,486)          39,293           (2,038)
   taxes.....................
Income tax expense (recovery)             5,402            5,643         (26,710)          20,175            3,571
                                      ---------        ---------       ---------        ---------        ---------
                                          6,882            9,020         (47,776)          19,118           (5,609)
Income attributable
   to minority interest......                --               --             464            5,747            3,247
                                      ---------        ---------       ---------        ---------        ---------
Net income (loss)............         $   6,882        $   9,020       $ (48,240)       $  13,371        $  (8,856)
                                      =========        =========       =========        =========        =========
Basic diluted earnings (loss)
   per share ................         $    2.19       $     0.86      $    (3.90)       $    0.05        $   (0.11)

Shares used to calculate
   earnings per share........
   Basic.....................         3,140,871       10,482,089      12,360,578      140,973,458      140,973,458
   Diluted...................         3,140,871       10,482,089      12,360,578      153,116,346      140,973,458

Other Financial Data:
EBITDA.......................         $  12,544        $  15,352       $  16,380        $  52,612           51,737
Capital expenditures.........                --            1,065              --           61,124               --
Ratio of earnings to fixed
   charges...................             374.7x            26.8x             --              2.0x              --

Statement of Cash Flows Data:
Operating activities.........         $      99        $ (13,059)      $      --        $ (38,427)              --
Investing activities.........                --            1,177              --         (229,927)              --
Financing activities.........                --        $ 168,350              --        $ 787,000               --

Operating Data:                                                                                                 --
Route miles..................                --            2,735              --            8,807               --


                                                                                             September 30, 1999
                                                                                          --------------------------
   Balance Sheet Data:                                                                                     Pro forma
                                                                                              Actual     As Adjusted
                                                                                          ----------     -----------
   Cash and cash equivalents..........                                                     $ 675,175      $
   Fixed assets, net..................                                                       107,264
   Total assets.......................                                                     1,216,194
   Total debt.........................                                                       675,000
   Redeemable convertible preferred                                                          345,157
   shares.............................
   Shareholders' equity...............                                                     $  30,806



                                                                       Predecessor Division
                                               ---------------------------------------------------------------------
                                                                     Five Months
                                                                     Ended          Year Ended       Nine Months
                                                 Year Ended        August 31,     August 31, 1997       Ended
                                               March 31, 1996         1996                           May 31, 1998
                                               --------------     -----------     ---------------    ---------------
Income Statement Data:

Revenue.................................         $    3,824        $  7,373          $ 58,008         $    54,634
Operating expenses:
   Costs................................              3,440            5,739            48,474             44,919
   General and administrative...........                 57               91               863                710
   Depreciation.........................                 24               15               112                317
   Amortization of goodwill.............                 --               --                --                 --
                                                 ----------        ---------         ---------        -----------
Total operating expenses................              3,521            5,845            49,449             45,946
                                                 ----------        ---------         ---------        -----------
Operating income........................                303            1,528             8,559              8,688
Interest expense, net...................                 --               15               600                 86
Equity income...........................                 --              --                --                 --
                                                 ----------        ---------         ---------        -----------
Earnings before income taxes............                303            1,513             7,959              8,602
                                                 ----------        ---------         ---------        -----------
Income tax expense .....................                139              686             3,620              3,909
                                                 ----------        ---------         ---------        -----------
Income attributable to minority interest                 --               --                --                 --
                                                 ----------        ---------         ---------        -----------
Net income (loss).......................         $      164        $     827          $  4,339         $    4,693
                                                 ==========        =========         =========        ===========
Other Financial Data:
EBITDA..................................         $      327        $   1,543         $   8,671         $    9,005
Capital expenditures....................                 72              181             1,119              6,828
Ratio of earnings to fixed charges......                24.3x           45.5x             10.3x              17.7x

Statement of Cash Flows Data:
Operating activities....................         $      666        $  (3,078)         $ (3,921)        $   (2,502)
Investing activities....................                (72)            (181)           (1,119)            (6,828)
Financing activities....................               (595)           3,259             5,040              9,330

Operating Data:
Route miles.............................                 --               --             1,090              1,430
Fiber miles ............................                 --               --            22,740             34,320

Balance Sheet Data:
Cash and cash equivalents...............         $       --        $     --          $     --         $       --
Fixed assets, net.......................                 --              464             1,471              7,982
Total assets............................                 --            6,476            32,268             39,549
Total debt..............................                 --            2,067             6,774             10,933
Redeemable convertible  preferred shares                 --               --                --                 --
Shareholder's equity....................                 --            1,473             5,825              8,870


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

          The following should be read along with our Consolidated Financial Statements and the Divisional Financial Statements of the telecommunications division of Ledcor Industries, including the related notes, included elsewhere in this prospectus.

History

          We were incorporated on February 5, 1998, but did not commence operations until May 31, 1998. As of May 31, 1998 we entered into a series of agreements, which we refer to as the reorganization, whereby Ledcor transferred to us the construction equipment, some fiber optic strands and some other assets of Ledcor Industries' telecommunications division. On September 27, 1999, we acquired additional fiber optic network assets from Ledcor. Because this series of transactions was between entities under common control, the assets have been reflected in our financial statements using the carrying amounts recorded in Ledcor's accounts. We believe that the fair market value of the fiber assets we received is significantly greater than their carrying amounts.

          We entered into two construction services agreements in which we agreed to fulfill Ledcor's fiber optic network construction commitments concerning some builds along the Fiber Optic Transmission System ("FOTS") across Canada and the northern United States. In return, Ledcor paid us an amount equal to 115% of our costs. Our obligations under these agreements were substantially performed by January 1999. We also entered into a management services agreement and two employee services agreements with Ledcor. See "Relationships and Related Party Transactions--Transactions with Ledcor--Description of reorganization and related agreements."

          Prior to the reorganization, we were a shell company created for the purpose of continuing the business of Ledcor Industries' telecommunications division and did not have any operations or material assets. Accordingly, two sets of financial information are included in this prospectus. The Divisional Financial Statements of Ledcor Industries' telecommunications division prior to May 31, 1998 reflect the operations of our predecessor as a contractor and network developer for the FOTS. Our Consolidated Financial Statements for the period from the date of incorporation through December 31, 1998 primarily reflect our operating results due to the construction services agreements. Since January 1, 1999, the impact of the construction services agreements has not been significant on our consolidated financial statements.

Revenues and Costs

          Since December 31, 1998 our revenues have been primarily generated from the sale, lease or grant of indefeasible right of use ("IRU") of network infrastructure. We anticipate a significant amount of our future revenues will be derived from providing bandwidth services, including optical channels, private line transmission, virtual voice trunking and packet-based data services including Internet protocol ("IP") transport and Asynchronous Transfer Mode ("ATM"). We anticipate that, as we proceed with the development of our network, the percentage of revenues which we receive from bandwidth services will increase as a percentage of our total revenue and that by 2001 our bandwidth services will provide our largest percentage of revenue on a consolidated basis and be a significant source of income.

          Revenues from construction contracts to develop fiber optic systems are calculated on the percentage of completion basis using the cost-to-cost method over the life of the build. This method is used because we consider costs incurred to be the best available measure of progress of these contracts. We make provisions for all potential losses as soon as they become evident.

          We recognize revenue for co-development agreements on a percentage of completion basis. Following completion of a build, our retained fiber or conduit may be sold, granted through an IRU or leased to a third party. Lease revenues are recognized as earned over the life of the lease.

          In June 1999, the Financial Accounting Standards Board issued Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66." The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease.

          All future sales and grants of IRUs of dark fiber or capacity will be evaluated under the new interpretation. If we do not pass title on the integral equipment pursuant to the agreements related to future transactions involving dark fiber or capacity sales and/or IRUs, or if such transactions otherwise do not meet the criteria in FASB statement No. 66, we will recognize the transfer prices as revenue ratably over the terms of the applicable agreements, rather than when the applicable segments of our network are delivered to, and accepted by, the purchaser. Although the application of the new interpretation may affect the times of recognition of revenue from dark fiber and capacity sales, we expect there will be no effect on our financial position or cash flows from this prospective change in accounting.

          Cost of sales of network infrastructure, particularly dark fiber and conduit, consist of direct costs such as the conduit, fiber optic cable, construction of regeneration facilities, sales and commissions and labor and an allocation of indirect costs such as rights-of-way ("ROW") environmental restoration, equipment costs, insurance and interest charges. Costs of sales of network services include only the direct costs of sales commissions and points-of-presence ("POP") space. Indirect costs of network services are included in general and administrative expenses and depreciation.

Elimination of Minority Interests

          We have recently acquired the minority interest in each of WFI - CN Fibre Inc. and Worldwide Fiber IC Holding Inc. in a cash and share exchange transaction, as a result of which CN acquired Class A Non-Voting Shares. In addition, we have acquired the remaining 25% minority interest in Worldwide Fiber (USA) Inc. from Michels Pipeline Construction Inc. ("Michels") in exchange for Class A Non-Voting Shares.

Results of Operations

Worldwide Fiber Inc.
   Nine Months Ended September 30, 1999 and period from February 5, 1998 to September 30, 1998 (operations commenced June 1, 1998)

          Revenue for the nine month period ended September 30, 1999 was $235,138,100, versus $104,819,000 for the four month period from June 1, 1998 (commencement of operations) to September 30, 1998. Revenue in the current period was primarily derived from sales of conduit and fiber optic strands along segments in the Pacific Northwest, Northeast U.S. and eastern Canada.

          Costs were $165,263,000 (70% of revenue) for the nine month period ended September 30, 1999, versus $90,909,000 (87% of revenue) for the period from June 1, 1998 (commencement of operations) to September 30, 1998. These reflect the costs incurred in development of our network, which include costs related to subcontractors, ROW and equipment purchases.

          Gross profit for the nine month period ended September 30, 1999 was $69,875,000 (30% of revenue), versus $13,910,000 (13% of revenue) for the period from June 1, 1998 (commencement of operations) to September 30, 1998. These increases are due to the higher margins achieved in ownership and development of dark fiber networks, compared to construction services.

          General and administrative expenses were $17,263,000 (7% of revenue) for the nine months ended September 30, 1999, versus $1,318,000 (1% of revenue) for the period from June 1, 1998 (commencement of operations) to September 30, 1998. We have completed a majority of the tasks necessary to perform the transition from Ledcor's management information and accounting systems to our own. General and administrative expenses are expected to continue to increase as we develop our systems, hire additional personnel and implement our bandwidth services strategy.

          Interest expense was $20,468,000 for the nine months ended September 30, 1999 and was principally due to the issue of senior notes in December 1998 and July 1999. Interest income totaled $8,020,000 for this period and arose from the investment of the proceeds of the senior notes in short-term, investment grade securities.

          Income taxes provided for the nine month period ended September 30, 1999 totaled $20,175,000, versus $5,402,000 for the period from June 1, 1998 (commencement of operations) to September 30, 1998. These consist primarily of current taxes arising from our U.S. and Canadian operations.

          Minority interest for the nine month period ended September 30, 1999 totaled $5,747,000 and represents 25% of WFI-USA's and CN's and IC's net income.

Period from February 5, 1998 to December 31, 1998 (Operations commenced June 1, 1998)

          Revenue for the period from February 5, 1998 to December 31, 1998 was $164,319,000. Revenue for this period was principally derived from the construction services agreements to complete the FOTS for Ledcor. This project was completed in January 1999.

          Costs were $147,621,000 for the period from February 5, 1998 to December 31, 1998. Costs reflect primarily the costs incurred in completing the FOTS. Costs as a percentage of revenue for the period were 90%, reflecting the costs incurred plus 15% earned under the construction services agreements. A portion of the costs related to the FOTS were reimbursed without the 15% earned margin, including costs associated with marine subcontractors.

          General and administrative expenses for the period from February 5, 1998 to December 31, 1998 were $2,274,000, representing 1% of our revenues and consisting of the monthly fee of Cdn.$200,000 and direct costs reimbursed by Ledcor under the management services agreement.

          Income taxes for the period from February 5, 1998 to December 31, 1998 of $5,643,000 consist primarily of current taxes arising from our Canadian and U.S. taxes of $2,599,000 and $3,044,000, respectively.

Telecommunications Division -- Ledcor Industries
   Nine Months Ended May 31, 1998

          Revenues generated from contracts for the nine months ended May 31, 1998 were $54,633,888. The revenues for this period were principally derived from developing the FOTS for Ledcor Industries.

          Contract costs were $45,321,566 for the nine months ended May 31, 1998. Contract costs primarily represent the costs associated with engineering, designing and building the FOTS and managing third-party construction contracts. Contract costs as a percentage of revenue for the nine months ended May 31, 1998 were 83%.

          General and administrative expenses for the nine months ended May 31, 1998 were $710,240, representing 1% of revenues for the period. General and administrative expenses for the nine month period ended May 31, 1998 are primarily derived from overhead to accommodate progress on the FOTS and management of builds for third parties.

          Income tax expense (recovery) for the nine months ended May 31, 1998 represents a current expense of $5,509,000 and a recovery, on a deferred basis, of $1,600,000 using an effective tax rate of 45%. As a division, we would not in fact report taxes, but would have been consolidated within the tax return filed by Ledcor Indus-tries. The difference between current tax expense and deferred tax recovery is due to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Telecommunications Division -- Ledcor Industries
   Year Ended August 31, 1997

          Revenues generated from contracts for the year ended August 31, 1997 were $58,007,652. The revenues for this period are principally derived from the commencement of building the FOTS and management of the Alaska Fiber Star build in Alaska.

          Contract costs were $49,184,985 for the year ended August 31, 1997. Contract costs for this period are primarily derived from the costs associated with the engineering, design and building of the FOTS and management of the Alaska Fiber Star build in Alaska. Contract costs as a percentage of revenue for the year ended August 31, 1997 were 85%. Contract revenues and contract costs for the year ended August 31, 1997 increased significantly due to the business in which Ledcor Industries had entered into, which was the building of the FOTS and selling of its components to third parties. This was a different business than the business previously conducted by the telecommunications division in which Ledcor Industries would construct and develop fiber optic systems on a contract basis for specific telecommunications clients. Since this was a new business for Ledcor Industries the gross margin compared to prior years is not comparable.

          General and administrative expenses for the year ended August 31, 1997 were $863,373, representing 2% of revenues for the period. The general and administrative expenses for this period are primarily comprised of the overhead necessary to accommodate the commencement of FOTS and management of the Alaska Fiber Star build in Alaska.

          Income tax expense for the year ended August 31, 1997 represents a current expense of $338,000 and a deferred expense of $3,282,000 using an effective tax rate of 45%. As a division, we would have been included within the tax return filed by Ledcor Industries. The difference between current tax expense and deferred tax expense is due to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Telecommunications Division -- Ledcor Industries
   Five Months Ended August 31, 1996

          Revenues generated from contracts for the five months ended August 31, 1996 were $7,372,942. The revenues for this period are principally derived from the fiber optics development between Calgary and Edmonton, Alberta.

          Contract costs were $5,768,543 for the five months ended August 31, 1996. Contract costs for this period are primarily comprised of the design, engineering and construction costs associated with the development project between Calgary and Edmonton. Contract costs as a percentage of revenue for the five months ended August 31, 1996 were 78%.

          General and administrative expenses for the five months ended August 31, 1996 were $90,993, representing 1% of revenues for the period. The general and administrative expenses for this period are primarily derived from the overhead necessary to commence the Calgary-Edmonton project.

          Income tax expense for the year ended August 31, 1997 represents a current expense of $5,000 and a deferred expense of $681,000, using an effective tax rate of 45%. As a division, we would have been consolidated within the tax returns filed by Ledcor Industries. The difference between current tax expense and deferred tax expense is due to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Liquidity and Capital Resources

          We have an aggressive business plan to build out our network. By the first quarter of 2001, our planned network will consist of approximately 37,800 route miles in North America and Europe including a transatlantic cable. We intend to expand our network including bandwidth services to provide further global connectivity to meet our customers' demands and enable Internet services. Building out the network will require a significant investment in the development of fiber and conduits held for sale, grant of IRU, or lease and the purchase of additional network infrastructure and equipment to establish transmission facilities.

          We estimate that the total cost to develop and light our network is approximately $2.8 billion.

     o We estimate that the total cost to complete and light our network of 24,100 route miles in North America will be $1.6 billion.

     o We estimate that the total cost to complete and light our network in Europe will be $320.0 million. In addition to the sources of funds set forth below, in order to expeditiously build out our network in Europe, we recently signed an agreement with Telia under which we will swap multiple fiber strands on part of our North American network in exchange for multiple strands over approximately 4,000 route miles of Telia's European network.

     o We estimate the total cost of the Hibernia undersea cable project to be approximately $865.0 million. The majority of the cost of the Hibernia undersea cable project is subject to a fixed price contract.

     In order to finance our network development:

     o We have issued $675.0 million of senior notes and plan to issue an additional $1 billion in the concurrent debt offerings.

     o We have issued $345.0 million of redeemable convertible preferred shares to a number of private equity investors. A significant portion of the proceeds from this issuance will fund the equity portion of the Hibernia project.

     o We intend to enter into the $565.0 million Hibernia credit facility. The proceeds of the Hibernia credit facility will be dedicated to building and lighting the Hibernia undersea cable project. The Hibernia credit facility will be provided to a group of our subsidiaries and will be non-recourse to us.

     o We intend to consummate the offering of the Class A Non-Voting Shares with anticipated proceeds of $ .

          Our estimated capital expenditures for our current network development plans for the year ending December 31, 2000 are $1.7 billion, of which approximately $500 million will be used for Hibernia and approximately $1.2 billion will be used for our network. We anticipate that these funding sources will provide us with sufficient capital to complete our terrestrial and undersea networks and to implement our related bandwidth services strategy. However, because the cost of developing our network and implementing our bandwidth services strategy will depend on a variety of factors, many of which are beyond our control, including changes in the competitive environment of our current and planned markets, we expect that our actual costs may vary materially from those currently budgeted. In the event that our actual costs exceed our current budget or we do not have the funds we anticipate, we have the ability to adjust the number or sequence of segments we develop. We anticipate that we will continue to experience negative cash flow (after capital expenditures) as we build out the network which is expected to be completed in the first quarter of 2001.

         In addition to our planned network, we expect to pursue opportunities to expand geographically or enhance the services that we offer our customers. We will also seek to identify opportunities to develop new facilities to enable us to provide value added network services such as carrier hotels and other communications services and products. Accordingly, from time to time we may seek to raise additional capital in the debt and/or equity capital markets prior to completion of our planned network. We cannot assure you that we will be successful in raising the capital necessary for the completion of construction for the remainder of our planned network development, the implementation of our bandwidth services strategy, the Hibernia project or for other opportunities on a timely basis or on terms that are acceptable to us, or at all.

          At September 30, 1999, we had working capital of $816.1 million, including $675.2 million in cash or cash equivalents. Cash used in operations during the nine months ended September 30, 1999 totaled $38.4 million. We also intend to enter into a senior secured credit facility of up to $115.0 million, with additional senior secured revolving purchase money facilities of $35 million, to fund working capital and for general corporate purposes.

Accounting Pronouncements

          We adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5) effective January 1, 1999. SOP 98-5 requires that all start-up costs be expensed and that the effect of adopting SOP 98-5 be reported as the cumulative effect of a change in accounting principle. The effect of adopting SOP 98-5 on our results of operations was immaterial.

          We adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," during the fourth quarter of 1998. SFAS No. 131 established standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts and for hedging activities. We do not expect the adoption of SFAS No. 133 to have a material impact on our consolidated financial statements.

          In June 1999, the Financial Accounting Standards Boards (FASB) issued Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66." The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease. After June 30, 1999, the effective date of FASB Interpretation No. 43, sales-type lease accounting will only be appropriate for dark fiber and capacity leases where title under the lease is transferred to the lessee or if the agreement was entered into after June 30, 1999. Transactions will be accounted for as operating leases where title is not transferred to the lessee.

Market Risk Disclosures

          Interest Rate Risk

          We have interest rate risk exposure related to our senior notes, which have a fixed interest rate. The notes will be subject to interest rate risk resulting from a future decrease in interest rates on obligations with comparable terms below the interest rate on the senior notes. We currently do not mitigate the risk of interest rate movements through the use of interest rate swaps or other derivative instruments. However, subsequent to the offering we may choose to manage our risk associated with interest rate movements through an appropriate balance of fixed and variable rate obligations. To maintain an effective balance of fixed and variable obligations, we may elect to enter into specific interest rate swaps or other derivative instruments as we deem necessary. The senior notes pay interest at fixed rates.

The table below provides information about our senior notes.

                                                                Expected Maturity Date
                                  -----------------------------------------------------------------------------------
                                                                                     There-                  Fair
                                   2000      2001      2002      2003      2004      after       Total       Value
                                  -------  --------  --------  --------  --------  ---------   ---------   ----------
                                                                  (Dollars in millions)
Senior Notes
   Due December 15, 2005         $    -     $   -    $   -     $   -     $   -    $175.0       $175.0         $184.6
   Fixed Rate                    12.5%      12.5%    12.5%     12.5%     12.5%     12.5%            -              -

   Due August 1, 2009                 -         -        -         -         -    $500.00      $500.0         $516.3
   Fixed Rate                    12.0%      12.0%    12.0%     12.0%     12.0%     12.0%            -              -
                                 ------     ------   ------    ------    ------    ------      ------        -------
                                 $    -     $    -   $    -    $    -    $    -   $675.0       $675.0         $700.9
                                 ======     ======   ======    ======    ======    ======      ======        =======

          The senior notes are comprised of $175.0 million 12.5% notes due December 15, 2005 with interest paid semi-annually and $500.0 million 12.0% notes due August 1, 2009 with interest paid semi-annually. These senior notes have provisions which, in certain circumstances, permit or oblige us to redeem all or part of the notes before their redemption dates.

         Foreign Currency Risk

          We presently do not utilize derivative or other financial instruments to hedge the risk associated with the movement in foreign currencies. However, management continually monitors fluctuations in these currencies and will consider the use of derivative financial instruments or employment of other investment alternatives if cash flows or investment returns so warrant.

                                    BUSINESS

          We are a leading independent, facilities-based international provider of fiber optic communications network products and services. By the first quarter of 2001, our network will consist of approximately 37,800 route miles in North America and Europe including a transatlantic cable. We intend to expand our network to provide further global connectivity. In addition, we will continue to develop bandwidth and other Internet enhancing services on our network to meet our customers' demands. Our network's design uses state-of-the-art optical technologies that we believe greatly reduces complexity and cost while allowing us to offer increased reliability and a wide range of products and services. Our network is scheduled to be completed by the first quarter of 2001.

          Our network consists of fiber optic assets and capacity that we have installed or acquired from other developers and carriers through swaps or purchases along diverse ROW. Our network in North America is expected to cover approximately 24,100 route miles, of which more than 12,000 route miles have been developed to date, encompassing both long-haul and intra-city route miles and providing connectivity between approximately 50 major population centers. Our network in Europe is expected to cover approximately 6,100 long-haul route miles between approximately 20 major population centers, assuming the exercise of an option we have. Our 7,600 route mile transatlantic cable will be a 1.92 terabits per second ("tbps"), high-capacity, self-healing ring that will connect landing sites in Boston, Halifax, Dublin and Liverpool to serve the continuing growth of demand for bandwidth in the transatlantic market. In addition to expanding our North America and Europe and our Hibernia undersea cable (which will comprise an aggregate of more than 1.1 million fiber miles) to more population centers, we are reviewing opportunities to expand the geographic reach of our network to have transpacific connectivity and extend into Asia and Latin America. We will also consider building additional city rings in the major population centers reached by our network.

We believe that there is growing demand for fiber optic capacity to transmit high-bandwidth data, voice and video. This growing demand is being accelerated by improvements in "last mile" technology such as digital subscriber line ("DSL") fixed and third generation ("3G") wireless access and cable modems. In this changing market environment, we believe that we are in a favorable competitive position to satisfy this demand relative to other service providers due to our low-cost structure. Our market position and operating flexibility has allowed us to achieve a low-cost structure by utilizing:

     o    our construction skills;

     o    co-development and swaps along some corridors of our network;

     o the use of equity as payment for important elements such as bulk rights-of-way; and

     o optical design and technologies which eliminate layers of equipment traditionally required to support legacy systems.

          Our  current  and  targeted   customers   include  new  and  incumbent
telecommunications service providers ("TSPs"), Internet service providers ("ISPs"), application service providers ("ASPs") and large organizations ("LORGs") with enterprise network needs. We believe that these customers have a limited choice of independent service providers capable of offering high-capacity, reliable, secure and cost-effective services, including enabling Internet services, between major population centers in North America and Europe. As a result, we believe that our targeted customers will buy services from us rather than purchase them from another source or build these service capabilities themselves. To meet our customers' demands, we offer a wide range of services on a scalable basis, across an extensive geographic network. Our services include:

     o    bandwidth   services--optical  channels,  private  line  transmission, packet-based data services such as IP transport and ATM, and virtual voice trunking; and

     o network infrastructure--dark fiber and conduit for sale, grant of IRU or lease and construction services supporting the development of our network.

          We also intend to expand our business to include:

     o facilities such as carrier hotels that will enable us to provide services like co-location, applications hosting, electronic commerce support and web hosting;

     o network services such as video transport services, independent Internet access for transport and peering, and management services to allow carriers to migrate from circuit-switched technologies to packet-based technologies.

          We plan to realize the value of the network through managed bandwidth services and the sale, grant of IRU, lease or swap of dark fiber and conduit. We are adding the necessary transmission equipment to enable us to provide bandwidth services and other value-added services to carriers and other service providers along segments of our network. We intend to enhance the connectivity of the network and satisfy customer demand through purchases, leases and swaps of bandwidth and through joint ventures.

Market Opportunity

          Our  network  is  designed  to  provide  our  customers  with  secure, independent transmission facilities and sufficient capacity on a local, regional, national or international basis to accommodate their increasing demand and plans for expansion. According to The Yankee Group and other industry sources, growth in the high-bandwidth telecommunications industry is expected to continue due to a number of factors, which include:

     o Innovations and advances in transmission technology. Technological innovations continue to increase the capacity and speed of advanced fiber optic networks while decreasing the cost of transmission allowing for continued growth in Internet usage and increases in the number of network users. This increased capacity and speed has resulted in the development of bandwidth-intensive applications. Improvements in "last mile" technology, such as DSL, cable modems and fixed and 3G wireless access are contributing to the significant increase in the number of subscribers using such applications. In addition, the anticipated proliferation of wireless Internet and data technologies and devices such as 3G broadband technology are also expected to contribute to increases in demand for bandwidth.

     o Increasing demand for high-bandwidth applications, largely driven by the increase in Internet traffic. There has been, and according to the Yankee Group there will continue to be a significant growth in demand for Internet, local loop data, video services and long distance. The increase in computer power and usage, as well as the continued demand for and development of faster Internet connection speeds, are driving significant increases in communications use for Internet and data services.

     o Deregulation of the telecommunications industry, which has resulted in a proliferation of service providers. The telecommunications industry continues to experience liberalization on a global basis. Our high-bandwidth platform allows both new entrants to compete in this market and existing service providers to expand into new markets.

Business Strategy

          We believe that demand for high-bandwidth data transmission capacity from TSPs, ISPs, ASPs and LORGs with enterprise network needs will increase substantially over the next several years. The key elements of our business strategy to exploit the growing demand for bandwidth are to:

          Provide high-bandwidth connectivity between major global population centers. The footprint of our network is designed with the input of our customers and, when complete, our combination of terrestrial and undersea fiber networks will allow us to offer our customers seamless and scalable connectivity between major population centers in North America and Europe, areas in which bandwidth demand is high and is expected to grow rapidly. We are currently considering adding transpacific connectivity and extending our network into Asia and Latin America. We will also consider building additional city rings in the major population centers reached by our network.

         Develop and operate a technologically advanced, high-capacity, low-cost network. We design our network with the most advanced commercially available technology to provide the highest levels of reliability, security and flexibility demanded by our customers. Generally when we commence construction to add to our network we do so after we have pre-sold sufficient strands and conduit to cover approximately 50% of our anticipated cost of that segment, thereby reducing capital risk and creating a low-cost position relative to our competitors. In some segments we may seek a co-developer to fund a portion of the project in exchange for receiving fiber or conduit assets. In appropriate circumstances, the strategic nature of a segment may cause us to retain a higher percentage of fiber and conduit, and associated costs, for our own account. We believe that our network will have a low-cost basis relative to other telecommunications carriers for the following reasons:

     o Our sophisticated network architecture based on DWDM optics and packet switching reduces the complexity and the number of component systems that were previously required to deliver voice, Internet and data services. This simplified approach reduces our capital expenditures and operating expenses relating to billing support, program manage-ment and systems support.

     o Our policy of installing multiple fibers per route mile and spare conduits reduces the per fiber mile cost to construct, operate and upgrade our network.

     o Some of our current ROW, licenses, permits and franchises are valuable assets that would be costly and difficult for others to procure or replicate in the future.

     o Our policy is to retain fiber assets for our own use along routes where we complete third-party construction.

          Our low-cost position should allow us to remain price competitive with other providers of broadband communications infrastructure and Internet connectivity services while sustaining margins and providing customers a cost-effective alternative to constructing their own networks.

          Extend the reach of our network through development and swaps of fiber and capacity. We plan to continue to develop our network to extend its connectivity to major global population centers. For example, we have recently entered into a joint build agreement with Telewest in the United Kingdom. Further, we intend to continue to explore strategic opportunities and the use of swaps of fiber and capacity to extend the reach of our network at a low incremental cost. Our recent agreement with Telia to expand our network footprint in Europe through a fiber swap is an example of this strategy.

          Expand our marketing capabilities. We are focused on providing our broadband fiber network and bandwidth services to TSPs, ISPs, ASPs and LORGs with enterprise network needs. In North America, our customer relationships are cultivated and maintained by our direct sales force and marketing staff. We intend to expand our European sales and marketing efforts by hiring additional managers and salespeople in new regional European sales offices by the end of the year.

          Increase the number of products and services that we offer. We offer our customers managed bandwidth services and the flexibility to control their own service platforms. We plan to develop an extensive range of innovative products and services which will use our state-of-the-art IP-based network infrastructure. We also intend to expand our business to include carrier hotels that will enable us to provide services such as applications hosting and electronic commerce services, as well as web hosting and co-location services.

          Capitalize on management experience and relationships and pursue additional strategic alliances. We have assembled and will continue to build a strong management team and board of directors with communications expertise and extensive experience in network design, construction, operations and sales. Members of our board of directors and our new Chief Executive Officer, Gregory Maffei, have extensive experience in initiating, pursuing and implementing strategic alliances in communications and technology industries. We will pursue additional strategic alliances with communications providers that have high-bandwidth needs and are willing to offer us long-term, high capacity commitments for traffic on our network. Such strategic alliances could also allow us to combine our capabilities with those of our strategic alliance partners and thereby offer our customers additional products and services.

The Network

          Our network will cover approximately 37,800 route miles and will encompass long-haul and intra-city routes and a transatlantic fiber optic cable. Our network consists of fiber optic assets and capacity that we have installed or acquired from other developers and carriers through swaps or purchases along diverse ROW. We intend to expand our network including bandwidth and other Internat enhancing services to provide further global connectivity to meet our customers' demands and in response to our needs for connectivity for our telecommunications business.

North America

          In North America, our network is expected to cover approximately 24,100 route miles, encompassing both long-haul and intra-city route miles by the first quarter of 2001. We intend to further develop, swap or purchase additional long-haul route miles and intra-city rings in North America. The footprint will consist of the following:

     o a North American long-haul fiber optic network including: (1) three primary east-west routes and (2) three primary north-south routes, running along the West Coast, the Mississippi River Valley and the East Coast. Our network in North America will serve approximately 50 major population centers; and

     o a series of intra-city networks in Toronto, Vancouver, Montreal, Ottawa and Calgary, in addition to the city ring currently under construction in Seattle.

Europe

          In Europe, our network is currently expected to cover approximately 6,100 long-haul route miles (assuming, with respect to 1,300 route miles, the exercise of an option that we have) providing connectivity between approximately 20 major population centers by the first quarter of 2001.

          The  fiber  we  acquired   via  the  Telia,   Telewest   and  Carrier1
transactions places our assets in seven European countries. The planned footprint will consist of five rings connecting the following cities:

     o Liverpool, Manchester, Birmingham, Bristol, London, Cambridge and Sheffield;

     o    London,  Paris,  Strasbourg,   Frankfurt,   Dusseldorf,   Hamburg  and
          Amsterdam;

     o    Hamburg, Kolding and Copenhagen;

     o    Copenhagen, Stockholm and Oslo; and

     o    Frankfurt, Stuttgart, Munich, Dresden, Berlin, Hamburg and Cologne.

         These routes will be acquired through the following agreements:

     o Telia. In December 1999, we signed a contract with Telia under which we will swap for a twenty-year period an IRU for multiple fiber strands on part of our North American network in exchange for an IRU for approximately 4,000 route miles of multiple fiber strands of Telia's European network covering Germany, France, the United Kingdom, the Netherlands, Denmark, Sweden and Norway. The contract contemplates that we will deliver fibers to Telia by the end of the first quarter of 2001 and Telia will deliver the fibers to us by the end of the fourth quarter of 2000. In addition, we will provide each other with co-location services, regeneration sites, points of presence in main cities and operations and maintenance services.

     o Telewest. In December 1999, we signed a co-development agreement with Telewest to provide us with multiple conduits on an approximate 780 mile ring network which will connect Liverpool to London via Manchester, Birmingham and Bristol and via Sheffield and Cambridge. In addition, we have an option to require Telewest to provide access to existing dark fiber on two diverse routes connecting Liverpool to London on a backup network with common regeneration sites if the co-development assets are not delivered on schedule.

     o Carrier1. In December 1999, we signed a contract with Carrier1 enabling us to order wholesale capacity on their network connecting London to 18 major population centers beginning March 1, 2001. In addition, the contract provides us with the option to acquire dark fiber strands in Germany and/or wavelengths in France.

Hibernia Undersea Cable

         Our 7,600 route mile transatlantic cable project will be a 1.92 tbps, high-capacity, self-healing ring that will connect landing sites in Boston, Halifax, Dublin and Liverpool. In June 1999, we entered into a turnkey supply agreement with Tyco Submarine Systems Ltd. ("Tyco") whereby Tyco will serve as the primary contractor for Hibernia, taking responsibility for the design, construction, installation and testing of the cable. Tyco is a leading supplier of undersea communications systems and services to various projects around the world. Hibernia's self-healing ring design will have a capacity of 1.92 tbps on each segment using 4 fiber pair with state-of-the-art, 48-wavelength technology on each fiber pair. Tyco is required to complete and deliver our Hibernia undersea cable by the first quarter of 2001.

Future Network Development

          We believe that there may be opportunities in North America and Europe to further develop our network. In addition to expanding our network through North America and Europe and our Hibernia undersea cable (which will comprise an aggregate of more than 1.1 fiber miles) to more population centers, we are reviewing opportunities to expand the geographic reach of our network to have transpacific connectivity and extend into Asia and Latin America. We will also consider building additional city rings in the major population centers reached by our network. We believe that these further developments will enhance the connectivity and value of our network.

Network Development Plan

         We expect to complete the development of our currently planned network in 2001. Although the following table summarizes our current plans for completing the terrestrial network, the segments, actual route miles, scheduled completion dates and proposed participants/co-developers/swaps/joint ventures listed below may change due to market and other circumstances, some of which may be beyond our control:

         North America

          --------------------------------------------------------------------------------------------------------------------------
                                               Completed Route
                                                 Miles as of       Scheduled                                 Proposed Participant/
                                   Estimated     December 31,      Completion         Major Population      Co-developer/Swaps/Joint
                 Segment          Route Miles        1999             Date           Centers Connected               Ventures
          --------------------------------------------------------------------------------------------------------------------------
          Transcontinental FOTS:     5,068          5,068       Complete         Vancouver, Edmonton,       Call-Net, Bell Canada
                                                                                 Calgary, Winnipeg,         and AT&T Canada
                                                                                 Minneapolis, Chicago,
                                                                                 Toronto and Detroit
          --------------------------------------------------------------------------------------------------------------------------
          Canada Build:              2,050          1,243       Fourth Quarter   Edmonton, Winnipeg and     Telus
                                                                2000             Toronto
          --------------------------------------------------------------------------------------------------------------------------
          West Coast Build:          4,102          1,286       Fourth Quarter   Edmonton, Vancouver,       Telus, Call-Net, FTV,
                                                                2000             Seattle, Portland,         GST, Level 3,
                                                                                 Sacramento, Los Angeles,   Metromedia, NEXTLINK,
                                                                                 San Diego, Phoenix and     Qwest, Williams
                                                                                 San Antonio                Communications,
                                                                                                            Caprock, Enron and
                                                                                                            Telia
          --------------------------------------------------------------------------------------------------------------------------
          Northeast Build:           3,314          1,611       Fourth Quarter   New York, Boston,          AT&T Canada, Telus,
                                                                2000             Buffalo, Albany, Detroit,  CN, Level 3, Williams,
                                                                                 Toronto, Montreal, Quebec  Telia, Enron, Qwest
                                                                                 City and Halifax
          --------------------------------------------------------------------------------------------------------------------------
          East Coast Build:          3,616          2,601       First Quarter    New York, Washington DC,   Metromedia and Qwest
                                                                2001             Atlanta, Jacksonville,
                                                                                 Memphis, Miami and New
                                                                                 Orleans
          --------------------------------------------------------------------------------------------------------------------------
          Central Build:             1,120            -         Fourth Quarter   Chicago and New Orleans    Enron
                                      2000
          --------------------------------------------------------------------------------------------------------------------------
          Mid-America Build:         4,330           408        First Quarter    Chicago, Denver, New       Pathnet, Telia, Enron
                                                                2001             Orleans, Omaha and
                                                                                 Sacramento, Salt Lake City
          --------------------------------------------------------------------------------------------------------------------------
          Intra-City Networks:        511             -         Fourth Quarter   Calgary, Montreal,         GST, Level 3,
                                                                2000             Ottawa, Seattle, Toronto,  Metromedia, Qwest and
                                                                                 Vancouver and Edmonton     NEXTLINK
          --------------------------------------------------------------------------------------------------------------------------
          Total Route Miles         24,111          12,217
                                    ======          ======
          --------------------------------------------------------------------------------------------------------------------------

         Europe and Hibernia

    -----------------------------------------------------------------------------------------------------------------

                                                  Scheduled                                  Proposed Participant/
                                   Estimated      Completion         Major Population      Co-developer/Swaps/Joint
              Segment             Route Miles        Date           Centers Connected                Ventures
    -----------------------------------------------------------------------------------------------------------------
    UK                                796      Third Quarter    London, Liverpool,         Telewest, Telia
                                               2000             Manchester
    -----------------------------------------------------------------------------------------------------------------
    Germany                          2,612     Second Quarter   Strasbourg, Frankfurt,     Telia, Carrier1
                                               2001             Hamburg, Munich,
                                                                Dusseldorf
    -----------------------------------------------------------------------------------------------------------------
    Holland/France                   1,053     Fourth Quarter   Amsterdam, Paris           Telia
                                               2000
    -----------------------------------------------------------------------------------------------------------------
    Scandinavia                      1,628     Fourth Quarter   Copenhagen, Stockholm,     Telia
                                               2000             Oslo
    -----------------------------------------------------------------------------------------------------------------
    Hibernia (transatlantic)         7,600     First Quarter    Dublin, Liverpool,        --
                                               2001             Boston, Halifax
    -----------------------------------------------------------------------------------------------------------------
    Total Route Miles               13,689
    -----------------------------------------------------------------------------------------------------------------

Products and Services

          We believe that our customers have a limited choice of independent service providers capable of offering high-capacity, reliable, secure and cost-effective services on a point-to-point basis between major population centers in North America and Europe. To meet our customers' demands, we offer a wide range of services on a scalable basis, across an extensive geographic network, including:

Bandwidth services

          The services we offer through our sale of bandwidth capacity include:

          Optical Transmission Services. Dense wave division multiplexing ("DWDM") technology in our network allows us to sell a customer exclusive long-term use of a portion of the transmission capacity of a fiber optic strand rather than the entire strand. We expect to be able to derive up to 160 individual wavelength channels at either OC-48 or OC-192 per fiber pair. A purchaser of a wavelength may install its own switching and routing equipment and has the choice of installing its own protection equipment or use optical protection supplied as part of our service. We offer the following services:

     o    transparent OC-48 and OC-192 under IRU or lease;

     o    optical ring protection; and

     o    linear routes available, with add/drop along routes available.

          Private line transmission. We offer fixed amounts of point-to-point connectivity. Our service has an advantage due to a low price point and flexible commitment levels with higher reliability than is currently available on traditional multiplexed services. We will offer these services through the sale or lease of transparent connectivity up to OC-12.

          Packet-based data services (IP Transport and ATM). We offer customers variable capacity across our network to connect multiple service locations into a single "Virtual Network" specific for each customer. Specific packet-based services include ATM and IP transport.

          Our ATM service includes:

     o    DS-3 to OC-48 interface rates;

     o    all 5 classes of ATM service; and

     o switched virtual circuits available on customer premises equipment edge.

         Our IP transport includes:

     o protocol supports including Private Network to Network Interface ("PNNI"), ATM and packet over synchronous optical network technology ("SONET");

     o    nodes in all major Internet-network access points; and

     o IP voice and modem transport and distribution, including virtual switching and compression.

          Virtual voice trunking. We offer customers voice trunking services that can be configured for sale as minutes of use. These services enable these customers to originate and terminate long distance telephone calls connecting to local exchange carriers ("LECs") with switched transport through our network. In addition, we will provide our customers service on an as needed basis with simple billing. The services we intend to offer include:

     o    DS-1 to OC-3 structured services;

     o    DS-0 switching and billing for usage;

     o    transparent local interface;

     o    SS7 signaling transport; and

     o    advanced services, including compression.

Network Infrastructure

          Dark fiber and conduit for sale or grant of IRUs. During the pre-development and development stages of the network, we generally enter into contracts with participants for the sale, lease or grant of IRUs for dark fiber or conduit along one or more segments of the network. A typical contract for sale currently provides for a sale price of $1,500 to $3,000 per fiber mile (depending on geography and number of strands bundled together in the sale) and requires a deposit upon execution of the contract. See "Risk Factors--Pricing Pressures." Upon completion of the build, the participant is usually entitled to a short period of time to test the system specifications and inspect the shelters and other facilities (generally 15 to 20 days) prior to paying the balance of the purchase price. In the case of a sale, title to the fiber or conduit passes to the participant. An IRU is a long-term right of use, usually of 10 to 20 years, with an option period for the user to renew at lower rates. At the end of an IRU title may be passed to the user. The present value of the initial contract term and extensions of an IRU usually equates to the comparable sale price per fiber mile, which amount is generally paid in full at commencement of the IRU.

          Dark fiber and conduit for lease. We lease dark fiber or conduit for a term less than the period for which IRUs are typically granted. Leases are normally structured with monthly payments over the term of the lease. We generally realize a premium in lease pricing for bearing the risk that the lease will not be renewed for the balance of the life of the asset.

          Construction services supporting the development of our network. We are continuing to construct and maintain fiber optic networks for third parties on a contract basis. We focus on projects where we can retain fiber or conduit assets on routes that complement and reduce the costs of completing the network or where our construction services are connected to a sale of network capacity.

Customers

          We are focused on providing our broadband fiber optic network and bandwidth services to TSPs, ISPs, ASPs and LORGs with enterprise network needs. Typical targeted customers include a broad range of companies, such as:

     o    long distance companies;

     o    incumbent local exchange carriers;

     o    competitive local exchange carriers;

     o    multi-service operators; and

     o    local multipoint distribution service providers.

          Customers typically buy or lease fiber optic capacity with which they develop their own communications networks or satisfy a need for redundant capacity. The network provides such customers with a low-cost alternative to building their own infrastructure or purchasing metered services from communications carriers. Our customers can buy or lease fiber optic capacity on a segmented basis or along our entire network.

Sales and Marketing

     We are building a highly motivated and experienced direct sales force and customer care organization designed to capture new customers and to increase our volume of business with existing customers. Because our target customers are other TSPs, ISPs, ASPs and LORGs with enterprise network needs, our sales and marketing departments are focused and small compared to competitors that have a broader retail strategy. Our direct sales organization consists of senior level management personnel, experienced sales representatives and sales engineers. Our sales force is made up of individuals with strong communications and technical backgrounds which allows us to meet the needs of our target customers. Direct sales tactics include direct contacts with targeted ISPs and other potential corporate accounts by our sales representatives and engineering support. In addition to helping to generate initial sales, the sales engineer is responsible for ongoing technical support and identifying new revenue opportunities with existing customers. Our sales and marketing organization is segmented geographically between North America, Europe and undersea to ensure they are able to meet the specific needs of their target customers. We believe that the relationships established by our sales team and management result in interactive exchanges that help us to design and market our products in response to the needs of our potential customers.

         We believe that our new Chief Executive Officer brings additional valuable relationships and contacts in the computer services, Internet, media and financial communities in addition to traditional communications carriers that will allow us to more easily gain access to these markets.

         North America

         Our North American sales and marketing organization is divided into two groups to meet the specific needs of our bandwidth customers and network infrastructure customers.

         Bandwidth Services. Our strategy is to target customers who have a need for bandwidth services in areas covered by those portions of our network on which we initially will be installing transmission equipment. We market a broad and technically advanced range of bandwidth products and services. Consequently, we are developing a dedicated sales and marketing team with the necessary technical expertise.

         We commenced marketing our bandwidth services in the second quarter of 1999 to targeted customers through a number of focused direct sales methods. Our experienced sales team will qualify potential customers from their personal contacts and direct sales efforts. In addition to our direct sales efforts, we identify highly qualified prospective bandwidth customers through our network infrastructure sales and marketing efforts. We also receive referenced introductions from our suppliers when bandwidth requirements are identified while they are making customer contacts in the process of doing their business.

         Network Infrastructure. Our strategy is to market to customers on a local, regional and national basis. We market participation in infrastructure segments of our network through personal contacts and relationships with prospective customers, which consist primarily of large telecommunications companies. We believe that we are known to most of our target customer group and that we have good relations with them.

         Our current targeted customer base is comprised of approximately 200 companies. Most of our marketing and sales team have prior industry experience with these companies, including MCI WorldCom, Inc. ("MCI WorldCom"), Sprint Corporation ("Sprint"), AT&T Corp. ("AT&T"), KPNQwest N.V. ("KPNQwest") and US West. In addition, as a result of our more than ten years of experience in constructing fiber optic networks, our management also has long-standing relationships in the telecommunications industry. We are also able to identify potential participant and co-development customers that initially approach us because of our reputation and experience in the design, construction and development of fiber optic facilities.

         Europe

         Bandwidth Services. Our strategy in Europe is to target customers by specific geographic regions who have a need for bandwidth services in areas covered by those portions of our network. In Europe, we intend to build out separate sales and marketing organizations by region to enable us to address the specific market, product and regulatory needs of our customers. Initially, we intend to have regional offices in England, France, Germany and Scandinavia and will add additional offices as we expand our European network. Each sales and marketing managing director will report directly to our head of European sales and marketing who will be responsible for coordinating our European efforts with our North American and transatlantic teams. This structure will allow us to provide our customers seamless service from anywhere in Europe to anywhere in North America.

         Hibernia Undersea Cable

         Our Hibernia cable project was designed to be responsive to potential customers' concerns, including the offer of diverse routes and landing sites, protected capacity on two separate cables, seamless city-to-city availability using our extensive backhaul terrestrial network and a firm, near-term delivery date. In North America we have teams segregated by service provision type and in Europe geographically by country. We are currently developing our sales organization in the United States and Europe to market and distribute capacity on our cable. In addition to our direct sales efforts, we have received referenced introductions from our suppliers.

         Our pricing strategy is to offer capacity at the lowest cost in the market to our initial customers and reflects our belief that large buyers of capacity will seek significant discounts and flexible payment terms in order to contract for purchases prior to the ready-for-service date. We are offering a program which gives initial buyers of capacity the option to make additional purchases on system upgrades, at a cost which is a significant discount to current market prices. Similarly, our proposed pricing of ongoing operations and maintenance services reflects significant volume discounts and lower prices for upgrade capacity versus the flat unit pricing traditionally offered in the marketplace.

Network Design and Infrastructure

         Our network utilizes state-of-the-art technologies based on DWDM optics and packet-switched routing. This approach greatly reduces the complexity and number of component systems that previously were required to deliver voice and data services. Our network has the following characteristics:

         Advanced Fiber Optic Cable. Our network benefits from technologically advanced fiber optic cable, including Corning E-leaf and single mode fiber that allows us to expand our DWDM system to maximize the potential of DWDM technologies.

         Dense Wave Division Multiplexing. DWDM allows for increased network capacity through the transmission of multiple waves of light over a single fiber optic strand. Our DWDM optical system electronics are installed in shelters and POPs in carrier interconnect locations along the route. Each route includes several spans that are comprised of optical terminals at the ends of the span and a combination of optical line amplifiers, electrical signal regeneration and optical add/drop terminals to complete the path. Each system operates on a single fiber providing bi-directional transport of up to 160 channels of OC-192 (10 gbps) wavelengths. The current network plan calls for a minimum of four OC-48 channels per route, with four OC-192 channels installed in routes where we believe that there will be sufficient market demand.

         Optical Technology. Our network's optical design will enable us to upgrade installed equipment or to add new equipment to any segment of the network. Our initial optical platform will have a capacity of 32 wavelengths at
2.5 gbps or 10 gbps expandable to 160 wavelengths. We will use optical ring protection devices where a customer requires redundant services.

         ATM Core Switching and Protection. In place of the SONET equipment used by older network architectures, we have chosen to use ATM as both the protection and the switching layers to deliver services in addi-tion to optical channels derived on the DWDM equipment. ATM core switching is a packet-based switching and transmission technology which sends various types of information, including voice, data and video, in fixed-size cells. We utilize advanced equipment by Marconi which enables packet-based networks to carry voice and data more efficiently and at a lower cost than traditional voice and data networks. The initial core switches have a throughput capacity of 40 gbps and network link speed of 2.5 gbps.

         The ATM packet elements use multiple optical channels connecting directly to the DWDM equipment providing meshed topology, a method of circuit protection that is more reliable than a simple ring topology. The use of the PNNI hierarchical routing protocol collects circuits into virtual paths and greatly reduces the number of channels that the ATM switch is required to restore in the event of an optical failure. This approach allows for the scalability and the restoration timeframes that are as good as, or better than, those of a traditional SONET-based architecture. Due to the nature of the ATM configuration, all of the circuits are fully protected and there are no single points of failure other than the customer connection port. This enables us to offer traditional as well as dedicated IP services with guaranteed availability in excess of 99.9% compared to the market standard of 99.7%.

         Multi-service Platform. Our multi-service operating systems allow voice, data and Internet services to be provided using a single ATM operating system. Most communications service providers in North America and Europe use multiple platforms for the provision of different services, which create distinct networks and increased operating and capital costs for each service provided.

Network Operations Center

         Our Network Operations Center ("NOC") is the human service connection between our customers and the technology that ultimately delivers their services. We have a NOC in Vancouver, which provides services 24 x 7. We will have redundant network services through Nortel until June 30, 2000.

         We are in the process of designing our NOC in Dublin, Ireland. Our Dublin NOC will be primarily responsible for European operations and will be on line in October 2000. Each NOC will serve as a back up to the other.

         In addition to the two main NOCs in Vancouver and Dublin, we are also designing support centers in Denver to maintain North American cable operations and in Halifax to maintain the Hibernia cable. The NOCs allow us to provide the following services:

o directing the repair efforts of cable restoration, optical and ATM system repairs and maintenance;

o    providing network management for the optical and ATM elements;

o    providing POP and customer record management; and

o    providing circuitry for customer and internal circuits.

         We are using a design based on IP technology that integrates all of the alarm and monitoring of the network elements into an adaptive fabric to satisfy our service level agreements. With this technology, access to the network management layer is not restricted to the physical NOC as full operations capabilities may be located at multiple locations. This allows us to extend particular management services to our customers in a secure and reliable way.

Network Construction

         We design the portions of our network that we are constructing to maximize expandability and flexibility. We plan to continue to install an average of 144 fiber optic strands on major builds throughout the network.

In high demand areas, we may install 264 fibers or more in order to meet anticipated demand as well as to enable us to swap fiber for fiber in other geographic areas both in the North American market and internationally.

         Our network installation process along railroad ROW combines traditional railroad activities and modern engineering and building techniques. We generally install conduit and fiber on railroad ROW with our patented railplow. The railplow reduces the time necessary to install network infrastructure on railroad ROW because it allows us to move on and off the tracks on short notice to allow trains to pass. As a result, we can construct networks on railroad ROW much more quickly and efficiently than our competitors who use traditional plow trains, which are not able to move on and off railroad tracks on short notice. Each of Ledcor and us currently owns 50% of the common shares of a holding company that owns the patent to the railplow and we have received a commitment that a royalty-free, exclusive worldwide license to use the railplow will be granted to us. In some circumstances, our ownership of this company would be subject to change and our license would become non-exclusive.

         For routes not using railroad ROW, we use tractor plows. Tractor plows are tractor-pulled plow vehicles equipped to plow trenches and install conduit. Tractor plows also may be used in some places along railroad ROW, depending on space, availability of track time and other factors. These tractor plows generally perform the same functions as railplows. Many of the skills developed in connection with the installation of fiber optic cable along railways are transferable to non-rail installations.

         If fiber or conduit must be laid across a bridge or through a tunnel, we typically place the conduit in a galvanized steel pipe that is attached to the side of the bridge or along the tunnel floor or wall. When necessary to install fiber or conduit under rivers or other obstructions, we use directional boring techniques to bore small tunnels underneath the river or obstruction and feed the conduit through the tunnel.

         After the conduit has been buried (or attached to a bridge or tunnel) and as a segment nears completion, the fiber optic cable is installed or "jetted" through the conduit. We accomplish this through the use of access boxes that are installed along the network at approximately four to five mile intervals. The access boxes also allow us to make repairs, replace fiber and install additional fiber. The access boxes typically contain an additional loop of fiber optic cable to provide slack in the system to accommodate displacement, disruption or movement of the conduit as a result of digging or excavation activities, floods, earthquakes or other events. The presence of additional fiber optic cable reduces the risk that the cable will be cut or broken.

         We design and manufacture regeneration shelters that are installed along our network at an average of 45 mile intervals. These shelters are secure, climate-controlled structures with an individual compartment for each participant to install its optical transmission equipment and related electronics.

         The  optical   system   electronics   are   installed  in  the  shelter
compartments described in the preceding paragraph. Each route includes several spans that use Optical Terminals at each end of the span and Optical Line Amplifiers, regeneration shelters and Optical Add/Drop between Optical Terminals. Each linear route includes a redundant system for reliability and maintenance. In the case of diverse parallel routes, one of the parallel routes will include a redundant system for additional reliability and system maintenance.

Rights-of-Way and Permitting

         To implement our business plan successfully, we must obtain licenses and permits from third-party landowners and governmental authorities and complete particular regulatory filings to permit us to install conduit and fiber. ROW are generally non-exclusive. Where possible, we lease them under multi-year agreements with renewal options. ROW agreements and permits provide us with a contractual interest and do not create an interest in land. See "Risk Factors - Need for Rights-of-Way." In the ordinary course of business each build requires us to either obtain, lease, cure (or condemn) ROW or design re-routes, on a daily basis. For example, to complete the Seattle-Portland segment of the West Coast Build we obtained ROW agreements and permits from more than 700 individual landowners and local authorities. Alternative ROW for some route miles must be identified, negotiated and obtained in the event that the original route cannot be secured.

         It is also possible to obtain ROW in bulk. The majority of the ROW for the FOTS was obtained from two Canadian railways. In June 1999, we announced agreements with CN and IC which provide access to over 950 track miles in the United States and 2,900 track miles in Canada which we believe will substantially satisfy the ROW and permit requirements for the Central and Northeast Builds. We believe that these ROW will be valuable to us, particularly with the advantages of the railplow and the ROW's geographic location. The ROW obtained from each of CN and IC may be subject to legal challenge. See "Risk Factors -- Need for Rights-of-Way."

         In Europe, all of our current and planned network assets have been acquired through purchases or swaps of North American fiber optic cable, so there has been no need thus far to obtain ROW in Europe. For Hibernia we have applied for licenses with the governing authorities in each of Ireland, Canada, the United Kingdom and the United States. The licenses have been granted in the United States, Ireland and the United Kingdom. One license for which we applied in Canada has been approved and a second license application in Canada is pending. We also applied for various permits and consents for Hibernia in Ireland, Canada, the United Kingdom and the United States. Approximately 45% of these permits and consents have been granted and the remaining 55% are pending. While there can be no assurance that the remaining licenses, permits and consents will be granted, we do not anticipate any problems at this time.

Suppliers

         The principal components of our network are fiber optic cable and conduit, which are purchased from third-party suppliers. Fiber optic cable suppliers generally require three to six months lead time for large orders, while conduit is generally available on a spot basis from numerous suppliers. Although in the past we have purchased cable from a single supplier, there are a number of alternative suppliers from whom we regularly obtain quotes which are competitive on price, delivery and specifications.

         We currently purchase the optical components from a single vendor. A number of alternative suppliers have been identified from which it would be possible to purchase the optics required to complete a new system with only minor changes to the design of the NOC. With respect to the provision of ATM switches, we have adopted a dual supplier approach.

Competition

         The telecommunications industry is extremely competitive particularly concerning price and service. It is relatively common for TSPs to be both customers and competitors. This is a concept referred to as co-opetition. Therefore, we face competition and co-opetition from existing and planned TSPs and customers on each of our planned routes. We compete primarily on the basis of price, availability, transmission quality and reliability, customer service and the location of our systems.

         We believe that our competitive advantages in North America and Europe will be our ability to enable our customers to establish and maintain a strong competitive position in providing services to their end users. We believe that independence, services designed for the wholesale market and simple billing systems will enable us to gain a significant position in this market niche. We believe that our competitive advantages in providing our undersea cable include our ability to provide end-to-end connectivity between major North American and European cities and attractive pricing of capacity by initial purchasers of capacity.

         North America

         There are currently several communications companies with long distance and intra-city fiber optic networks in North America. These include companies such as Level 3 Communications, Inc. ("Level 3"), Qwest and Williams Communications Group, Inc. ("Williams"). We believe that other companies are planning networks that, if constructed, could employ advanced technology similar to that of our network. These competitors, as well as the three traditional nationwide carriers, AT&T, MCI Worldcom and Sprint (MCI Worldcom and Sprint have recently entered into an agreement to merge), may compete directly with us for customers.

         Europe

         Many communications companies have recently completed or are currently in the process of developing long distance and intra-city fiber optic networks in Europe. These include companies such as MCI Worldcom, Global Crossing Ltd. ("Global Crossing"), Global Telesystems Europe B.V., Level 3, Viatel Inc., KPNQwest, Colt Telecom Group plc, Energis plc and Carrier1 International S.A. We believe that other companies are planning networks that, if constructed, could employ advanced technology similar to that of our network. These competitors, as well as traditional carriers including Deutsche Telekom AG, France Telecom S.A., British Telecommunications plc, Mannesmann AG and Cable & Wireless plc, may compete directly with us for customers.

         Undersea

         The route addressed by Hibernia is currently served by several undersea cables. We anticipate that we will face competition primarily from new transatlantic cable systems, including:

(i) AC-2, a transatlantic cable system which is being developed by Global Crossing;

(ii) FLAG Atlantic, a 50/50 joint venture between Global Telesystems Inc. and Flag Telecom;

 (iii)   Level 3's linear Yellow cable project; and

 (iv)    Tyco's proposed transatlantic cable project.

         Three of these systems, including Hibernia, will have fully protected ring designs. Hibernia will be the first of the new systems to be ready for commercial service, and will be competing for clients directly with the other two new ring systems.

Employees

         As of December 31, 1999, we had approximately 1,000 full-time and seasonal employees. Depending upon the level of development or construction activity, we will increase or decrease our work force. Generally, non-management employees from Canada are covered by a collective bargaining agreement with the Christian Labor Association of Contractors, which expires on February 28, 2001 and is automatically renewable unless either party gives prior notice. We believe that our work force is highly capable and motivated and that our relations with our employees are good. In connection with the construction and maintenance of our fiber optic networks, we may use third-party contractors to meet excess demand and harness local construction knowledge, some of whose employees may be represented by other unions or covered by collective bargaining agreements.

Properties

         We have executive and administrative offices in Vancouver, British Columbia and Seattle, Washington. We also have administrative, sales, engineering and operations offices located in Vancouver, Denver and Toronto. Our North American NOC is located in Vancouver, British Columbia.

         All of our offices are leased on a short-term basis except for our Toronto office, which we occupy under a lease expiring in 2009. We expect to open additional offices in multiple jurisdictions globally as required.

Legal Proceedings

         From time to time, we may be a party to various legal proceedings arising in the ordinary course of our business.

Patents

         The patent for the railplow is owned by a company which is 50% owned by Ledcor and 50% owned by us. We have a non-exclusive license in North America for the use of the railplow. Ledcor has committed to cause a worldwide exclusive license to be granted to a subsidiary of ours. This license would cease to be exclusive after a change of control of Worldwide Fiber Inc. See "Relationships and Related Party Transactions--Transactions with Ledcor." As we develop value-added data services we intend, when appropriate, to seek patents and other intellectual property protection on an on-going basis. We currently do not have patentable rights with respect to any value-added data services, and we cannot assure you that we will in the future develop any such rights.

                                   MANAGEMENT

Directors and Officers

         Our directors and executive officers are listed below:

Name                                  Age     Position
----                                  ---     --------
David Lede (2)(3)........    52     Chairman of the Board
Gregory Maffei...........    39     Chief Executive Officer and Director
Clifford Lede (1)........    44     Vice Chairman
Larry Olsen (3)..........    50     Vice Chairman and Chief Financial Officer
Ron Stevenson (3)........    48     President and Director
Stephen Stow.............    45     Executive Vice President and Director
Jim Voelker..............    46     Director
Glenn Creamer (2)........    37     Director
Robert Gheewalla.........    32     Director
Andrew Rush (1)..........    42     Director
Claude Mongeau (1)(2)....    38     Director
William Ramsey...........    48     Director

--------------
(1)      Member of the audit committee.
(2)      Member of the compensation committee.
(3)      Member of the stock compensation committee.

         David Lede has served as Chairman of our board since our inception, was Chief Executive Officer from our inception until January 2000, has served as Chairman of the Board and Chief Executive Officer of Ledcor Inc. since 1983. Mr. Lede has been with Ledcor for 32 years, and, before becoming Chairman of the Board and Chief Executive Officer of Ledcor Inc., held various management positions such as President, Vice President, Operations Manager and Superintendent.

          Gregory Maffei has served as Chief Executive Officer and a Director since January 2000. Prior to that Mr. Maffei served as the Chief Financial Officer of Microsoft Corporation. Mr. Maffei joined Microsoft in 1993 and, prior to becoming Chief Financial Officer, served as Vice President, Corporate Development, and Treasurer. Mr. Maffei serves as non-executive Chairman of Expedia, Inc. and a director of Starbucks Corporation. He has previously served on boards of telecommunications related companies including ServiceCo LLC (Road Runner), United Global Com (UGC) and Asian Global Crossing.

         Clifford Lede has served as Vice Chairman of our board since our inception, has been Vice Chairman and Chief Operating Officer of Ledcor Inc. since 1983 and has served as President of Ledcor Industries since 1983 and Chief Executive Officer since August 1999. Mr. Lede has been with Ledcor for 25 years. Clifford Lede and David Lede are brothers.

         Larry Olsen has served as Vice Chairman of our board and Chief Financial Officer since our inception. Mr. Olsen is also a member of the Board and Executive Committee of First Heritage Savings, a Canadian financial institution. Mr. Olsen was previously involved in several international business ventures throughout Asia, Australia and the Middle East. He has held the position of Managing Director, Chief Executive Officer and Executive Chairman of Crownhampton International Limited and Managing Director of Promet Petroleum.

         Ron Stevenson has served as President and a Director since our inception and is a Director of Ledcor Inc. Before joining us, Mr. Stevenson spent 28 years with Ledcor. From 1989 to 1998, Mr. Stevenson was Senior Vice President of Operations for Ledcor Industries' telecommunications and civil divisions and was responsible for construction and project development.

         Stephen Stow has served as Executive Vice President, Corporate Development, and a Director since our inception. Mr. Stow previously served as a principal in various venture capital activities. From 1992 to 1995, Mr. Stow was Co-head and Director of Corporate Finance for National Westminster Bank's Asian investment banking operations.

         William Ramsey has been with us since September 1998. He was previously
Chief  Financial   Officer,   for  13  years,   of  WIC  Western   International
Communications Ltd., a publicly traded Canadian broadcasting company.

          Jim Voelker joined us as a Director in July 1999. Mr. Voelker's career in telecommunications spans almost 20 years and includes experience in many different segments of the industry in a variety of executive positions. Before joining us, Mr. Voelker was most recently President of NEXTLINK Communications Inc. He has also been Vice Chairman and Chief Executive Officer of US Signal Inc., a Director of Phoenix Network Inc. and Vice Chairman of ALTS, the industry Association of Local Telephone Service providers.

          Glenn Creamer joined us as a Director in September 1999. Mr. Creamer is a Managing Director of Providence Equity Partners Inc. where he has served in that capacity since its inception in 1996. Mr. Creamer is also a General Partner of Providence Ventures L.P. Mr. Creamer is a Director of American Cellular Corporation, Carrier1 International S.A. ("Carrier1"), Celpage, Inc., Epoch Networks Inc., Hubco Inc. and Wireless One Network L.P.

          Robert Gheewalla joined us as a Director in September 1999. Mr. Gheewalla is Vice President, Principal Investment Area for Goldman, Sachs & Co. Mr. Gheewalla is also a Director of Diginet Americas, Group Telecom, Tunes.com, Digital Access and North American Railnet.

          Andrew Rush joined us as a Director in September 1999. Mr. Rush has been a Managing Director of DLJ Merchant Banking Partners, L.P. since January 1997. From 1992 to 1997 Mr. Rush was an officer of DLJ Merchant Banking Partners, L.P. and its predecessors. Mr. Rush currently serves as a member of the advisory board of Triax Midwest Associates, L.P. and as a member of the board of directors of Societe d'Ethanol de Synthese, Nextel Partners and American Tissue Inc.

          Claude Mongeau joined us as a Director in January 2000. Mr. Mongeau was recently named Senior Vice-President and Chief Financial Officer of CN. Prior to that appointment and since 1995, Mr. Mongeau was Vice-President, Strategic and Financial Planning of CN.

Arrangements with Respect to Directors' Nominations

     Under the terms of a shareholders' agreement among all shareholders holding our shares immediately prior to the completion of the offering, we agreed to set the maximum number of our board of directors at eighteen members and to nominate as directors:

o one designee from each of our private equity investors, namely affiliates of Tyco International Ltd., Providence Equity Partners Inc., DLJ Merchant Banking Partners II L.P. and GS Capital Partners III, L.P., so long as, in each case, each investor continues to hold a prescribed number of our Class A Non-Voting Shares;

o Mr. Maffei together with two of his additional designees so long as he remains our Chief Executive Officer; and

o    the balance from designees of a subsidiary of Ledcor Inc.

         Under the terms of the shareholders' agreement, each shareholder also agreed to vote for the foregoing nominees in connection with their election to our board of directors.

Employment Agreement

         Mr. Maffei became our Chief Executive Officer effective January 18, 2000 pursuant to an employment agreement entered into on December 22, 1999. The employment agreement has a term ending on June 30, 2003, subject to annual extensions thereafter. Mr. Maffei will receive an initial salary of $150,000 per year and is entitled to participate in any executive bonus plan that we may adopt. If Mr. Maffei dies or becomes disabled during his employment, he will be entitled to receive a lump sum payment of $10 million. If Mr. Maffei's employment terminates otherwise than for cause, he will be entitled to receive a payment equal to three times his then base salary.

Board Committees

         Upon the completion of the offering, our board of directors will have three standing committees: an Audit Committee, a Compensation Committee and a Stock Compensation Committee. A majority of the members of our Audit Committee will be persons who are not officers or employees of the Company or any of its affiliates. The Audit Committee will select and engage, on our behalf, the independent public accountants to audit our annual financial statements, and will review and approve the planned scope of the annual audit. The Compensation Committee will establish remuneration levels for our senior officers and will perform such functions as provided under our stock option plan as it relates to executive officers. The Stock Compensation Committee will be responsible for the administration of our stock option plan as it relates to our employees other than our executive officers.

Compensation of Directors

         The independent directors, other than those designated by our private equity investors, will be paid an annual fee of $10,000. Other directors will not receive any fees for their service on the board. We will reimburse directors for their out-of-pocket expenses in connection with their service on the board.

Executive Compensation

         The following table sets forth the compensation that was paid by us during the fiscal year ending on December 31, 1999 and 1998, respectively, to our then Chief Executive Officer and the four individuals who were the most highly compensated executive officers during fiscal year 1999 (the "Named Executive Officers").

                                            Annual Compensation                    Long-Term Compensation
                                            -------------------                    ----------------------
                                                            Other                   Securities
                                                            Annual       Restricted Underlying
                                                            Compen-      Stock      Options       LTIP
                                       Salary      Bonus    satio        Awards     Granted     Payouts    All Other
Name and Principal Position  Year(1)     ($)        ($)        ($)         ($)        (#)         ($)     Compen-sation
---------------------------  -------     ---        ---     ------        ---        ---         ---      -------------

David Lede(2)                 1999       --         --         --          --         800,000     --         --
Chief Executive Officer       1998       --         --         --          --              --     --         --

Ron Stevenson                 1999      182,086    350,000      7,619      --         800,000     --         --
President                     1998       78,045     54,618     13,722      --              --     --         --

Larry Olsen(3)                1999      136,054    350,000        --       --         800,000     --         --
Vice Chairman & Chief         1998       78,045     54,618     4,685       --              --     --         --
   Financial Officer

Stephen Stow(4)               1999      136,054    235,000        --       --         800,000     --         --
Executive Vice-President      1998       78,045     54,618     2,677       --              --     --         --

Lionel Desmarais              1999      133,307    235,000     4,422       --         800,000     --         --
Senior Vice-President         1998       70,281     48,193     8,668       --              --     --         --

Directors and Officers (as    1999    1,026,712  1,455,715    36,970       --       5,440,000     --         --
a Group)                      1998      421,553    239,357    48,728       --              --     --         --

----------------------

(1) We commenced operations on June 1, 1998.
(2) We paid Ledcor Cdn.$200,000 per month under the Management Services Agreement which commenced on June 1, 1998. The provision of Mr. Lede's services on our behalf are included within that agreement. David Lede and Clifford Lede, our Vice-Chairman, do not receive remuneration from us for their services.
(3) The amounts indicated represent fees paid to a company wholly owned and controlled by Mr. Olsen.
(4) The amounts indicated represent fees paid to a company wholly owned and controlled by Mr. Stow and his spouse.

         The following table sets forth particular information concerning options with respect to shares granted to the Named Executive Officers during the fiscal year ended December 31, 1999:


                          Title and        Percent of
                          Number of          Total
                         Securities      Options/SAR's                        Unexercised
                         Underlying        Granted to                         Options at
                        Options/SAR's     Employees in      Exercise or      December 31,
                           Granted      Fiscal Year 1999     Base Price        1999 (#)         Expiration
           Name              (#)              (%)            ($/Share)       Exercisable/          Date
                                                                            Unexercisable(1)

---------------------- ---------------- ----------------- ----------------- ---------------- -----------------
David Lede               800,000/nil          3.7               1.25        200,000/600,000  January 5, 2009
Ron Stevenson            800,000/nil          3.7               1.25        200,000/600,000  January 5, 2009
Stephen Stow             800,000/nil          3.7               1.25        200,000/600,000  January 5, 2009
Larry Olsen              800,000/nil          3.7               1.25        200,000/600,000  January 5, 2009
Lionel Desmarais         800,000/nil          3.7               1.25        200,000/600,000  January 5, 2009
_____________

(1) The options are exercisable in four equal annual installments commencing on June 30, 1999.

Stock Option Plan

         Our 1998 Long Term Incentive and Share Award Plan (as amended) permits the grant of non-qualified stock options, incentive stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards to employees and directors of ours or of our affiliates and subsidiaries. Any other person who provides ongoing services to us or our affiliates is also eligible for an award under the plan. A maximum of 35,566,504 Class A Non-Voting Shares may be subject to awards by us under the plan, and the maximum number of Class A Non-Voting Shares for which options and share appreciation rights may be granted by us during a calendar year to any eligible person under the plan is 4,000,000. The number of Class A Non-Voting Shares issued or reserved pursuant to the plan (or pursuant to outstanding awards) is subject to adjustment on account of share splits, share exchanges, mergers and other changes in the Class A Non-Voting Shares, to prevent dilution or enlargement of a participant's rights under the plan. If any grants under the plan are cancelled, surrendered or otherwise terminated without a distribution of Class A Non-Voting Shares, then those shares will again be available for further awards by us under the plan.

         Administration

         The plan is administered by the compensation committee and stock compensation committee of our board of directors, which may delegate its duties and powers to officers or managers of ours or of our affiliates and subsidiaries. Our compensation committee has the sole discretion to determine the eligible persons to whom awards may be granted under the plan, the type and number of awards to be granted, and to what extent an award may be settled in cash, Class A Non-Voting Shares, property or other awards.

         Options

         The plan permits our stock compensation committee and compensation committee to grant rights to purchase Class A Non-Voting Shares. The exercise price for each option granted under the plan is set by the compensation committee. Unless otherwise determined by our compensation committee, the term of each option will be ten years from the date of the grant and the option will become exercisable in four equal annual installments beginning on the first anniversary of the date of the grant.

         Incentive stock options may be granted to our employees and those of our subsidiaries, while non-qualified stock options may be issued to all eligible participants. Any incentive stock options that are awarded by our compensation committees will comply in all respects with Section 422 of the U.S. Internal Revenue Code.

         Share Appreciation Rights

         Our compensation committees may grant share appreciation rights independent of or in connection with an option. Each share appreciation right will entitle a participant upon exercise to an amount equal to the excess of (1) the fair market value on the exercise date of one Class A Non-Voting Share over
(2) the exercise price of the share appreciation right as determined by our compensation committees as of the date of grant of the share appreciation right. Payment will be made in Class A Non-Voting Shares, cash or property, as specified in the award agreement or as determined by our compensation committee.

         Restricted Shares

         Restricted shares awarded by our compensation committees under the plan will be subject to restrictions on transferability and other restrictions. The restrictions will lapse as our compensation committees determine. If the employment of a holder of restricted shares is terminated during a restriction period, any Class A Non-Voting Shares then subject to restrictions, and any accrued and unpaid dividends, or dividend equivalents, will be forfeited unless our compensation committees waive the forfeiture. Except to the extent restricted by the award agreement, holders of restricted shares will have the right to vote the restricted shares.

         Restricted Shares Units

         Our compensation committees may grant a right under the plan to receive Class A Non-Voting Shares or cash at the end of a specified period. Our compensation committees may impose additional restrictions on the restricted share units. If employment of a participant is terminated, or upon failure to satisfy other conditions precedent to the delivery of cash or Class A Non-Voting Shares under the grant, all restricted share units still subject to a restriction will be forfeited unless our compensation committee waives the forfeiture.

         Performance Shares and Performance Units

         The plan permits our compensation committees to make awards based on the attainment of performance objectives set by the committees for a performance period of one or more years. At the beginning of a performance period, our compensation committees will determine the range of Class A Non-Voting Shares, in the case of performance shares, and the range of dollar values, in the case of performance units, which will be paid if the relevant measure of performance is met.

         Dividend Equivalents

         Our compensation committees may grant dividend equivalents under the plan which give the participant the right to receive cash, Class A Non-Voting Shares or other property equal in value to dividends paid with respect to a specified number of Class A Non-Voting Shares. Dividend equivalents may be awarded by our compensation committees alone or in connection with another type of award and may be paid concurrently or on a deferred basis.

         Other Share Based Awards

         The plan permits our compensation committees, subject to limitations under applicable law, to grant to eligible persons awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Class A Non-Voting Shares as deemed by our compensation committees to be consistent with the purposes of the plan.

         Transferability

         Unless otherwise determined by our compensation committees, awards granted under the plan are not transferable other than by will or by the laws of descent and distribution.

         Change in Control

         In the event of a change of control (as defined in the plan), all outstanding awards then held by participants which have restrictions or limitations shall become fully exercisable at the time of the change of control, and all performance criteria and other conditions to the payment of awards will be deemed to be achieved and will be waived by us at the time of the change of control.

         Amendment and Termination

         Our board of directors may amend, alter, suspend, discontinue or terminate the plan in any respect, at any time, without the consent of holders of awards or our shareholders (except to the extent shareholder approval is required by Section 422 of the U.S. Internal Revenue Code), provided, however, no amendment, alteration, suspension, discontinuation, or termination of the plan may materially and adversely affect the rights of a holder of an award and without his or her consent.

Outstanding Options to Purchase Securities

         The following describes, as of January 25, 2000, our outstanding options granted to our executive officers, directors, employees and others:


                                                                       Exercise Price
                                                Number of Class A      Per Class A
                                                Non-Voting Shares       Non-Voting
                                                Subject to Option        Share(1)           Expiry Date
                                                -----------------        --------           -----------

Executive Officers  (Six persons in total)......   4,000,000               $1.25            January 5, 2009

Directors who are not also executive officers
(Seven persons in total)........................     800,000               $1.25              June 21, 2009
                                                     320,000               $1.25            January 5, 2009

Employees  (325 persons in total)...............  10,553,440               $1.25         January 5, 2009 to
                                                                                            August 23, 2009
                                                   4,259,600               $2.50           June 17, 2009 to
                                                                                          November 15, 2009
                                                   1,027,500              $10.00           January 24, 2009

Employees of affiliates other than subsidiaries
(58 persons in total)...........................   1,080,000               $1.25            January 5, 2009
                                                     815,200               $2.50              June 17, 2009
                                                     120,000              $10.00           January 24, 2010
---------

---------------------------

(1) The market value is not determinable as the Class A Non-Voting Shares were not publicly traded at the date of grant. We believe the exercise price represents the fair value of the Class A Non-Voting Shares at the date of grant.

                       PRINCIPAL AND SELLING SHAREHOLDERS

Principal Shareholders

         The following table describes the beneficial ownership of our Class C Multiple Voting Shares as of January 25, 2000 by (i) each person or company known by us to own more than 10% of our Class C Multiple Voting Shares, and (ii) all of our directors and officers as a group. As of January 25, 2000, there were 40,920,000 Class C Multiple Voting Shares outstanding.

         To calculate a shareholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options beneficially owned by that shareholder. Options held by other shareholders, however, are disregarded in this calculation. Therefore, in both this table and the following table, the denominator used in calculating beneficial ownership among our shareholders may differ.

                                               January 25, 2000
                                               ----------------

             Name of                 Number of shares        Percentage of class
        Beneficial Owner            beneficially owned        beneficially owned
        ----------------            ------------------        ------------------
Ten percent holders:
     Worldwide Fiber Holdings Ltd...    32,400,000                  79.2%
All directors and
     officers as a group ...........     6,720,000                  16.4%

Selling Shareholder

         The following table describes the ownership of our Class A Non-Voting Shares by our selling shareholder as of January 25, 2000 and as adjusted to reflect the sale of Class A Non-Voting Shares by such selling shareholder in the offering. As of January 25, 2000 there were 176,713,200 Class A Non-Voting Shares outstanding and 86,577,712 Class A Non-Voting Shares issuable upon conversion of all outstanding Preferred Shares.

                                                          Percentage
                                        Number of shares  beneficially     Number of    Number of shares    Percentage
                                          beneficially     owned prior      shares         beneficially    beneficially
               Name of                   owned prior to      to the       offered in     owned after the    owned after
         Selling Shareholder              the offering      offering     this offering       offering       the offering
         -------------------              ------------      --------     -------------       --------       ------------

Ledcor Limited Partnership (1)            150,633,200







--------------------------------------

(1)  The general partner of Ledcor Limited Partnership is Ledcor Industries Limited.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Ledcor

         Description of reorganization and related agreements

         Effective May 31, 1998, we entered into a series of agreements with Ledcor to purchase the equipment, fiber optic strands and some other assets related to the business of Ledcor Industries' telecommunication division. As part of the reorganization, we also entered into the construction services agreements to complete the FOTS. Effective August 31, 1998, Ledcor transferred to us their 50% interest in WFI-USA and, on February , 2000, WFI-USA became our wholly owned subsidiary.

         The material agreements we entered into with Ledcor in connection with the reorganization are as follows:

         Railplow. Effective May 31, 1998, the patent for the railplow which we use in connection with the construction of some portions of our network on railroad ROW were transferred to a subsidiary of Ledcor that we refer to as "Patent Co.," and we were concurrently granted a non-exclusive license for its use at our request. Effective December 1, 1998, one of our subsidiaries acquired 50% of the shares of Patent Co. Ledcor has agreed to cause Patent Co. to grant to us a royalty-free worldwide exclusive license for the use and other exploitation of the plow technology. The license will cease to be exclusive six months after a change of control of us. The shareholders agreement relating to Patent Co. provides that Ledcor and our subsidiary have the option to acquire the other party's shares of Patent Co. if the other party becomes insolvent, bankrupt or subject to a change of control.

         Management services agreement. We have entered into a management services agreement with Ledcor. Under this agreement, Ledcor provides us with management staff and administrative and other support services. Prior to January 1, 2000, we reimbursed Ledcor for some of their costs and paid a monthly fee of Cdn.$200,000 under the agreement. Beginning January 1, 2000, the Cdn. $200,000 monthly obligation was eliminated. This agreement is terminable at any time by either party.

         Employee services agreements. We have entered into two employee services agreements with Ledcor. Under these agreements, Ledcor provided us with personnel for the design, engineering, construction and installation of the network, and we reimbursed Ledcor for the direct costs of these personnel. On January 1, 1999, the majority of the personnel covered by the employee services agreements, together with the majority of officers involved in our day-to-day management, became our employees. These agreements are terminable at any time by either party.

         Construction Services Agreements. We entered into construction services agreements with Ledcor under which we agreed to provide fiber optic network construction services to Ledcor and fulfill Ledcor's fiber optic network construction commitments for some builds. We also agreed to procure the requisite insurance necessary for these builds and perform all work in strict compliance with the appropriate contract and applicable laws. In addition, we agreed to indemnify Ledcor for particular losses, liabilities, damages and claims that may arise under the agreement. In return, Ledcor will pay us an amount equal to costs incurred plus 15% of our total costs. Either party may terminate this agreement at any time. Our obligations under these agreements were complete by the end of January 1999.

         Non-compete agreement. Ledcor has agreed not to compete with us in the business of developing or constructing fiber optic communications infrastructure for a period ending on the earlier of May 31, 2008 and six months after a change of control of us.

         Sale and transfer agreements. We entered into a series of agreements that transferred equipment and other assets of Ledcor Industries' telecommunications division including a minimum of 12 strands of dark fiber along the FOTS.

         Effective August 31, 1998, each of Ledcor and Mi-Tech Communications LLC transferred their 50% interest in WFNI to WFI-USA, a newly incorporated Nevada corporation. In exchange, each of Ledcor and Mi-Tech acquired 50% of the common shares of WFI-USA. At the same time, Ledcor exchanged with WFI-USA a promissory note in the amount of $3,915,000 payable by WFNI to Ledcor for a promissory note of the same face value payable by WFI-USA to Ledcor. In addition, Mi-Tech exchanged with WFI-USA a promissory note in the amount of $7,231,230 payable by WFNI to Mi-Tech for a promissory note of the same face value payable by WFI-USA to Mi-Tech.

         In a subsequent series of transfers, also effective August 31, 1998, Ledcor transferred to us their shares of WFI-USA and the $3,915,000 promissory note payable by WFI-USA to Ledcor. In exchange, we issued additional shares and a promissory note of the same face value to Ledcor.

     Acquisition, construction and construction management of fiber optic network assets

         On September 27, 1999, we concluded a transaction with Ledcor whereby we acquired particular fiber optic network assets in consideration of the issue of 36,000,000 of our Class C Multiple Voting Shares. In addition, we assumed defined rights and obligations of the affiliates under their build agreements with a third party, including obligations relating to the completion of those builds and particular support structure, maintenance, license and access and underlying rights obligations.

         On June 25, 1999, we concluded a transaction with Ledcor whereby Ledcor would complete an approximate 156-mile portion of the fiber optic build between Portland and Sacramento for approximately $23.7 million.

         Effective as of May 1, 1999, we concluded a transaction with Ledcor whereby personnel of Ledcor who were involved in the designing and planning of the Hibernia cable stations will oversee management and supervision of construction of these facilities for a fee of approximately $1.7 million.

         Leases

         Ledcor leases our facilities in Toronto to us for approximately $825,000 per year under agreements that expire in 2009.

         Background of Ledcor

         Ledcor, established in 1947, is among the largest diversified construction companies in Canada and has substantial experience as a construction contractor in the United States. Ledcor's core business activities, in addition to the activities of the telecommunications division, are pipeline and civil construction and diversified contracting, including major commercial and industrial buildings and industrial and mining projects. Ledcor reported revenues of more than Cdn.$900 million for the fiscal year ended August 31, 1999 from all activities, with significant contribution from the telecommunications division.

         Ledcor began designing, engineering and constructing buried long distance power generation and fiber optic telecommunications systems more than ten years ago and has installed fiber optic cable networks on a contract basis for numerous telecommunications companies, including Bell Canada, MTS Netcom Inc., AT&T, AT&T Canada, Alaska Fiber Star, fONOROLA Inc., Mi-Link Communications, LLC, Champlain Telephone and World Net Communications Inc.

         In 1996, Ledcor installed its first fiber optic cable as a developer between the cities of Edmonton and Calgary, Alberta. Ledcor sold fiber strands of this cable, on a "condominium" basis prior to construction, to fONOROLA, Sprint Canada and AT&T Canada. After the successful completion of this project, Ledcor began, as a developer, the FOTS, the first trans-Canadian fiber optic cable network.

         The foundation of Ledcor's success and growth over the last 52 years has been built on the strength of its dedicated people, ability to control costs and its conservative but entrepreneurial approach to business. Ledcor believes it has maintained an excellent reputation for the quality of its products and services in its markets and enjoys substantial repeat business from major customers.

Transactions with Canadian National

     We recently acquired the minority interest in each of WFI-CN Fibre Inc. and Worldwide Fiber IC Holdings Inc., as a result of which CN acquired Class A Non-Voting Shares. In addition, Claude Mongeau, the Chief Financial Officer of CN, recently became one of our directors.

Purchase of Shares by Chief Executive Officer

         On December 22, 1999, Gregory Maffei purchased 26,080,000 of our Class A Non-Voting Shares and 4,920,000 of our Class C Multiple-Voting Shares for $77.5 million. To facilitate the sale, we advanced an amount equal to the purchase price to Mr. Maffei under a limited recourse note maturing on December 22, 2005. The note will mature, in whole or in part, as a result of the sale of our shares by Mr. Maffei or Mr. Maffei's ceasing to be employed by us.

         We have the right to repurchase certain of Mr. Maffei's shares at the original purchase price plus the pro rata amount of interest accrued on the note in the event Mr. Maffei's employment with us is terminated before June 30, 2003. In addition, Mr. Maffei has the right to require us to repurchase some or all of his shares.

          SHARE CAPITAL REORGANIZATION AND DESCRIPTION OF CAPITAL STOCK

         Our articles of incorporation authorize us to issue an unlimited number of Class A Non-Voting Shares, an unlimited number of Class B Subordinate Voting Shares and an unlimited number of Class C Multiple Voting Shares. Concurrent with the closing of the offering we will reorganize our share capital by eliminating our existing Preferred Shares, following conversion into Class A Non-Voting Shares of all our issued and outstanding Series A Non-Voting
Preferred Shares held by our private equity investors, and creating and authorizing an unlimited number of new Preferred Shares, issuable in series, with the rights and attributes described below.

Class A Non-Voting Shares

         Except as provided by law, holders of Class A Non-Voting Shares are not entitled to vote at any meeting of our shareholders. Holders of Class A Non-Voting Shares are entitled to receive notice of and attend meetings of voting shareholders except meetings at which only holders of a specified class of shares are entitled to vote. To the extent the holders of Class A Non-Voting Shares are entitled to vote on any matter, each Class A Non-Voting Share will carry one vote per share. Subject to preferences of any outstanding Preferred Shares, the holders of Class A Non-Voting Shares are entitled to participate equally with holders of Class B Subordinate Voting Shares and Class C Multiple Voting Shares in any dividends our board of directors declare out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound-up, holders of Class A Non-Voting Shares are entitled to share ratably with holders of Class B Subordinate Voting Shares and Class C Multiple Voting Shares in all assets remaining after payment of our liabilities and any liquidation preferences of any outstanding Preferred Shares.

         Each outstanding Class A Non-Voting Share will be automatically converted into one Class B Subordinate Voting Share if all of the restrictions on the ownership of our voting shares, and the control in fact of us, by non-Canadians under the Telecommunications Act, and any other statute applicable to us which restricts non-Canadian ownership and control of us or any of our affiliates, are eliminated and non-Canadian ownership and control of us is not otherwise restricted or expected to be restricted by law. Upon the conversion of the Class A Non-Voting Shares into Class B Subordinate Voting Shares, subject to regulatory approval, we will seek contemporaneously to list the Class B Subordinate Voting Shares on all stock exchanges on which the Class A Non-Voting Shares are then listed.

         The Class A Non-Voting Shares may not be subdivided, consolidated, reclassified or otherwise changed unless, at the same time, the Class B Subordinate Voting Shares and the Class C Multiple Voting Shares are subdivided, consolidated, reclassified or otherwise changed equally, share-for-share, in the same proportion and in the same manner.

Class B Subordinate Voting Shares

         Generally, holders of Class B Subordinate Voting Shares are entitled to one vote at any meeting of our shareholders. However, if we propose to sell, lease or exchange all or substantially all of our assets with a person other than one of our wholly owned subsidiaries, or if we propose to liquidate, dissolve, wind-up or distribute our assets to our shareholders for the purposes of winding-up our affairs, then each holder of Class B Subordinate Voting Shares will be entitled to 10 votes per share in respect of such matter. Subject to preferences of any outstanding Preferred Shares, the holders of Class B Subordinate Voting Shares are entitled to participate equally with holders of Class A Non-Voting Voting Shares and Class C Multiple Voting Shares in any dividends our board of directors declare out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound-up, holders of Class B Subordinate Voting Shares are entitled to share ratably with holders of Class A Non-Voting Shares and Class C Multiple Voting Shares in all assets remaining after payment of our liabilities and any liquidation preferences of any outstanding Preferred Shares. The Class B Subordinate Voting Shares may not be subdivided, consolidated, reclassified or otherwise changed unless, at the same time, the Class A Non-Voting Shares and the Class C Multiple Voting Shares are subdivided, consolidated, reclassified or otherwise changed equally, share-for-share, in the same proportion and in the same manner.


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

Class C Multiple Voting Shares

         Holders of Class C Multiple Voting Shares are entitled to ten votes at any meeting of our shareholders. Subject to preferences of any outstanding Preferred Shares, the holders of Class C Multiple Voting Shares are entitled to participate equally with holders of Class A Non-Voting Shares and Class B Subordinate Voting Shares in any dividends our board of directors declare out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound-up, holders of Class C Multiple Voting Shares are entitled to share ratably in all assets remaining after payment of our liabilities and any liquidation preferences of any outstanding Preferred Shares. Each Class C Multiple Voting Share is convertible at any time, at the option of the holder, into one Class A Non-Voting Share or one Class B Subordinate Voting Share. The Class C Multiple Voting Shares may not be subdivided, consolidated, reclassified or otherwise changed unless, at the same time, the Class A Non-Voting Shares and the Class B Subordinate Voting Shares are subdivided, consolidated, reclassified or otherwise changed equally, share-for-share, in the same proportion and in the same manner.

New Preferred Shares Issuable in Series

         On the closing of the offering, our board of directors will be authorized, without further action by the shareholders, to issue Preferred Shares in one or more series and to set the number of shares constituting any such series and the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including dividend rights and rates, redemption provisions (including sinking fund provisions), rights of conversion or exchange, liquidation preferences and voting rights, if any. The Preferred Shares as a class are entitled to priority over the Class A Non-Voting Shares, Class B Subordinate Voting Shares and Class C Multiple Voting Shares if our board of directors decides to pay any dividends, and, if we are dissolved, liquidated or wound-up, the Preferred Shares are entitled as a class to priority of return of capital. Except as required by law or the provisions of any designated series of Preferred Shares, the holders of Preferred Shares as a class are not entitled to receive notice of, attend or vote at any meeting of our shareholders.

Constrained Share Provisions

         Our articles of incorporation provide that we may, in connection with the issue, transfer or ownership of our voting shares, take any action or refuse to take any action, as the case may be, to the extent necessary to ensure that we are in a position to comply with the Canadian ownership and control requirements of the Telecommunications Act (Canada) and related regulations or any other statute which affects our ability to qualify under applicable law to carry on business and to obtain, maintain, amend or renew licenses which are necessary to carry on our business.

         We have designed our capital structure to facilitate compliance with the Canadian ownership and control requirements. Our articles of incorporation provide that non-voting shares may not be converted into voting shares if the exercise of such conversion rights would affect our ability to qualify under applicable law to carry on business and to obtain, maintain, amend or renew licenses which are necessary to carry on our business. In addition, the regulations under the Telecommunications Act (Canada) provide us with the time and ability to rectify ineligibility resulting from insufficient Canadian ownership of voting shares, notwithstanding any provision of our articles or by-laws. In particular, but without limitation, we may, to the extent applicable:

o    refuse to issue any voting shares;

o refuse to allow any transfer of voting shares to be recorded in our share register;

o suspend the rights of a holder of voting shares to vote at a meeting of shareholders; and

o    sell, repurchase or redeem any of our voting shares.

         Although we believe that we have been at all times in compliance with the relevant legislation, and that we will remain in compliance if the offering is consummated, there can be no assurance that a future Canadian


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

Radio-television and Telecommunications Commission ("CRTC") determination or events beyond our control will not result in us ceasing to comply with the relevant legislation. Should this occur, our ability to operate under the Telecommunications Act (Canada) could be jeopardized and our business could be materially adversely affected. See "Risk Factors--Telecommunication Regulation" and "Regulation--Canada".

Take-over Bid Protection

         Under applicable Canadian law, an offer to purchase Class C Multiple Voting Shares would not necessarily require that an offer be made to purchase Class A Non-Voting Shares. As a result, and to comply with policies adopted by Canadian securities regulatory authorities and The Toronto Stock Exchange, our voting shareholders will enter into a transfer restriction agreement (the "Transfer Restriction Agreement") with respect to not less than 80% of our Class C Multiple Voting Shares, effective upon the closing of this offering, with , as trustee, and us in order to provide the holders of Class A Non-Voting Shares with particular rights in the event of a "take-over bid" for Class C Multiple Voting Shares under Canadian law. A take-over bid, generally defined, is an offer to acquire outstanding equity or voting shares of a class where, upon completion of the offer, the offeror would own more than 20% of the shares of the class.

          Under the Transfer Restriction Agreement, the parties will agree not to sell the Class C Multiple Voting Shares owned, directly or indirectly, by them or their affiliates, and which are subject to the Transfer Restriction Agreement, to any person under circumstances in which (i) the offer or acceptance constitutes a take-over bid under the Securities Act (Ontario) or the Securities Act (Quebec) and (ii) securities legislation would have required the same offer to be made to all holders of Class A Non-Voting Shares if the offer had been for Class A Non-Voting Shares rather than Class C Multiple Voting Shares. One circumstance where the Securities Act (Ontario) would not require the same offer to be made to all holders of Class A Non-Voting Shares is if (i) the purchase is made from not more than five persons, (ii) the bid is not made generally to holders of the Class C Multiple Voting Shares and (iii) the price does not exceed 115% of the market price of the Class A Non-Voting Shares. The prohibition on sales of Class C Multiple Voting Shares will not apply if an offer identical in all material respects is made concurrently to purchase Class A Non-Voting Shares, which identical offer has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Class C Multiple Voting Shares.

          Under the Transfer Restriction Agreement, the parties will also agree not to transfer any Class C Multiple Voting Shares which are subject to the Transfer Restriction Agreement (other than a transfer to a pledgee as security or to another party to the Transfer Restriction Agreement), unless the purchaser is or becomes a party to the Transfer Restriction Agreement.

         On the closing of this offering, no Class B Subordinate Voting Shares will be issued and outstanding. The Transfer Restriction Agreement will, however, provide that, if any Class B Subordinate Voting Shares are issued in the future, (i) the holders of Class B Subordinate Voting Shares will have substantially similar rights in the event of a take-over bid for Class C Multiple Voting Shares and (ii) the holders of Class A Non-Voting Shares will have substantially similar rights in the event of a take-over bid for Class B Subordinate Voting Shares.

Registration Rights

Canadian National

         CN may demand registration one year after our filing of an underwritten public offering of our securities and has the right to two demand registrations provided that the aggregate proceeds from such offering are expected to exceed $5 million.

Michels

         Michels may demand registration one year after our filing of an underwritten public offering of our securities and has the right to two demand registrations provided that the aggregate proceeds from such offering are expected to exceed $5 million.

Private Investor Group

         Our private equity investors will have demand registration rights following the closing of this offering. Each investor has the right to two demand registrations. These investors have piggyback registration rights in connection with most other types of offerings of our securities.

Mr. Maffei

         Mr. Maffei is entitled to one demand registration and to piggyback registration rights in conjunction with the private equity investors subject to a minimum demand registration amount of 25% of his holdings.

Other

         A consultant, an unaffiliated corporation and one of our officers, who own an aggregate of 15,268,939 Class A Non-Voting Shares and 3,600,000 Class C Multiple Voting Shares, have registration rights which are effective after this offering.

          Each individual or entity who has registration rights in this offering has agreed to waive these rights.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no market for our Class A Non-Voting Shares. Future sales of substantial amounts of our Class A Non-Voting Shares in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our Class A Non-Voting Shares in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the Class A Non-Voting Shares and impair our ability to raise equity capital in the future.

         Upon completion of the offering, we will have Class A Non-Voting Shares outstanding and outstanding options to purchase Class A Non-Voting Shares, assuming no additional option or warrant grants or exercises after January 25, 2000. Of the Class A Non-Voting Shares sold in the offering, Class A Non-Voting Shares will be subject to the lock-up agreements described below assuming that we sell all shares reserved under our directed share program to the entities or persons for whom these shares have been reserved. We expect that the remaining Class A Non-Voting Shares, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

         The remaining Class A Non-Voting Shares outstanding and Class A Non-Voting Shares subject to outstanding options are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, such as under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the Class A Non-Voting Shares.

Lock-Up Agreements

         Our directors, officers and various other shareholders, who together hold substantially all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our Class A Non-Voting Shares or any securities exercisable for or convertible into our Class A Non-Voting Shares owned by them for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters of this offering. The lock-up agreements executed by our directors also cover any Class A Non-Voting Shares they may acquire through our directed share program. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by the representatives of the underwriters of this offering. Assuming that the representatives of the underwriters of this offering do not release any security holders from the lock-up agreements, the following Class A Non-Voting Shares will be eligible for sale in the public market at the following times:

o Beginning on the effective date of the registration statement of which this prospectus forms a part, of the Class A Non-Voting Shares sold in this offering will be immediately available for sale in the public market.

o Beginning 180 days after the effective date, an additional Class A Non-Voting Shares will be eligible for sale pursuant to Rule 144, Rule 144(k) and Rule 701.

Rule 144

         In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

o one percent of the number of shares of Class A Non-Voting Shares then outstanding, which will equal approximately shares immediately after this offering; and

o the average weekly trading volume of our Class A Non-Voting Shares during the four calendar weeks preceding the sale, which we cannot determine at this time.

         Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

         Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

         Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with some restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 ninety days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 ninety days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Registration Rights

         We have granted various registration rights to some of our shareholders, which will enable these shareholders to cause us to register their shares for sale either in connection with the exercise of a demand registration right or, subject to particular cutbacks by managing underwriters, "piggyback" registration rights. For a summary of these rights, please refer to the section of this prospectus entitled "Share Capital Reorganization and Description of Capital Stock--Registration Rights."

Canadian Resale Restrictions

         The Class A Non-Voting Shares outstanding immediately prior to the offering or issued pursuant to the exercise of options granted prior to the offering may not be sold or otherwise disposed of for value in Canada, except pursuant to either a prospectus, a discretionary exemption or a statutory exemption available only in specific limited circumstances, unless or until, among other things, we have been a reporting issuer for at least twelve months and disclosure to applicable Canadian securities regulatory authorities has been made. We intend to apply to applicable Canadian securities regulatory authorities to permit sales of such shares without the requirement that we be a reporting issuer for at least twelve months prior to such sales. We will become a reporting issuer in each of the provinces of Canada upon the filing of this prospectus with, and the issuance of a receipt therefor by, such Canadian securities regulatory authorities. In addition, sales of our shares in Canada by our control shareholders (generally, persons or companies who alone or in combination with others hold a sufficient number of securities to affect materially the control of the issuer) will be restricted.


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


                                   REGULATION

         We do not believe our dark fiber offering is currently subject to extensive regulation that would have a material adverse effect on our business, financial condition, or operations. See "Risk Factors--Telecommunications Regulation--Extensive Regulation." However, we are part of an industry that is highly regulated by federal, state and local governments whose actions are often subject to regulatory, judicial, or legislative modification. In addition, to the extent that any bandwidth capacity and lit fiber offerings are treated as private carriage, telecommunications services or competitive local exchange carrier ("CLEC") offerings in the United States, additional federal and state regulation would apply to those offerings. Accordingly, there can be no assurance that regulations, current or future, will not have a material adverse effect on us.

United States

         Federal

         U.S. Federal regulation has a significant impact on the telecommunications industry. Federal regulations have undergone major changes in the last four years as the result of the enactment of the Telecommunications Act of 1996 (the "1996 Act") on February 8, 1996. The 1996 Act is the most comprehensive reform of the U.S. telecommunications law since the Communications Act was enacted in 1934. For example, the 1996 Act imposes a number of interconnection and access requirements on telecommunications carriers and on all LECs, including ILECS and CLECs.

         The different ways we intend to offer fiber optic supported services could trigger four alternative types of regulatory requirements: (1) non-communications services, (2) private carrier services, (3) telecommunications services or common carriage and (4) CLEC offerings. The law establishing these alternative regulatory requirements is often unclear, so it is impossible to predict in many instances how the Federal Communications Commission ("FCC") will classify our services. Regulations associated with each type of offering are described below.

         Non-communications Services

         The provision of dark fiber can be viewed as a non-communications service in that it is not a service, but rather the provision of a physical facility that is indistinguishable from other non-communications offerings such as constructing an office building. Many providers of dark fiber are currently operating on the assumption that they are providing unregulated facilities. Although the FCC attempted to regulate dark fiber as a common carrier service, this position was vacated by the U.S. Court of Appeals for the District of Columbia Circuit in 1994. The FCC has not addressed the issue since that time and, thus, we believe that dark fiber is not regulated as a common carrier service at this time. However, there is no assurance that the FCC, on remand, may not take the position again that dark fiber offerings are subject to common carrier regulation.

         Private Carrier Services

         Even if some of our offerings are treated as a communications service, they could be viewed as a private carrier offering. Private carrier offerings typically entail the offering of telecommunications, but are provided to a limited class of users on the basis of individually negotiated terms and conditions that do not meet the definition of a telecommunications service under the 1996 Act. If our services are treated as private carriage, they are generally unregulated by the FCC, but would be subject to universal service payments based on the gross revenues from end users. See "Regulation--United States--Federal--Telecommunications Service--Universal Service." Private carriers may also be subject to access charges if interconnected to LECs.

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

         Telecommunications Services

         Some of our services, such as the provision of bandwidth capacity and lit fiber, may be treated as telecommunications services by the FCC. If some of our services are treated as telecommunications services a significant number of federal regulatory requirements will be applicable to those services.

         The law essentially defines telecommunications carriers to include entities offering telecommunications services for a fee directly to the public or to classes of users so as to be effectively available directly to the public, regardless of the facilities used. "Telecommunications" is defined as the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received. For the reasons stated above regarding our belief that we are not a common carrier, we also believe that we are not a telecommunications carrier concerning our dark fiber offerings. The FCC has ruled that the term "telecommunications carrier" is the same as the definition of common carrier and, therefore, a company providing fiber facilities on an individualized and selective basis, as we propose, is probably not a telecommunications carrier. A decision to this effect has been appealed to federal court. A decision on this appeal reversing or remanding the FCC's conclusion could require that our services be treated as common carriage. Some railroad, power and telecommunications associations--none of which are affiliated with us--have petitioned the FCC to clarify the status of fiber providers in this regard. The FCC's pending court remand, described above, might also address the application of these requirements to us. If the FCC decides that these companies are telecommunications carriers, we would be subject to some regulatory requirements which may impose substantial administrative and other burdens on us.

         If the FCC finds some of our services to be a telecommunications service, we may be regulated as a non-dominant common carrier. The FCC imposes regulations on common carriers such as the Regional Bell Operating Companies ("RBOCs") that have some degree of market power ("dominant carriers"). The FCC imposes less regulation on common carriers without market power ("non-dominant carriers"). Under the FCC's rules, we would be a non-dominant carrier and as such do not need authorization to provide domestic services and can file tariffs on one day's notice. The FCC requires common carriers to obtain an authorization to construct and operate telecommunication facilities and to provide or resell telecommunications services, between the United States and international points.

          General Obligations of All Telecommunications Carriers. To the extent that any of our offerings are treated as telecommunications services, we would be subject to a number of general regulations at the federal level that apply to all telecommunications carriers, including the obligation not to charge unreasonable rates or engage in unreasonable practices, the obligation to not unreasonably discriminate in our service offerings, the need to tariff our services, the potential obligation to allow resale of our services in certain circumstances and the fact that third parties may file complaints against us at the FCC for violations of the Communications Act of 1934 or the FCC's regulations. Certain statistical reporting requirements may also apply. In addition, FCC rules require that telecommunications carriers contribute to universal service support mechanisms, the Telecommunications Relay Service fund, the number portability fund and the North American Number Plan Administrator fund.

         Interconnection Obligations of All Telecommunications Carriers. All telecommunications carriers have the basic duty to interconnect, either directly or indirectly, with the facilities of other telecommunications carriers. This is the minimum level of interconnection required and is generally viewed to impose only minimal requirements as compared with the interconnection obligations imposed on incumbent local exchange carriers ("ILECs") and CLECs described in the next section. All telecommunications carriers must also ensure that they do not install network features, functions or capabilities that do not comply with guidelines and standards established by the FCC to implement requirements to ensure accessibility for individuals with disabilities and to regulations designed to promote interconnectivity of networks. These regulations could be burdensome or expensive and could adversely affect us. The FCC adopted regulations recently that clarify these statutory requirements.

         If the FCC takes the position that some or all of our fiber offerings are subject to common carrier regulation, we nonetheless believe that we could provide facilities in the United States. To do so we would be obligated to obtain Section 214 authorization to provide fiber between Canada and the United States and to disclose,

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

among other things, the extent to which we are owned or controlled by non-U.S. entities. However, FCC policy permits 100 percent direct or indirect non-U.S. investment in common carriers that do not hold radio licenses. Thus, we believe that we could obtain Section 214 authority to provide international common carrier services despite our foreign ownership. Nevertheless, compliance with these regulatory requirements may impose additional administrative and other burdens on us that could have a material adverse effect on our business, financial condition or operations.

         Tariffs and Pricing Requirements. In October 1996, the FCC adopted an order in which it eliminated the requirements that non-dominant interstate interexchange carriers ("IXCs") maintain tariffs on file with the FCC for domestic interstate services. The order does not apply to the switched and special access services of the RBOCs or other LECs. The FCC order was issued pursuant to authority granted to the FCC in the 1996 Act to "forbear" from regulating any telecommunications services provider under particular circumstances. After a nine-month transition period, relationships between interstate carriers and their customers would be set by contract. At that point, long distance companies would be prohibited from filing tariffs with the FCC for interstate, domestic, interexchange services. Carriers have the option to immediately cease filing tariffs. Several parties filed notices for reconsideration of the FCC order and other parties have appealed the decision. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on its merits. Currently, that stay remains in effect and interstate long distance telephony companies are therefore still required to file tariffs. A requirement to file tariffs could lead to regulation of our offerings at the federal level, although the FCC's regulation of non-dominant carriers' tariff filings has been minimal to date. Competitive access providers do not have to file tariffs for their exchange access services, but may if they choose to do so.

         If the stay is lifted and the FCC order becomes effective, telecommunications carriers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The FCC has required that non-dominant IXCs post their rates, terms and conditions for all their interstate, domestic services on their Internet web sites if they have one; this rule is effective once its mandatory detariffing order takes effect. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934. Tariffs also allow a carrier to limit its liability to its customers, including in connection with service interruptions. If tariffs are eliminated, we may become subject to liability risks that we would have been able to limit through tariff filings, and there can be no assurance that potential liabilities will not have a material adverse effect on our results of operations and financial condition and ability to meet our obligations under the notes. In addition, we must obtain prior FCC authorization for installation and operation of international facilities and the provision (including resale) of international long distance services. We are considering whether to file tariffs for these services and would have to file tariffs to the extent our international services are treated as telecommunications services. There has been no proposal to detariff international services.

         With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to some customers without also lowering charges for the same service to all similarly situated customers in the same geographic area, including those whose telecommunications requirements would not justify the use of the lower prices. The FCC in 1999, however, modified this constraint on the ILECs when they face specified levels of competition, which permits them to offer special rate packages to some customers, as it has done in few cases, and other forms of rate flexibility. The rules contemplate an increasing level of flexibility on a city-by-city basis as competitors have facilities in place to compete for local exchange services in those markets. Once such facilities attain 50% coverage the rules contemplate only minimal regulation of carrier access offerings.

         Customer Proprietary Network Information. In February 1998, the FCC adopted rules implementing Section 222 of the Communications Act of 1934, which governs the use of customer proprietary network information by telecommunications carriers. Customer proprietary network information generally includes any information regarding a subscriber's use of a telecommunications service, where it is obtained by a carrier solely by virtue of the carrier-customer relationship. Customer proprietary network information does not include a subscriber's name, telephone number and address, if that information is published or accepted for publication in any


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directory  format.  Under the FCC's  rules,  a carrier may only use a customer's proprietary network information to market a service that is "necessary to, or used in," the provision of a service that the carrier already provides to the customer, unless it receives the customer's prior oral or written consent to use that information to market other services. The Court of Appeals for the Tenth Circuit recently invalidated the FCC's rules with respect to how a carrier must obtain customer authorization for the use of customer proprietary network information. The FCC is expected to further challenge this court decision. In addition, the FCC recently relaxed a number of the requirements it originally adopted, which gives some flexibility to carriers on how to comply with these rules. These rules, either as adopted or as modified, may impede our ability to effectively market integrated packages of services and to expand existing customers' use of our services.

          Universal Service. On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and certain information services provided to qualifying schools and libraries and for services provided to rural health care providers. The FCC also expanded or revised the federal subsidies for local exchange telephony services provided to low-income consumers and consumers in high-cost areas. Providers of interstate telecommunications services, as well as certain other entities, such as private carriers offering excess capacity to end user customers, must pay for these programs. Our share of these federal subsidy funds would be calculated based on end-user revenues. The schools and libraries and rural health care support mechanisms are assessed against interstate, international and intrastate end-user revenues. Currently, the FCC is calculating assessments based on the prior year's revenues and has recently increased the size of the schools and libraries fund by 50 percent. Assuming that the FCC continues to calculate contributions based on the prior year's revenues, we believe that we will not be liable for subsidy payments in any material amount during 2000 because we had no significant end user revenues in 1999. With respect to subsequent years, however, we are currently unable to quantify the amount of subsidy payments that we will be required to make or the effect that these required payments will have on our financial condition. In the May 8th order, the FCC also announced that it would revise its rules for subsidizing service provided to consumers in high-cost areas. The FCC has recently adopted the cost model which it will use to determine the subsidies needed for high-cost areas. The FCC also established the mechanism which will be used starting January 1, 2000 to determine the level of high cost support non-rural carriers will receive. This decision is expected to increase the fund by only a modest amount. In addition, the Court of Appeals for the Fifth Circuit recently affirmed the FCC's universal service program in large part, except that contributions must be based entirely on interstate and international services of interstate carriers (except for carriers providing predominately international services). This decision could substantially affect the level of contributions depending on the jurisdictional nature of the services provided by a carrier. Several petitions for administrative reconsideration of the original FCC order are pending.

         CALEA. We might incur significant expenses to assure that our networks comply with the requirements of CALEA. Under CALEA, telecommunications carriers are required to: (1) provide law enforcement officials with call content and call identifying information pursuant to a valid electronic surveillance warrant ("assistance capability requirements") and (2) reserve a sufficient number of circuits for use by law enforcement officials in executing court authorized electronic surveillance ("capability requirements"). To the extent that we provide facilities-based services, we may incur costs in meeting both of these requirements. In particular, regarding the assistance capability requirements, the government is only required to compensate carriers for the costs of making equipment installed or deployed before January 1, 1995 CALEA complaint. While the telecommunications industry is attempting to negotiate legislative and administrative changes to this reimbursement cut-off date, as it stands today, we will be financially responsible for ensuring that our post-1995 equipment is in compliance. Regarding the capacity requirements, the government will finance any necessary increases in capacity for equipment installed or deployed prior to September 8, 1998, and we are responsible for paying for any necessary increases in capacity for equipment installed or deployed after that date.

         Wiring in Multi-tenant Buildings. The FCC recently instituted a proceeding that could impose obligations on telecommunication carriers' obligation to provide access to competitors or customers to their wiring located in multi-tenant residential and business buildings. It is unknown at this time how the FCC will rule in this proceeding so it is impossible to evaluate its impact on our operations.


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Competitive Local Exchange Carriers Offerings

         It is unclear whether we would be viewed as a LEC with respect to the provision of some of our services. A LEC is defined as a provider of telephone exchange service, which is an interconnected service of the character ordinarily furnished by a single exchange, covered by the local exchange charge, or comparable service provided through a system of switches, transmission equipment, or other facilities, or combination thereof, by which a subscriber can originate and terminate a telecommunications service. The full parameters of what carriers are classified as a CLEC have never been fully defined by the FCC. We do not intend to operate as a CLEC. However, the FCC may disagree with this position. If we are classified as a CLEC, obligations described below that are applicable to CLECs would apply.

         Interconnection Obligations. The 1996 Act is intended to increase competition. The act opens the local services market by requiring ILECs and CLECs, including us to the extent we are treated as a common carrier providing local exchange service, to permit interconnection to their networks and establishing obligations with respect to:

                  Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements. The prices charged by ILECs for terminating calls originated on a CLEC's network must be based on a reasonable approximation of additional cost or through mutual exchange of traffic without explicit payment.

                  Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer all retail telecommunications services to other carriers for resale at discounted rates, based on the costs avoided by the ILEC in the offering.

                  Interconnection.  Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment on the ILEC's premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation.

                  Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including network facilities, features, functions and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). In response to the Supreme Court's decision in AT&T v. Iowa Utilities Board that required the FCC to reconsider which elements should be unbundled, the FCC has adopted an order on remand that affirms its original decision in all significant respects.

                  Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one LEC to another.

                  Dialing Parity. Requires all ILECs and CLECs to provide nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listing with no unreasonable dialing delays. They must also provide dialing parity for inter-local access and transport area ("LATA") services and for intra-LATA toll services. LECs are required to implement dialing parity for intra-LATA toll services during 1999.

                  Access to ROW. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and ROW at reasonable and nondiscriminatory rates, terms and conditions.

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

         ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

         In August 1996, the FCC released a decision (the "Interconnection Decision") establishing rules implementing the 1996 Act requirements that ILECs negotiate interconnection agreements and providing guidelines for review of these agreements by state public utilities commissions. On July 18, 1997, the Eighth Circuit vacated particular portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between ILECs and their competitors. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules. The Supreme Court has reversed the Eighth Circuit's decision on the pricing and "pick and choose" rules. The Eighth Circuit recently issued its mandate to implement the Supreme Court's decision and established procedures for deciding the remaining issues on appeal that were not addressed by the Eighth Circuit or the Supreme Court. These regulations impose added obligations on potential competitors of the company that we would not have to comply with if we were not classified as a CLEC. To the extent that the FCC changes these regulations to be less burdensome, we could face added competition from these companies in the provision of our own services that could adversely affect us. To the extent that carriers may obtain low-priced access to CLEC and ILEC networks, this could reduce the demand for our fiber services. Changes to these interconnection obligations that reduce the interconnection obligations of our competitors could also adversely affect our business.

         In addition, the FCC has the responsibility under the 1996 Act to determine what elements of an ILEC's network must be provided to competitors on an unbundled basis. In August 1999, the FCC required fiber to be offered as an unbundled element. In addition, the FCC had previously allowed state commissions to establish additional unbundling requirements, and some states have required that ILECs unbundle fiber. These decisions to unbundle fiber may decrease the demand for our offerings.

         Other Federal Communications Requirements. CLECs are also subject to other FCC filing requirements. Compliance with these obligations, individually and in the aggregate, may cause us to incur substantial expenses. There can be no assurance that these expenses will not have a material adverse effect upon our results of operations and financial condition and our ability to meet our obligations under the notes. CLECs may, but are not required to, file tariffs for their interstate access services and these rates are regulated as previously described for non-dominant carriers. See "Regulation--United States--Federal--Telecommunications Services--Tariffs and Pricing Requirements." However, the FCC recently issued a Notice of Proposed Rulemaking asking whether it should regulate the terminating access changes of such providers.

         To the extent we provide interexchange telecommunications service, we are required to pay access charges to ILECs when we use the facilities of those companies to originate or terminate interexchange calls. The interstate access charges of ILECs are subject to extensive regulation by the FCC, while those of CLECs or non-CLECs are subject to a lesser degree of FCC regulation but remain subject to the requirement that all charges be just, reasonable and not unreasonably discriminatory. With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to some customers without also lowering charges for the same service to all similarly situated customers in the same geographic area. The FCC recently, however, modified this constraint on the ILECs when specified levels of competition from local exchange providers occur and permitted them to offer special rate packages to some customers, as it has done in a few cases, permitted other forms of rate flexibility. The rules contemplate an increasing level of flexibility on a city-by-city basis as competitors have facilities in place to compete for local exchange services in those markets. Once such facilities attain 50% coverage the rules contemplate only minimal regulation of carrier access offerings. In two orders released on December 24, 1996 and May 16, 1997, the FCC made major changes in the interstate access charge structure. The FCC removed restrictions on ILECs' ability to lower access charges and relaxed the regulation of new switched access services in those markets where there are other providers of access services. The May 16th


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order  increased  the  costs  that  price  cap  LECs  recover  through  monthly, non-traffic sensitive access charges and decreased reliance on traffic-sensitive charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that may grant price cap LECs increased pricing flexibility if the ILEC demonstrates that it faces increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material adverse effect on our ability to compete in providing interstate access services. On appeal, the court upheld the FCC's May 16th order in a decision issued on August 19, 1998.

         Under the 1996 Act, RBOCs are currently prohibited from providing inter-LATA telecommunication services until they can demonstrate that they have opened their local markets to competition. Bell Atlantic in New York received such approval in December 1999. RBOCs are reported to have made substantial progress in achieving compliance with the requirements for such approvals and one or more RBOCs may receive inter-LATA approval in some states within the next year. In anticipation of receiving inter-LATA approval, some RBOCs have made investment in fiber providers that compete with us, e.g., Qwest and Williams. If regulators grant widespread inter-LATA approvals, we could be adversely affected through added competition because of these regulatory approvals.

         Reciprocal Compensation. All ILECs and CLECs must complete calls originated by other carriers under reciprocal compensation arrangements. That is, the LEC terminating a local call is entitled to payment from the LEC originating a call. Charges assessed by the ILECs for terminating calls originated on a CLEC's network must be based on a reasonable approximation of additional cost or through mutual exchange of traffic without explicit payment. The FCC determined that Internet traffic is interstate in nature, not local, and has initiated a proceeding to determine appropriate carrier-to-carrier compensation. At the same time, the FCC declined to overturn a multitude of state decisions requiring ILECs to pay CLECs compensation for delivering
Internet traffic to ISPs. The FCC's decision is on appeal, and ILECs are expected to ask states or federal courts to reverse the existing state determinations.

Regulation of Cable

         The FCC has the responsibility under the Act Relating to the Landing and Operation of Submarine Cables in the United States, 47 U.S.C. ss.ss. 34-39 ("Cable Landing Act"), to issue licenses for the landing and operation of submarine cables in the United States. The FCC routinely grants cable landing licenses to applicants, similar to us, from WTO Member countries subject to U.S. State Department approval. However, applicants must disclose the extent to which they are owned or controlled by non-U.S. entities. Although the FCC retains the right to restrict foreign ownership of cable landing licenses that raise national security concerns, it has not yet done so. We already hold one submarine cable landing license and believe that the FCC is unlikely to restrict our ownership of additional cable landing licenses despite our foreign ownership. Nevertheless, there can be no assurance that the FCC would not deny, or condition, any application by us to provide common carrier services. No later than 90 days prior to construction of the cable, however, applicants for cable landing licenses must also provide ownership information with respect to the cable landing station. The FCC may restrict non-U.S. ownership of cable landing stations to protect the national security of the United States. The construction of new submarine cable systems is categorically excluded from environmental processing rules.

         State

         The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. In addition, under current FCC policies, any dedicated transmission service or facility that is used more than 10% of the time for interstate or foreign communication is generally subject to FCC jurisdiction rather than state regulation.

         Despite these prohibitions and limitations, telecommunications services are subject to various state regulations. Among other things, the states may:

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o    require the certification of TSPs,

o regulate the rates of intrastate offerings and the terms and conditions of both intrastate and certain interstate service offerings and

o adopt regulations necessary to preserve universal service, ensure the continued quality of communications services, safeguard the rights of consumers and protect public safety and welfare. Accordingly, state involvement in telecommunications services may be substantial.

          In addition, state law may not recognize "private carriage" and, therefore, even if certain of our offerings are treated as "private carriage" at the federal level, they may be regulated as telecommunications or common carrier services at the state level. At present, we, through various subsidiaries, have tariffs on file with, and/or have obtained various certificates of operating authority from, approximately 25 states that were necessary under state laws to gain authorizations needed to operate as a carrier or to construct fiber facilities in those states, even though we do not operate as a common carrier. Those tariffs provide that prices, terms and conditions of an offering will be set based upon individual determinations for each customer. These tariffs may be subject to challenge, but usually are not challenged. None of our tariffs has been changed to date. Various state regulators may attempt to regulate our rates or practices, but, generally, state regulators do not actively regulate the offerings of non-dominant carriers such as us.

         The state regulatory environment varies substantially from state to state. For example, our pricing flexibility for products or services which are intrastate in nature may be limited by regulation in some jurisdictions. In addition, in arbitrating interconnection agreements under the 1996 Act between ILECs and their potential competitors, some state commissions have considered whether fiber should be an unbundled network element. The New York Public Service Commission determined that it would not require NYNEX Corporation to provide fiber as an unbundled network element. State commissions in Florida, Maryland, North Carolina and Virginia have either refused to require the ILECs to offer fiber to competitors or have stated that the issue would be addressed at a later time. On the other hand, state commissions in Illinois, Massachusetts, Arizona, Georgia, Minnesota, Ohio, Oregon and Tennessee have found fiber to be a network element and required the ILECs to offer it on an unbundled basis to CLECs. There can be no assurance that these requirements, and the associated pricing methodologies, where applicable will not reduce the demand for our offerings.

         Local

         In addition to federal and state laws, local governments exercise legal authority that may affect our business. For example, some local governments retain the ability to license public ROW, subject, however, to the federal limitation that local authorities may not prohibit entities from entering the telecommunications market. Compliance with local requirements may delay and increase the costs of our use of public ROW. Accordingly, these requirements could impose substantial burdens on us.

Canada

         Companies that own or operate transmission facilities in Canada that are used to offer telecommunications services to the public for compensation, are classified as telecommunications common carriers ("TCCs") under Canada's Telecommunications Act and, with the exception of telecommunications carriers in the Province of Saskatchewan, are subject to the regulatory authority of the CRTC, Canada's federal telecommunications regulator. Unlike the dual jurisdictional arrangement in the United States, there is no equivalent in Canada to U.S. state regulation of telecommunications services. Consequently, both the local and long distance operations of Canadian facilities-based TSPs are subject to exclusive CRTC regulatory jurisdiction.

         Historically, the Canadian telecommunications industry has been characterized by a number of regionally based ILECs. These regional companies, who later evolved into the Stentor alliance of telephone companies, were the sole facilities-based providers of both local and long distance telephone services in Canada. Each incumbent telephone company, with the exception of Bell Canada, effectively operated in a province (with BC

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TEL  serving  most of British  Columbia,  TELUS  Communications  Inc.  ("Telus")
serving Alberta, SaskTel serving Saskatchewan, MTS Communications Inc. serving Manitoba, Bell Canada serving most of Ontario and Quebec, Maritime Tel & Tel Limited serving Nova Scotia, The New Brunswick Telephone Company, Limited serving New Brunswick, NewTel Communications Inc. serving Newfoundland and The Island Telephone Company Limited serving Prince Edward Island).

         In a series of decisions beginning in 1979, the CRTC has gradually opened each telecommunications services market in Canada to competition, including the private line voice and data markets in 1979, the enhanced and cellular services markets in 1984, the domestic long distance voice market in 1992, the local telephony market in 1997 and the international long distance and local pay telephone markets in 1998.

         The CRTC has the power to forbear from regulating the services of Canadian carriers where it finds that a telecommunications service or class of service is or will be subject to competition sufficient to protect the interests of users. Some Canadian carriers, such as the ILECs, are classified by the CRTC as "dominant" because of their market power and control over the supply of local services and some long distance services. Carriers classified as "non-dominant" by the CRTC are subject to less regulation than dominant carriers and include facilities-based long distance providers such as AT&T Canada and Call-Net Technology Services Inc. and CLECs, such as MetroNet Communications Group Inc. (now AT&T Canada). The CRTC has forborne from regulating the long distance services, private line services, dedicated access services and local switched telephony services provided by carriers that are not affiliated with the ILECs. In December 1997, the CRTC also forbore from regulating discount long distance services and some private line services offered by the ILECs finding them to no longer possess significant market power in these market segments.

         We offer fiber capacity to our customers on a sale, IRU, swap or lease basis. As some of these activities bring us within the definition of a TCC, we are subject to the provisions of the Telecommunications Act and to regulation by the CRTC. However, in a 1995 decision, the CRTC concluded that telecommunications services provided by non-dominant carriers should not be subject to extensive regulation. We believe that all of the telecommunications services that we provide qualify under this decision as non-dominant carrier services. As such, we do not believe that our operations in Canada are subject to extensive regulation by the CRTC. However, the CRTC's view as to the need for and extent of regulation over non-dominant carriers may change.

         The CRTC is considering reform of the current contribution regime. The CRTC's contribution regime was originally established in 1992 as a means of ensuring that rates for local residential telephone service remain affordable. Under the regime, providers of certain types of long distance voice and data services are required to pay a subsidy or "contribution" on each minute of traffic that is originated or terminated on local switched telephone networks or on cross-border or overseas access circuits. These contribution payments are pooled within each ILEC territory and are paid out to ILECs and CLECs serving residential local customers, based on the number of residential network access services they serve and the level of the subsidy available in the rate band being served. On March 1, 1999, the CRTC initiated a proceeding to consider possible reforms to the current contribution mechanism. In the public notice that initiated the proceeding, the CRTC invited interested parties to submit proposals on other mechanisms which could be used to collect contribution. Although this public notice proceeding is not yet closed, some parties in the proceeding have advocated that the current contribution regime should be converted into a revenue-based regime under which contribution would be paid on a percentage of a TSP's revenues (regardless of the types of services offered by the service provider), rather than on certain types of telecommunications traffic.

         We do not believe that our activities in Canada are subject to the requirement to pay contribution under the current contribution regime, except with the possible exception of some of our "lit" fiber services. However, given that the current contribution regime is under review by the CRTC, there can be no assurance that we would be exempt from the requirement to pay contribution in the future, particularly if the CRTC decides to adopt a revenue-based regime.


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         Restrictions on Foreign Ownership

         Under the Canadian ownership provisions of the Telecommunications Act, a "telecommunications common carrier" is not eligible to operate in Canada unless it is owned and controlled by Canadians. Furthermore, no more than 20% of the members of the board of directors of a telecommunications common carrier may be non-Canadian and no more than 20% of the voting shares of a telecommunications common carrier may be beneficially owned by non-Canadians. In addition, no more than 33 1/3% of the voting shares of a non-operating parent corporation of a telecommunications common carrier may be beneficially owned or controlled by non-Canadians and neither the telecommunications common carrier nor its parent may be otherwise controlled in fact by non-Canadians.

         As we make available the retained fiber in our network in Canada on an IRU or lease basis, the operating company is subject to the Canadian ownership provisions of the Telecommunications Act and Worldwide Fiber Inc. is subject to the non-operating parent corporation provisions. Although we believe that we are in compliance with the relevant legislation, there can be no assurance that a future CRTC determination or events beyond our control will not result in us ceasing to comply with the ownership provisions of the Telecommunications Act. Should this occur, our ability to operate under the Telecommunications Act could be jeopardized and our business could be materially adversely affected.

         International Traffic

         On October 1, 1998, the CRTC issued Telecom Decision CRTC 98-17 ("Decision 98-17") which established a framework for competition in Canada's international telecommunications services market to coincide with the Government of Canada's decision to terminate the monopoly of Teleglobe Canada Inc. over telecommunications facilities linking Canada to overseas destinations. In that decision, the CRTC determined that a party acquiring an IRU interest in an international submarine cable would not necessarily fall within the definition of a TCC. As a result, acquirers of IRUs in international submarine cables need not be Canadian-owned and controlled. We believe that this determination by the CRTC will create greater opportunities for foreign owned TSPs to purchase IRUs and other types of wholesale bandwidth capacity in the Canadian portion of our network. However, given the fact that the CRTC's findings in Decision 98-17 were limited to IRU interests held in international submarine cables, as well as the fact that IRU arrangements can involve various degrees of ownership and control over fiber facilities, there can be no assurance that holders of IRUs acquired in domestic fiber facilities, including those constructed by us, would be exempt from the Canadian ownership provisions contained in the Telecommunications Act.

         In addition to determining the status of IRU under the Telecommunications Act, the CRTC made a determination in Decision 98-17 to eliminate Canada's "bypass" rules, which had prohibited the routing of Canada-Canada and Canada-overseas traffic through the United States. Effective October 1, 1998, TSPs and users in Canada may route basic telecommunications traffic which either originates or terminates in Canada through the United States. Given the fact that a decision to bypass Canadian network facilities may be based on a variety of factors, including, but not limited to, cost, technology, traffic patterns and the availability of suitable facilities, there is a risk that prospective customers for segments of the network in Canada may choose to purchase, lease or obtain IRU in dark or lit fiber in the United States rather than in Canada. There can be no assurance that we will be able to attract and retain a sufficient number of customers for the Canadian portions of our network, which could have a material adverse effect on our business, financial condition and results of operations.

         On September 18, 1998, the Stentor alliance announced that, while it will continue to coordinate national network management for the regionally based ILECs, it will cease other joint initiatives in national product development, marketing and other areas. We believe that the restructuring of the Stentor alliance, the launch by Bell Canada of its national telecommunications company, the merger of BC TELECOM Inc. and TELUS to create BCT.Telus and the merger of ILECs in Atlantic Canada to create Aliant will create increased opportunities for us in the Canadian carrier market as the ILECs expand beyond their traditional serving territories.


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         CRTC Proceedings

         On March 19, 1999, we filed an application with the CRTC seeking orders under the Telecommunications Act which would permit us to continue to have access to street crossings and other municipal properties in the City of Vancouver for the purpose of constructing, testing and operating our network facilities within that city. In an answer to our application, the City took the position that we were not eligible to apply to the CRTC for relief under the Telecommunications Act. On the same day, the City filed an application with the CRTC requesting orders which would permit some of the carriers that have obtained IRUs from us to continue to construct, operate and maintain those facilities on a zero rate, interim basis, until the CRTC has made a determination on the appropriate terms, conditions and compensation that should be payable to the City for the use of municipal property. In a ruling issued on October 27, 1999, the CRTC granted the City's request for an interim order directing each of the carriers that obtained IRUs from us to pay the City $1.00 for the right to access the City's municipal property during the period of time before the CRTC makes a determination for the appropriate terms, conditions and compensation that should be payable to the City for the use of municipal property. On December 3, 1999, the CRTC issued a public notice which invited interested parties to comment on what the terms and conditions of access by Canadian carriers to municipal property in Vancouver should be for the purposes of constructing, maintaining and operating transmission lines. We anticipate that the CRTC will render a decision on our March 19, 1999 application against the City at the same time that it renders a decision on the matters raised by its public notice proceeding. Failure to obtain the orders we have requested in our initial application to the CRTC could have a material adverse effect on our business, financial condition and results of operations.

European Union

         Regulations of telecommunications in the European Union (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom) is subject to the requirements of European Union Law. Apart from general antitrust rules, the relevant European Union law mainly consists of directives adopted by the European Council and the European Commission (pursuant to the Treaty of Rome), which are addressed to, and are binding on, the member states of the European Union, and which require implementation in the national laws of those states. These directives are intended to establish harmonized core regulatory requirements across the European Union. They do not, however, cover every aspect of telecommunications regulation. In addition, in some cases they give a choice of different options to the member countries, or are limited to giving general principles, the detailed implementation of which must be established by the relevant national legislation.

         European Union law requires that many of the rules concerning licensing, interconnection, retail service and technical issues should have substantially the same effect in all member countries. However, due to the permitted discretion as to how EU rules are given effect within national boundaries, and/or due to ambiguity in the EU rules giving rise to different interpretations and/or due to failure by member states to properly implement such rules by the required deadline or correctly, there are often important differences in the applicable rules between member states. Private parties may, in reliance on European Union Directives, be able to bring actions in their national courts against national laws or regulations which fail to properly implement EU Directives but legal proceedings are costly and take a long time. The European Commission may bring actions in the European Court of Justice against the member states for failure to implement EU legislation properly, but such action may also take a long time, and the European Commission does not always take such action or only takes such action after a considerable delay. In consequence, for practical purposes, there may be significant differences between the rules applying in different member states, even where European Law is intended to introduce rules which are similar in effect.

         A Commission Directive known as the Full Competition Directive required all member states except those with express derogations (Greece, Ireland, Luxembourg, Portugal and Spain) to permit competition in all telecommunications services by removing restrictions on the provision of telecommunications services and telecommunications infrastructure by 1 January 1998.


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

         A directive known as the Licensing Directive establishes a framework for the granting of national authorizations and licenses "for the purpose of providing telecommunications services, including authorizations for the establishment and/or operation of telecommunications networks required for the provision of such services." We are advised that there is substantial support for the view that this directive, and/or other directives only enable member states to require telecommunications licenses, authorizations, or other forms of permission, to the extent that a telecommunications service is being provided and that absent such service, as in the case of the mere construction or control of or provision of unlit optical fiber cables, no telecommunications license, authorization or other permission can be required under European Union law. However we are also advised not all member states may interpret the requirements of European Union law in this manner, and that for practical purposes it is therefore necessary to analyze national law and regulation in each case. When we are operating or in control of fiber which is functioning or "lit" we are advised that we may on the other hand, in any particular member state, be required, to apply for an individual license if we are deemed to be providing a public telecommunications network or publicly available voice telephony services, or that we may benefit from applying for such a license to gain the rights to numbers and to gain access to ROW in respect of land. Alternatively, in some countries, we may simply be required to comply with a notification or registration procedures.

         A directive known as the Interconnection Directive requires that in any member state where we eventually offer leased lines to user premises, or control access to network termination points identified by numbers in the national numbering plan, we will have the right to negotiate interconnection with any other operators and the obligation to negotiate such interconnection when so requested. In addition, to the extent that we offer "bearer capabilities," individual member states may give us the right (and, if so, the obligation) to negotiate interconnection with other operators.

         The Interconnection Directive also requires that to the extent that we are included by any member state in the class of operators with a right and obligation to interconnect as just described, then fixed network operators deemed by the member state regulator, to have "significant market power" (as defined in that directive) must offer us interconnection on standard, cost oriented, non-discriminatory and transparent terms. However, to the extent that we are not granted any interconnection rights in any member state, we will not be entitled to cost-oriented charges from such an operator, and may be required to pay tariffs which are significantly higher in most member states.

         The European Commission has recommended that cost-oriented interconnection charges which some fixed network operators with significant market power are required to apply, should be based on long run incremental costs, which is similar to TELRIC, the cost model used by the FCC in the US. However, in the absence of appropriate accounts or models of such rates, the Commission has published benchmark interconnection rates, above which national regulators should seek justification from the relevant fixed network operator.

         Each European Union member state in which we currently conduct our business has a different regulatory regime and such differences are expected to continue. In addition, in connection with the Telia agreement we will be operating a segment of our European network in Norway, which is not a member of the European Union and therefore not subject to the various rules and regulations governing European Union member states. Norway does however have its own regulatory regime to which our operations will be subject.


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                           DESCRIPTION OF INDEBTEDNESS

1999 Notes

         General. The 1999 Notes are senior obligations of ours, limited to $500 million in principal amount, and mature on August 1, 2009. The 1999 Notes, which were issued pursuant to the 1999 Indenture, accrue interest at a rate of 12% per annum. Interest is payable each August 1 and February 1, commencing on February 1, 2000.

         Ranking. The 1999 Notes rank senior in right of payment to any of our future subordinated indebtedness and pari passu in right of payment with all of our senior indebtedness, including the 1998 Notes (see below).

         Optional Redemption. The 1999 Notes are not redeemable prior to August 1, 2004. Thereafter, the 1999 Notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the 1999 Indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period beginning on August 1 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1999 Notes, listed below:

Year                                           Redemption Price
----                                           ----------------
2004........................................         106.000%
2005........................................         104.000%
2006........................................         102.000%
2007........................................         100.000%

         In addition, (1) prior to August 1, 2002, we may redeem up to 35% of the sum of a) the originally issued principal amount of the 1999 Notes and b) any subsequent notes issued under the 1999 Indenture, at 112% of their principal amount, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more public equity offerings; provided, however, that at least 65% of the sum of a) the originally issued principal amount of the 1999 Notes and b) any subsequent notes issued under the 1999 Indenture, remains outstanding after the occurrence of the redemption and (2) we may redeem the 1999 Notes at their face value if we become obligated to pay any additional amounts as a result of change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding their application or interpretation.

         Change of Control. Upon the occurrence of a change of control, each holder of 1999 Notes will have the right to require us to repurchase all or any part of that holder's 1999 Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

     Covenants. The 1999 Indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

o    borrow money;

o    pay dividends on stock or repurchase stock;

o    make investments;

o    use assets as security in other transactions; and

o    sell certain assets or merge with or into other companies.

         Events of Default. The 1999 Indenture contains customary events of default, including:

o    defaults in the payment of principal, premium or interest;

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

o    defaults in the compliance with covenants contained in the 1999 Indenture;

o    cross defaults on more than $10 million of other indebtedness;

o failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise; and

o    the bankruptcy of Worldwide Fiber Inc. or certain of its subsidiaries.

1998 Notes

         General. The 1998 Notes are senior obligations of ours, limited to $175 million in principal amount and mature on December 15, 2005. The 1998 Notes, which were issued pursuant to the 1998 indenture, accrue interest at a rate of 12 1/2% per annum. Interest is payable each June 15 and December 15, commencing on June 15, 1999.

         Ranking. The 1998 Notes rank senior in right of payment to any of our future subordinated indebtedness and pari passu in right of payment with all of our senior indebtedness, including the Notes.

         Optional Redemption. The 1998 Notes are not redeemable prior to December 31, 2003. Thereafter, the 1998 Notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the 1998 Indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period beginning on December 31 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1998 Notes, listed below:

Year                                                     Redemption Price
----                                                     ----------------
2003...............................................      106.250%
2004...............................................      100.000%

         Despite the foregoing, however, we shall not be permitted to make an optional redemption until we consummate an offer with respect to the amount of cash generated by us which is not used for the provision of taxes, fixed charges, extraordinary losses or to repay secured indebtedness (the "Accumulated Excess Cash Flow Amount") existing at December 31, 2003 as described in "Excess Cash Flow Offer" below.

         In addition, (1) prior to December 15, 2001, we may redeem up to 35% of the originally issued principal amount of the 1998 Notes at 112.5% of their principal amount, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more public equity offerings; provided, however, that at least 65% of the originally issued principal amount of the 1998 Notes remains outstanding after the occurrence of the redemption and (2) we may redeem the 1998 Notes at their face value if we become obligated to pay any additional amounts as a result of change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding their application or interpretation.

         Change of Control. Upon the occurrence of a change of control, each holder of 1998 Notes will have the right to require us to repurchase all or any part of that holder's 1998 Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

         Excess  Cash Flow  Offer.  If at the end of our  fiscal  quarter  ended
December 31, 2000 or any fiscal quarter ending on June 30 or December 31 thereafter, our Accumulated Excess Cash Flow Amount exceeds $10.0 million, we will be required to make an offer to all holders of 1998 Notes to purchase the maximum principal amount of 1998 Notes that may be purchased using that Accumulated Excess Cash Flow Amount at an offer price equal to 110% of the principal amount of the 1998 Notes, plus accrued and unpaid interest to the date of purchase, subject to a limitation that we are not obliged to repurchase more than 25% of the original principal amount of the 1998 Notes before December 31, 2003.

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

     Covenants. The 1998 indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

o    borrow money;

o    pay dividends on stock or repurchase stock;

o    make investments;

o    use assets as security in other transactions; and

o    sell certain assets or merge with or into other companies.

         Events of Default. The 1998 indenture contains customary events of default, including:

o    defaults in the payment of principal, premium or interest;

o    defaults in the compliance with covenants contained in the 1998 indenture;

o    cross defaults on more than $10 million of other indebtedness;

o failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise; and

o    the bankruptcy of Worldwide Fiber Inc. or certain of its subsidiaries.

Proposed Worldwide Fiber Inc. Credit Facility

         We have accepted a commitment letter from an affiliate of Salomon Smith Barney Inc., one of the initial purchasers of the notes, to arrange, subject to credit approval and final documentation, a senior secured revolving credit facility of up to $115 million with additional senior secured revolving purchase money facilities of $35 million. We expect the facility to close in the first quarter of 2000.

         The indebtedness outstanding under the proposed credit facility would be guaranteed by some of our subsidiaries and would be secured by all property and assets owned by and all capital stock and intercompany indebtedness of us and some of our subsidiaries.

         The proposed credit facility would contain various covenants which would restrict us and our subsidiaries with respect to, among other things, incurring indebtedness, entering into merger or consolidation transactions, disposing of our assets, acquiring assets, making certain restricted payments, repaying the notes, creating any liens on our assets, making investments and entering into sale and leaseback transactions and transactions with affiliates. The proposed credit facility would also require that we comply with various financial covenants, including a fixed charge coverage ratio, maximum leverage ratios and a limit on capital expenditures. The proposed credit facility would also contain certain events of default, including default upon the nonpayment of principal, interest, fees or other amounts, a cross-default with respect to other obligations of ours and our subsidiaries, failure to comply with certain covenants, conditions or provisions under the credit facility, the existence of certain unstayed or undischarged judgments, the occurrence of any default under material agreements that could result in a material adverse effect on us, the making of materially false or misleading representations or warranties, or the commencement of reorganization, bankruptcy, insolvency or similar proceedings or the occurrence of certain ERISA events or a change of control. Upon occurrence and during the continuance of an event of default under the credit facility, all obligations under the credit facility could be declared to be immediately due and payable.


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

         We are likely from time to time, prior to the maturity date of the notes, to refinance, replace, restructure, substitute for, amend or supplement the credit facility. The actual terms of any credit facility could differ substantially from the proposed facility outlined above.

Proposed Hibernia Credit Facility

         We have accepted a commitment letter from Goldman Sachs Credit Partners L.P., DLJ Capital Funding, Inc. and Credit Suisse First Boston, to arrange, subject to some standard conditions, including completion of definitive documentation, up to $565 million in senior secured credit facilities consisting of two term loan facilities aggregating $540 million and a $25 million working capital revolving credit facility.

         The indebtedness outstanding under the proposed credit facility would be borrowed by a group of our subsidiaries and would be secured by all property and assets owned by that subsidiary and relating to Hibernia. The proposed facility would be non-recourse to Worldwide Fiber Inc. The proposed credit facility would contain various covenants which would restrict the subsidiary to the development, design, engineering, construction and installation of Hibernia. The actual terms of the definitive credit facility could differ substantially from the proposed facility outlined above.


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


          MATERIAL UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

         In this section we summarize the material U.S. federal and Canadian federal income tax consequences of the ownership and disposition of Class A Non-Voting Shares beneficially owned by individuals and corporations which:

o for purposes of the U.S. Internal Revenue Code of 1986 (the "Code"), are U.S. persons and, for purposes of the Income Tax Act (Canada) (the "Income Tax Act") and the Canada-United States Income Tax Convention, are residents of the United States and not resident in Canada;

o hold Class A Non-Voting Shares as capital assets for purposes of the Code and capital property for purposes of the Income Tax Act;

o    deal at arm's length with us for purposes of the Income Tax Act; and

o do not and will not use or hold the Class A Non-Voting Shares in carrying on a business in Canada.

We will refer to persons who satisfy the above conditions as "Unconnected U.S. Shareholders."

         The tax consequences of an investment in Class A Non-Voting Shares by persons who are not Unconnected U.S. Shareholders may differ materially from the tax consequences discussed in this section. The Income Tax Act contains rules relating to securities held by some financial institutions. We do not discuss these rules and holders that are financial institutions should consult their own tax advisors.

         This discussion is based upon the following, all as currently in effect:

o    the Income Tax Act and regulations under the Income Tax Act;

o    the Code and Treasury regulations under the Code;

o    the Canada-United States Income Tax Convention (1980);

o the administrative policies and practices published by the Canadian Customs and Revenue Agency, formerly Revenue Canada;

o all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this registration statement;

o    the administrative policies published by the U.S. Internal Revenue Service;
     and

o        judicial decisions.

All of the foregoing are subject to change either prospectively or retroactively. We do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the United States or foreign jurisdictions.

         This discussion summarizes the material U.S. federal and Canadian federal income tax considerations of the ownership and disposition of Class A Non-Voting Shares. This discussion does not address all possible tax consequences relating to an investment in Class A Non-Voting Shares. We have not taken into account your particular circumstances and do not address consequences peculiar to you if you are subject to special provisions of U.S. or Canadian income tax law (including, without limitation, dealers in securities or foreign currency, tax-exempt entities, banks, insurance companies or other financial institutions, persons that hold Class A Non-Voting Shares as part of a "straddle," "hedge" or "conversion transaction," and unconnected U.S. Shareholders that have a "functional currency" other than the U.S. dollar or that own Class A Non-Voting Shares through a partnership or other pass-through entity). Therefore, you should consult your own tax advisor regarding the tax consequences of purchasing Class A Non-Voting Shares in this offering.

U.S. Federal Income Tax Considerations

         As an Unconnected U.S. Shareholder, you generally will be required to include in income dividend distributions paid by us to the extent of our current or accumulated earnings and profits as computed based on U.S. income tax principles. The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of receipt based on the exchange rate on such date, regardless of whether the payment is in fact converted to U.S. dollars and without reduction for Canadian withholding tax. (For a discussion of Canadian withholding taxes applicable to dividends paid by us, see "Certain Canadian Federal Income Tax Considerations.") You will generally be entitled to a foreign tax credit or deduction in an amount equal to the Canadian tax withheld. To the extent distributions paid by us on the Class A Non-Voting Shares exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to your adjusted tax basis in the shares and then as capital gain from the sale or exchange of the shares.

         Dividends paid by us generally will constitute foreign source dividend income and "passive income" for purposes of the foreign tax credit, which could reduce the amount of foreign tax credits available to you. The Code applies various limitations on the amount of foreign tax credits that may be available to a U.S. taxpayer. Because of the complexity of those limitations, you should consult your own tax advisor with respect to the availability of foreign tax credits.

         Dividends paid by us on the Class A Non-Voting Shares generally will not be eligible for the "dividends received" deduction.

         If you sell the Class A Non-Voting Shares, you generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the shares. Any such gain or loss will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one year, and will generally be U.S. source gain or loss.

         Dividends paid by us on the Class A Non-Voting Shares generally will not be subject to U.S. information reporting or the 31% backup withholding tax unless they are paid in the United States through a U.S. or U.S.-related paying agent, including a broker. If you furnish the paying agent with a duly completed and signed Form W-9, such dividends will not be subject to the backup withholding tax. You will be allowed a refund or a credit equal to any amount withheld under the U.S. backup withholding tax rules against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Foreign Personal Holding Company Rules

         Special U.S. tax rules apply to a shareholder of a foreign personal holding company ("FPHC"). We would be classified as a FPHC in any taxable year if both of the following tests are satisfied:

o five or fewer individuals who are U.S. citizens or residents own or are deemed to own more than 50% of the total voting power of all classes of our stock entitled to vote or the total value of our stock; and

o at least 60% of our gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interest, gains from the sale or exchange of stock or securities, rents and royalties.

         We believe that we are not a FPHC, and we do not expect to become a FPHC as a result of the offering. However, we can not assure you that we will not qualify as a FPHC in the future.

Passive Foreign Investment Company Rules

         The passive foreign investment company ("PFIC") provisions of the Code can have significant tax effects on Unconnected U.S. Shareholders. We could be classified as a PFIC if, after the application of certain "look through" rules, for any taxable year, either:

o 75% or more of our gross income is "passive income," which includes interest, dividends and certain rents and royalties; or

o the average quarterly percentage, by fair market value of our assets that produce or are held for the production of "passive income" is 50% or more of the fair market value of all our assets.

         To the extent we own at least 25% by value of the stock of another corporation, we are treated for purposes of the PFIC tests as owning our proportionate share of the assets of such corporation, and as receiving directly our proportionate share of the income of such corporation.

         Distributions which constitute "excess distributions" from a PFIC and dispositions of Class A Non-Voting Shares of a PFIC are subject to the following special rules: (1) the excess distributions (generally any distributions received by an Unconnected U.S. Shareholder on the shares in any taxable year that are greater than 125% of the average annual distributions received by such Unconnected U.S. Shareholder in the three preceding taxable years, or the Unconnected U.S. Shareholder's holding period for the shares, if shorter) or gain would be allocated ratably over an Unconnected U.S. shareholder's holding period for the shares, (2) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC would be treated as ordinary income in the current taxable year, and (3) the amount allocated to each of the other taxable years would be subject to the highest rate of tax on ordinary income in effect for that year and to an interest charge based on the value of the tax deferred during the period during which the shares are owned.

         Subject to specific limitations, Unconnected U.S. Shareholders who actually or constructively own marketable shares in a PFIC may make an election under section 1296 of the Code to mark those shares to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark-to-market election and actual gains and losses realized upon disposition, subject to specific limitations, will be treated as ordinary gains or losses. For this purpose, we believe that our shares will be treated as "marketable securities" within the meaning of Section 1296(e)(1) of the Code.

         We believe that we will not be a PFIC for the current fiscal year and we do not expect to become a PFIC in future years. Whether we are a PFIC in any year and the tax consequences relating to PFIC status will depend on the composition of our income and assets, including cash. You should be aware, however, that if we are or become a PFIC we may not be able or willing to satisfy record-keeping requirements that would enable you to make a "qualified electing fund" election. You should consult your tax advisor with respect to how the PFIC rules affect your tax situation.

Controlled Foreign Corporation Rules

         If more than 50% of the voting power or total value of all classes of our shares is owned, directly or indirectly, by U.S. shareholders, each of which owns 10% or more of the total combined voting power of all classes of our shares, we could be treated as a controlled foreign corporation ("CFC") under Subpart F of the Code. This classification would require such 10% or greater shareholders to include in income their pro rata shares of our "Subpart F Income," as defined in the Code. In addition, under Section 1248 of the Code, gain from the sale or exchange of shares by an Unconnected U.S. Shareholder who is or was a 10% or greater shareholder at any time during the five year period ending with the sale or exchange will be ordinary dividend income to the extent of our earnings and profits attributable to the shares sold or exchanged.

         We believe that we are not a CFC and we will not become a CFC as a result of the offering. However, we can not assure you that we will not become a CFC in the future.

Certain Canadian Federal Income Tax Considerations

         In this section, we summarize the material anticipated Canadian federal income tax considerations relevant to your purchase of Class A Non-Voting Shares.

         Under  the  Income  Tax  Act,  assuming  you  are an  Unconnected  U.S.
Shareholder, and provided the Class A Non-Voting Shares are listed on a prescribed stock exchange, which includes the TSE and Nasdaq, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the Class A Non-Voting Shares unless you alone or together with persons with whom you did not deal at arm's length owned or had rights to acquire 25% or more of our issued shares of any class at any time during the five year period before the actual or deemed disposition.

          Dividends paid, credited or deemed to have been paid or credited on the Class A Non-Voting Shares to Unconnected U.S. Shareholders will be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act. Under the Canada-United States Income Tax Convention, the rate of withholding tax on dividends generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S.
Shareholders that are corporations that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends is reduced to 5%, and for those who do own at least 10% of our voting shares, the rate of withholding tax is reduced to 15%.

         Canada does not currently impose any estate taxes or succession duties. However, if you die, there is generally a deemed disposition of the Class A Non-Voting Shares held at that time for proceeds of disposition equal to the fair market value of the Class A Non-Voting Shares immediately before the death. Capital gains realized on the deemed disposition, if any, will have the income tax consequences described above.

                                  UNDERWRITING

     We, the selling shareholders and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, TD Securities Inc., Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated, Nesbitt Burns Inc., Hambrecht & Quist LLC, RBC Dominion Securities Inc. and Warburg Dillon Read LLC are the representatives of the Underwriters.

Underwriters                                                Number of Shares
------------                                                ----------------
Goldman, Sachs & Co. .................................
Donaldson, Lufkin & Jenrette Securities Corporation ..
Credit Suisse First Boston Corporation ...............
TD Securities Inc. ...................................
Bear, Stearns & Co. Inc. .............................
Morgan Stanley & Co. Incorporated ....................
Nesbitt Burns Inc. ...................................
Hambrecht & Quist LLC ................................
RBC Dominion Securities Inc. .........................
Warburg Dillon Read LLC ..............................
          Total.......................................       ===============

     Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, TD Securities Inc., Bear, Stearns & Co., Inc., Morgan Stanley & Co. Incorporated, Nesbitt Burns Inc., Hambrecht & Quist LLC, RBC Dominion Securities Inc. and Warburg Dillon Read LLC will, either directly or through their U.S. broker-dealer affiliates, offer the Class A Non-Voting Shares in the U.S. Goldman, Sachs & Co. (through its Canadian dealer affiliate, Goldman Sachs Canada Inc.), Credit Suisse First Boston Corporation (through its Canadian dealer affiliate, Credit Suisse First Boston Securities Canada Inc.), TD Securities Inc., Morgan Stanley & Co. Incorporated (through its Canadian dealer affiliate, Morgan Stanley Canada Limited), Nesbitt Burns Inc., RBC Dominion Securities Inc. and Warburg Dillon Read LLC (through its Canadian dealer affiliate, Bunting Warburg Dillon Read Inc.) will offer the Class A Non-Voting Shares for sale in Canada. In addition, the Underwriters, through their international affiliates, will offer the Class A Non-Voting Shares for sale outside of the United States and Canada. The public offering price and underwriting commission per Class A Non-Voting Share for shares offered in the United States, Canada and outside of the United States and Canada will be approximately equivalent, based on the noon buying rate in effect on the date hereof.

         If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

         The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                          Paid by Worldwide Fiber Inc.

                                      No Exercise           Full Exercise
Per share.....................        $                     $
         Total................        $                     $

         The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by the selling shareholders.

                          Paid by selling shareholders

Per share........................................................     $
         Total...................................................     $

         Shares sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount of up to $ per share from the initial price to the public. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

         The underwriting agreement provides that the obligations of the Underwriters to purchase the Class A Non-Voting Shares listed above are subject to certain conditions set forth therein. The Underwriters are committed to purchase all of the Class A Non-Voting Shares offered by this prospectus (other than those covered by the Underwriters' over-allotment option described below), if any are purchased. In the event of default by any Underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the underwriting agreement may be terminated. The obligations of the Underwriters under the underwriting agreement are several and may be terminated in their discretion on the basis of their assessment of the state of the financial markets and upon the occurrence of certain stated events.

         We, our officers, directors and substantially all of our shareholders have agreed with the Underwriters not to dispose of or hedge any of their Class A Non-Voting Shares or securities convertible into or exchangeable for shares of Class A Non-Voting Shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          In connection with the offering, in the U.S. the Underwriters may purchase Class A Non-Voting Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A Non-Voting Shares while the offering is in progress.

         In addition, in the U.S. the Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions. These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Class A Non-Voting Shares. As a result, the price of the Class A Non-Voting Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market ("Nasdaq"), in the over-the-counter market or otherwise.

         Pursuant to policy statements issued by the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec, the Underwriters may not, throughout the period of distribution, bid for or purchase Class A Non-Voting Shares. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Class A Non-Voting Shares. Those exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, in connection with this offering and pursuant to the first-mentioned exception, the Underwriters may over-allot or effect transactions which stabilize or maintain the mar-ket price of the Class A Non-Voting Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

         Application will be made to approve the Class A Non-Voting Shares for quotation on the Nasdaq under the symbol " " and for listing on The Toronto Stock Exchange under the symbol " ".

         Prior to the offering, there has been no public market for the Class A Non-Voting Shares. Consequently, the initial public offering price has been determined through negotiations among us and Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette Securities Corporation on behalf of the Underwriters. Among the factors considered in making such determination were the prevailing market conditions, our financial condition, our prospects and the prospects for our industry in general, our management and the market prices of securities for companies in businesses similar to ours.

         We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ and $ , respectively.

         We and the selling shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

         At the request of Worldwide Fiber Inc., the Underwriters have reserved, at the initial public offering price, up to Class A Non-Voting Shares for sale to our directors, employees and certain other persons.

         The number of shares available for sale to the general public will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

         On September 9, 1999,  affiliates  of each of Goldman,  Sachs & Co. and
Donaldson, Lufkin & Jenrette Securities Corporation invested in a private placement of our redeemable convertible preferred shares. These shares automatically convert into Class A Non-Voting Shares concurrently with the closing of this offering. In addition, under a shareholders agreement entered into in connection with the share purchase, each such affiliate received the right to designate a member to our board of directors. For more information, please refer to the section entitled "Management."

         In addition, in connection with our $565 million Hibernia credit facility, affiliates of each of Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Credit Suisse First Boston Corporation are acting as lead arrangers and affiliates of each of TD Securities Inc. and Nesbitt Burns Inc. are acting as managing agents, for which they expect to receive customary fees and expense reimbursements.

         An affiliate of Morgan Stanley & Co. Incorporated is currently providing financial valuation services to one of our subsidiaries.

         In addition to the foregoing, from time to time the Underwriters or their affiliates may in the future engage in investment banking services with us, for which they will receive customary compensation.

                                  LEGAL MATTERS

         The validity of the Class A Non-Voting Shares offered in this prospectus and certain legal matters concerning the Class A Non-Voting Shares in connection with the offerings will be passed upon for us by Cahill Gordon & Reindel, New York, New York (concerning matters of U.S. law) and Farris, Vaughan, Wills & Murphy, Vancouver, British Columbia (concerning matters of Canadian law).

         Certain legal matters concerning the Class A Non-Voting Shares in connection with the offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York (concerning matters of U.S. law) and Osler, Hoskin & Harcourt LLP, Toronto, Ontario (concerning matters of Canadian law).

                                     EXPERTS

         We have included in this prospectus our audited consolidated financial statements as of December 31, 1998 and for the period then ended along with PricewaterhouseCoopers LLP's auditors' report on these financial statements. PricewaterhouseCoopers LLP, chartered accountants, Vancouver, British Columbia, issued the report as experts in auditing and accounting.

         The divisional financial statements of the predecessor division as of May 31, 1998, August 31, 1997 and August 31, 1996 and for each of the periods then ended and the divisional statements of operations and retained earnings and cash flows for the year ended March 31, 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, Edmonton, Alberta, as stated in their report contained in this prospectus. Deloitte & Touche LLP have been auditors of Ledcor for 51 years.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         We are a corporation organized under the laws of Canada. A majority of our directors and officers, as well as certain experts named in this prospectus, reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws or other laws of the United States. We have been advised by Farris, Vaughan, Wills & Murphy, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. Federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. Federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act, and the rules and regulations promulgated thereunder, concerning the Class A Non-Voting Shares offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in or annexed as exhibits or schedules to the registration statement. Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

         You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commis-sion, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         You may read and copy any reports, statements or other information that we file with the Commission at the addresses indicated above, and you may also access them electronically at the web site set forth above. These Commission filings are also available to the public from commercial document retrieval services.

         We are a "foreign private issuer" as defined in Rule 405 of the Securities Act. As a foreign private issuer, we are exempt from provisions of the Exchange Act which prescribe the furnishing and content of proxy statements to shareholders and relating to short swing profits reporting and liability.

         Following consummation of the offering, we will be required to file reports and other information with the securities commission in all provinces of Canada. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the provincial securities commissions at their public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com), the Canadian equivalent of the Commission's electronic document gathering and retrieval system.

         Copies of any documents referred to in this prospectus and filed with the Commission can be obtained without charge to any holders of notes by contacting Stephen Stow c/o Worldwide Fiber Inc., 1500-1066 West Hastings Street, Vancouver, BC Canada V6E 3X1. Telephone number: (604) 681-1994. In order to obtain timely delivery of these documents you must request this information no later than five business days before the date on which they would like to receive their documents.

                              Worldwide Fiber Inc.
                    Index to Pro Forma Financial Information
                                   (Unaudited)




                                                                                           Page
                                                                                           ----
Pro Forma Consolidated Balance Sheet as at September 30, 1999............................  PF-2
Pro Forma Consolidated Income Statements:
o For the nine month period ended September 30, 1999.....................................  PF-3
o For the year ended December 31, 1998...................................................  PF-4
Notes to Pro Forma Financial Information.................................................  PF-5


                              Worldwide Fiber Inc.

                      Pro Forma Consolidated Balance Sheet

                                   (Unaudited)

                               September 30, 1999
            (tabular amounts expressed in thousands of U.S. Dollars)



                                                                                                           Pro forma
                                                                Worldwide              Pro forma          Consolidated
                                                                Fiber Inc.            Adjustments         Balance Sheet
                                                                    $                      $                    $
                                                            ----------------       ----------------     -----------------
Assets
Current Assets
Cash and cash equivalents............................           675,175                        --            675,175
Short term investments...............................            68,616                        --             68,616
Accounts receivable..................................            19,114                        --             19,114
Unbilled revenue.....................................            83,973                        --             83,973
Inventory............................................           127,282                        --            127,282
                                                                -------                                      -------
                                                                974,160                        --            974,160
Fixed Assets.........................................           107,264                        --            107,264
Deposits on long-term construction contract..........           100,187                        --            100,187
Deferred income taxes................................            12,167                        --             12,167
Deferred financing costs.............................            22,416                        --             22,416
Goodwill.............................................                --               4(ii)97,500             97,500
                                                            ----------------       ----------------     -----------------
                                                              1,216,194                    97,500          1,313,694
                                                            ================       ================     =================

Liabilities
Current liabilities
Accounts payable and accrued liabilities.............           117,779                        --            117,779
Deferred Revenue.....................................            25,000                        --             25,000
Income taxes payable.................................            15,262                        --             15,262
                                                            ----------------       ----------------     -----------------
                                                                158,041                        --            158,041
Senior Notes.........................................           675,000                        --            675,000
                                                            --------------         ----------------     -----------------
                                                                833,041                        --            833,041
Minority interest....................................             7,190               4(ii)(2,500)             4,690
Redeemable Convertible Preferred Stock...............           345,157                        --            345,157
Shareholders' Equity.................................            30,806                    4(i)--            130,806
                                                                                     4(ii)100,000
                                                                                         4(iii)--
                                                            ----------------       ----------------     -----------------
                                                              1,216,194                    97,500          1,313,694
                                                            ================       ================     =================

                              Worldwide Fiber Inc.

                     Pro Forma Consolidated Income Statement

                                   (Unaudited)

               For the nine month period ended September 30, 1999
            (tabular amounts expressed in thousands of U.S. Dollars
                           except per share amounts)


                                                                                                      Pro forma
                                                             Worldwide              Pro forma         Consolidated
                                                             Fiber Inc.            Adjustments      Income Statement
                                                                 $                      $                   $
                                                        ------------------     -----------------  -------------------
Revenue..............................................         235,138                    --                235,138
Costs................................................         165,263                    --                165,263
                                                              -------              --------                -------

Gross Profit.........................................          69,875                    --                 69,875
                                                              -------              --------                -------
Expenses
General and administrative...........................          17,263             5(iii)875                 18,138
Depreciation.........................................             871                    --                    871
Amortization of goodwill.............................              --            5(iv)3,656                  3,656
                                                              -------              --------                -------
                                                               18,134                 4,531                 22,665
                                                              -------              --------                -------
                                                               51,741                (4,531)                47,210
Interest expense.....................................          20,468            5(i)36,800                 57,268
Interest income......................................           8,020                    --                  8,020
                                                              -------              --------                -------


Income (loss) before income taxes and minority
  interest ..........................................          39,293               (41,331)                (2,038)

Provision for income taxes...........................          20,175             5(iii)656                  3,571
                                                                              5(ii)(17,260)
                                                              -------              --------                -------
Income (loss) before minority
  interest...........................................          19,118               (24,727)                (5,609)
Income attributable to minority interest.............           5,747           5(iv)(2,500)                 3,247
                                                              -------              --------                -------
Net income (loss) for the period                               13,371               (22,227)                (8,856)
                                                              =======              ========                =======


    Basic and fully diluted loss per share...........                                                      $(0.11)

    Weighted average number of shares used to compute
    basic and fully diluted loss per share:..........

                                                                                                       140,973,458

                              Worldwide Fiber Inc.

                     Pro Forma Consolidated Income Statement

                                   (Unaudited)

                      For the year ended December 31, 1998
             (tabular amounts expressed in thousands of U.S. Dollars
                           except per share amounts)



                                                 Ledor Industries
                                 Worldwide           Limited
                                 Fiber Inc.    Tele-communications                                                       Pro forma
                                 (June 1 to         Division         Worldwide Fiber                                    Consolidated
                                December 31,     (January 1 to         (USA), Inc.                         Pro forma       Income
                                   1998)         May 31, 1998)             $            Subtotal          Adjustments    Statement
                                     $                  $                                  $                   $              $
                              ---------------  -------------------   ---------------  ------------       -------------  ------------
Revenue....................      164,319           20,537               21,071          205,927   5(vi)        1,111      207,038
Costs......................      147,621           11,398               16,533          175,552   5(vi)        6,966      182,518
                                --------          -------              -------          -------              -------     --------


Gross profit...............       16,698            9,139                4,538           30,375               (5,855)      24,520
                                --------          -------              -------          -------              --------    --------


Expenses
General and administrative.        2,274            1,289                1,683            5,246   5(vii)         394        8,140
                                                                                                  5(iii)       2,500
Depreciation...............          464              175                   --              639                   --          639
Amortization of goodwill...         _ --               --                   --               --   5(iv)        4,875        4,875
                                --------         --------             --------         --------              -------    ---------
                                   2,738            1,464                1,683            5,885                7,769       13,654
                               ---------          -------              -------          -------              -------     --------
                                  13,960            7,675                2,855           24,490              (13,624)      10,866
Interest expense...........          492               --                   72              564   5(v)           (72)      85,600
                                                                                                  5(i)        85,108
Interest income............          267               --                   53              320   5(v)           (72)         248
                               ---------         --------             --------         --------              --------   ---------


Income (loss) before equity
    income, income taxes and
    minority interest......       13,735            7,675                2,836           24,246              (98,732)     (74,486)
Equity income..............          928               --                   --              928   5(v)          (928)          --
                                --------         --------             --------         --------              --------   ---------


Income (loss) before income       14,663            7,675                2,836           25,174              (99,660)     (74,486)
    taxes and minority
    interest...............
Provision for (recovery of)                                                                        5(iii)      1,900
    income taxes...........        5,643            3,323                  980            9,946    5(ii)     (38,556)     (26,710)
                                 -------          -------              -------          -------              --------     --------


Income (loss) before
    minority interest......        9,020            4,352                1,856           15,228              (63,004)     (47,776)


Income attributable to
    minority interest......           --               --                   --               --    5(v)          464          464
                                 -------          -------              -------          -------              --------     --------

Net income (loss) for the
    year...................        9,020            4,352                1,856           15,228              (63,468)     (48,240)
                                 =======          =======              =======          =======              ========     ========

Basic and fully diluted loss                                                                                               $(3.90)
    per share..............


Weighted average number of
    shares used to compute
    basic and fully diluted                                                                                             12,360,578
    loss per share.........


                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information
                                   (unaudited)

        As of and for the nine month period ended September 30, 1999 and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


1.       Nature and Purpose of Pro-Forma Financial Information

         The pro forma consolidated balance sheet of Worldwide Fiber Inc. (the "Company") as at September 30, 1999 assumes the following transactions occurred on September 30, 1999: (i) the receipt of a promissory note from an executive officer of the Company and the issuance on December 22, 1999 of 26,080,000 Class A Non-Voting Shares and 4,920,000 Class C Multiple Voting Shares; (ii) the Company's acquisition of CN's Shares in WFI-CN Fibre Inc. and IC's units in Worldwide Fiber IC LLC, (the "CN/IC minority interest acquisition") in exchange for Class A Non-Voting Shares of the Company; and (iii) the issuance of $1,000,000 worth of Class A Non-Voting Shares as consideration for consulting services.

         The pro forma consolidated income statement of the Company for the nine month period ended September 30, 1999 assumes that the following transactions occurred on January 1, 1998: (i) the effect of the interest expense, including amortization of deferred financing costs, relating to the $500,000,000 12% senior notes issued July 28, 1999 (the "Notes"), and (ii) the amortization of goodwill arising from the CN/IC minority interest acquisition.

         The pro forma consolidated income statement of the Company for the year ended December 31, 1998 assumes that the following transactions occurred on January 1, 1998: (i) the transfer on May 31, 1998 of certain of the operations of the Telecommunications Division ("Division") of Ledcor, the Construction Services, Management Services and Employee Services Agreements between the Company and affiliates of Ledcor, (ii) the consolidation of Worldwide Fiber
(USA), Inc. ("WFI USA"), as a result of the Company's agreement to increase its interest in WFI USA from 50% to 75% on December 31, 1998 in exchange for the conversion of a note amounting to $3,915,000, (iii) the effect of the interest expense, including amortization of deferred financing costs, relating to the Notes and the $175,000,000 12 1/2% senior notes issued December 23, 1998 (the "1998 Notes"), and (iv) the amortization of goodwill arising from the CN/IC minority interest acquisition.


2.       Basis of presentation

         The unaudited pro forma consolidated balance sheet and consolidated income statements have been prepared by management in accordance with generally accepted accounting principles in the United States and the pro forma assumptions and adjustments described in notes 1, 4 and 5.

         The unaudited pro forma consolidated balance sheet and income statement as of and for the nine month period ended September 30, 1999 are based on the unaudited historical consolidated financial statements of the Company for the nine month period ended September 30, 1999.

         The unaudited pro forma consolidated income statement for the year ended December 31, 1998 is presented on the basis of the fiscal year end of December 31, 1998 adopted by the Company. The pro forma consolidated income statement for the year ended December 31, 1998 is based on the historical

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information
                                   (unaudited)

        As of and for the nine month period ended September 30, 1999 and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


consolidated income statement of the Company for the seven-month period ended December 31, 1998, and the operations of the Division for the five months ended May 31, 1998 derived from the historical statement of operations for the Division for the nine months ended May 31, 1998.

         The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that actually would have resulted if the transactions reflected herein had been completed on the dates indicated or the results which may be obtained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of the Company, financial statements of the Division, and consolidated income statement of WFI USA, including the respective notes thereto, included elsewhere herein.


3.       Significant accounting policies

         The significant accounting policies used in the preparation of the pro forma consolidated balance sheet and income statements include those disclosed in the financial statements of the Company.

4. Pro forma consolidated balance sheet assumptions and adjustments as at September 30, 1999

         (i)      Issuance of Shares

         This adjustment records the receipt of a promissory note from an executive officer of the Company. This adjustment also records the issuance at the estimated fair market value, on the date of issuance, of 26,080,000 Class A Non-Voting Shares and 4,920,000 Class C Multiple Voting Shares to the executive officer. The excess of the estimated fair value over the consideration received from this executive officer is recorded as unearned compensation and included in shareholders' equity. The unearned compensation will be amortized to earnings over the vesting period. Accordingly, the issuance of shares will result in compensation expense in future periods. No adjustment for compensation expense has been recorded for these pro forma financial statements as the services to be provided will only be received in the future and have no effect on operations presented for 1998 and 1999.

         (ii)     Acquisition of CN /IC Minority Interests

         This adjustment records the Company's acquisition of the Shares in WFI-CN Fibre Inc. and units in Worldwide Fiber IC LLC in exchange for Class A Non-Voting Shares of the Company. This pro forma adjustment assumes a purchase price of $100,000,000. The number of Class A Non-Voting Shares issued may be adjusted on an initial public offering in accordance with a formula specified in the purchase agreement. The excess purchase price of $97,500,000 over the carrying value of net assets has been allocated to goodwill. Goodwill will be amortized over 20 years which is the estimated useful life of the fiber optic network assets being constructed on the CN/IC routes.

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information
                                   (unaudited)

        As of and for the nine month period ended September 30, 1999 and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


          (iii)   Issuance of Shares for Consulting Services

         This adjustment records the issuance of $1,000,000 worth of Class A Non-Voting Shares as consideration for consulting services.


5. Pro Forma Consolidated Income Statement assumptions and adjustments for the nine month period ended September 30, 1999 and year ended December 31, 1998

         (i)      Interest expense

         This adjustment records the interest expense, including amortization of deferred financing costs of $36,800,000 for the nine month period ended September 30, 1999 ("1999") and $85,108,000 for the year ended December 31, 1998 ("1998"), related to the Notes and the 1998 Notes assuming the Notes and the 1998 Notes were issued on January 1, 1998. Amortization of the deferred financing costs was computed based on the effective interest method. The Company would have capitalized a portion of interest expense related to the Notes and the 1998 Notes to the cost of the fiber optic network assets constructed for 1999 and 1998, which is not reflected in these pro forma statements.

         (ii)     Income taxes

         This adjustment records income tax expense of $3,571,000 for 1999 and income tax recovery of $27,593,000 for 1998 using an effective tax rate of 41.1%. Management believes that, based on a number of factors, it is more likely than not that the deferred tax asset will be fully realized, such that no valuation allowance would be recorded.

         (iii)    Capital taxes

         This adjustment records estimated additional BC Corporation Capital taxes of $875,000 for 1999 and $2,500,000 for 1998 and Federal Large Corporation taxes of $656,000 for 1999 and $1,900,000 for 1998 resulting from the issuance of the Notes and 1998 Notes.

         (iv)     Amortization of Goodwill

         This adjustment records amortization of goodwill of $3,656,000 for 1999 and $4,875,000 for 1998 arising from the acquisition of the CN/IC minority interest. This adjustment also eliminates income attributable to minority interest of $2,500,000 in 1999 as a result of the acquisition of the CN/IC minority interest.

         (v)      Acquisition of additional interest in WFI USA

         It has been assumed that the Company's acquisition on December 31, 1998 of the additional 25% interest in WFI USA occurred on February 11, 1998, the date WFI USA commenced operations.

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information
                                   (unaudited)

        As of and for the nine month period ended September 30, 1999 and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


         Depreciation expense has not been adjusted for the acquisition of the additional interest in WFI USA as the fiber optic network assets of WFI USA were under construction at the date of acquisition and are not yet available for use. Accordingly, if the acquisition had occurred on February 11, 1998, the transaction would have been reflected as an issuance of Shares for cash. No interest income has been recognized on this transaction.

         This adjustment eliminates the Company's equity in the earnings of WFI USA, records the net income attributed to the minority interest as a result of the consolidation of the net income of WFI USA, and eliminates intercompany interest charged.

         Adjustments (vi) and (vii) described below have been made for 1998 to reflect the retention of various contracts by Ledcor and the provision of general and administrative services to the Company from Ledcor.

         (vi)     Revenue and costs

         Under the Construction Services Agreements with Ledcor, the Company is reimbursed for all costs incurred plus a fee of 15%. Contract costs have been adjusted to reflect costs incurred by the Division that are included in inventory which would have been reimbursed if the Construction Services Agreements had been in place. Revenues have been adjusted to reflect the costs incurred plus the 15% fee for the five-month period ended May 31, 1998.

         (vii)    General and administrative costs

         In accordance with the Management Services Agreement, Ledcor provides the Company with management staff, administrative and other support services. The Company reimburses Ledcor for direct costs and pays Cdn. $200,000 per month for the Company's share of corporate overheads.

         This adjustment eliminates the general corporate overhead costs allocated to the Division of $299,546 and records $693,575 in accordance with the Management Services Agreement for the five-month period ended May 31, 1998.

         (viii)   Loss per share

         The weighted average number of shares used to compute pro forma loss per share for the year ended December 31, 1998 has been adjusted by 1,878,489 shares assuming the shares issued by the Company at inception and on transfer of the telecommunications division assets at May 31, 1998 occured on January 1, 1998.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                       Page
                                                                                                       ----
WORLDWIDE FIBER INC. UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE PERIODS ENDED
     SEPTEMBER 30, 1999 AND 1998 AND AUDITED FINANCIAL STATEMENTS FOR THE PERIOD
     ENDED DECEMBER 31, 1998
Auditors' Report.................................................................................     F-2
Consolidated Balance Sheets......................................................................     F-3
Consolidated Income Statements...................................................................     F-5
Consolidated Statements of Changes in Shareholders' Equity.......................................     F-6
Consolidated Statements of Cash Flows............................................................     F-7
Notes to Consolidated Financial Statements.......................................................     F-8

WORLDWIDE FIBER (USA), INC. AUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDED
     DECEMBER 31, 1998
Report of Independent Accountants................................................................     F-30
Consolidated Income Statement....................................................................     F-31
Consolidated Statement of Changes in Shareholders' Equity........................................     F-32
Consolidated Statement of Cash Flows.............................................................     F-33
Notes to Consolidated Financial Statements.......................................................     F-34

LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION
Auditors' Report.................................................................................     F-40
Divisional Balance Sheets........................................................................     F-41
Divisional Statements of Operations and Retained Earnings........................................     F-42
Divisional Statements of Cash Flows..............................................................     F-43
Notes to the Divisional Financial Statements.....................................................     F-44


                                AUDITORS' REPORT



To the Directors and Shareholder of
Worldwide Fiber Inc.


         We have audited the consolidated balance sheet of Worldwide Fiber Inc. as at December 31, 1998 and the consolidated income statement and statements of changes in shareholder's equity and cash flows for the period from February 5, 1998 (date of incorporation) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and the results of its operations and its cash flows for the period from February 5, 1998 (date of incorporation) to December 31, 1998 in accordance with generally accepted accounting principles in the United States.


PricewaterhouseCoopers LLP


Vancouver, Canada
March 12, 1999, except for Note 14
which is as of January 27, 2000.

                              Worldwide Fiber Inc.

                           Consolidated Balance Sheets

            (tabular amounts expressed in thousands of U.S. dollars)


Assets                                                                   September 30, 1999      December 31, 1998
                                                                         ------------------      -----------------
Current assets                                                              (unaudited)
Cash and cash equivalents.........................................            $675,175               $156,366
Short term investments............................................              68,616                   --
Accounts receivable (note 4)......................................              19,114                  3,272
Unbilled revenue (note 4).........................................              83,973                 10,582
Inventory (note 4)................................................             127,282                 29,230
Due from parent-net (note 6)......................................                --                   13,412
                                                                            ----------              ---------
                                                                               974,160                212,862

Fixed assets (note 4).............................................             107,264                 15,475
Deposits on long-term construction contract                                    100,187                   --
     (note 13)....................................................
Deferred income taxes (note 10)...................................              12,167                  1,273
Deferred financing costs..........................................              22,416                  6,650
                                                                         -------------           ------------
                                                                            $1,216,194               $236,260
                                                                             =========               ========


        The accompanying notes are an integral part of these consolidated financial statements.

                              Worldwide Fiber Inc.

                           Consolidated Balance Sheets

            (tabular amounts expressed in thousands of U.S. dollars)


  Liabilities                                                                    September 30, 1999    December 31, 1998
                                                                                 ------------------    -----------------
Current liabilities                                                                 (unaudited)
Accounts payable and accrued liabilities (note 4)........................            $117,779             $ 20,296
Deferred revenue (note 1)................................................              25,000                   --
Advances on contracts....................................................                --                 13,651
Income taxes payable.....................................................              15,262                7,609
                                                                                       ------             --------
                                                                                      158,041               41,556
Senior notes (note 7)....................................................             675,000              175,000
                                                                                      -------              -------
                                                                                      833,041              216,556
Minority interest........................................................               7,190                1,443
  Redeemable Convertible Preferred Stock
  Authorized:
     100,000,000,000 Series A Non-Voting Redeemable Convertible Preferred Shares
     100,000,000,000 Series B Subordinate Voting Convertible Preferred
     Shares
     45,000,000 Series C Redeemable Preferred Shares, no par value
 Issued and outstanding:
    70,934,464 Series A Non-Voting Redeemable Convertible Preferred Shares (including accretion of discount from redemption value of $1,190 and net of issuance costs of $1,033) (note 8)...................................
                                                                                      345,157                   --
Shareholders' Equity
Capital stock
Authorized:
Unlimited number of Class A Non-Voting, Class B Subordinate Voting and Class C
     Multiple Voting Shares, no par value
Issued and outstanding:
     191,948,000 (1998 - 40,002,400) Class B Subordinate Voting Shares
     (note 9)............................................................              35,419                7,400
           36,000,000 Class C Multiple Voting Shares (note 9)..............            11,109                   --
Other Shareholders' equity...............................................               7,742                2,242
(Deficit) retained earnings..............................................             (23,799)               9,020
Accumulated other comprehensive income...................................                 335                 (401)
                                                                                  -----------             --------
                                                                                       30,806               18,261
                                                                                  -----------             --------
                                                                                  $ 1,216,194             $236,260
                                                                                  ===========             ========
Commitments (note 13)
Subsequent events (note 14)



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              Worldwide Fiber Inc.

                         Consolidated Income Statements

      For the nine month period ended September 30, 1999 and periods from February 5, 1998 (date of incorporatioon) to September 30, 1998 and
     December 31, 1998. The Company's operations commenced on June 1, 1998

            (tabular amounts expressed in thousands of U.S. Dollars
                           except per share amounts)


                                                               September 30,
                                                          -----------------------
                                                           1999              1998             December 31, 1998
                                                           ----              ----             -----------------
                                                                  (unaudited)
Revenue...........................................         235,138        104,819                  $164,319
Costs.............................................         165,263         90,909                   147,621
                                                           -------         ------                  --------
Gross profit......................................          69,875         13,910                    16,698
                                                            ------         ------                  --------
Expenses
     General and administrative...................          17,263          1,318                     2,274
     Depreciation.................................             871            260                       464
                                                          --------         ------                  --------
                                                            18,134          1,578                     2,738
                                                            ------          -----                   -------
                                                            51,741         12,332                    13,960
Interest expense..................................          20,468             --                       492
Interest income...................................           8,020             --                       267
                                                           -------         ------                   -------
Income before equity income, income taxes and
     minority interest............................          39,293         12,332                    13,735
Equity (loss) income .............................              --            (48)                      928
                                                            ------        --------                  -------
Income before income taxes and minority interest..
                                                            39,293         12,284                    14,663
Provision for income taxes (note 10)..............          20,175          5,402                     5,643
                                                            ------         ------                   -------
Income before minority interest...................          19,118          6,882                   $ 9,020
Minority interest.................................           5,747             --                        --
                                                             -----         ------                    ------
Net income for the period.........................         $13,371         $6,882                    $9,020
                                                           =======         ======                    ======
Earnings per share:
    Basic                                                    $0.05          $2.19                     $0.86
    Fully diluted................................            $0.05          $2.19                     $0.86
Weighted average number of Shares used to compute
    earnings per share:
    Basic........................................      140,973,458      3,140,871                10,482,089
    Fully diluted................................      153,116,346      3,140,871                10,482,089



        The accompanying notes are an integral part of these consolidated financial statements.

                              Worldwide Fiber Inc.

            Consolidated Statement of Changes in Shareholders' Equity

            (tabular amounts expressed in thousands of U.S. dollars)

                                   Class B Subordinate
                                      Voting Shares              Class C Multiple
                               (formerly Class A Common)          Voting Shares                    Other Shareholders' Equity
                               -------------------------      -----------------------  --------------------------------------------
                                                                                                         Additional
                                                                                         Contributed       Paid in       Unearned
                                   Shares         Amount         Shares       Amount       Surplus         Capital     Compensation
                               ------------     ---------     ------------  ---------  --------------   ------------   ------------
  Balance-February 5, 1998
  Incorporation Shares
    issued, February 5,
    1998................              800            $--               --          --            $--           $--            $--
  Issuance of shares
    for certain Ledcor
    assets with
    deferred tax asset
    (note 5)............            1,600          7,400                                      1,088
  Issuance of shares
    for investments
    (note 5)............       40,000,000             --
    Excess of proceeds
    over cost on fiber
    optic strands to be
    reacquired from
    parent company
    (note 1)............                                                                      1,154
  Comprehensive income..
    Net income for the
      period..............
    Accumulated other
      comprehensive
      income-foreign
      currency translation
                              -----------       ---------     ------------  ---------  --------------   ------------   ------------
  Balance-December 31,
    1998 ...............       40,002,400        $ 7,400               --        $--        $  2,242           $--            $--
  Issuance of shares
    for certain Ledcor
    assets with
    deferred tax asset
    (note 1)............      159,997,600         25,019
  Repurchase of Class B
    Subordinate Voting
    Shares in exchange
    for Class B
    subordinate Voting
    Shares and Series C
    Redeemable
    Preferred
    Shares(note 1)......     (200,000,000)       (32,419)
                              190,748,000         32,419
  Issuance of shares
    for cash (note 1)...        1,200,000          3,000
  Stock dividend of
    Series C Redeemable
    Preferred Shares
    (note 1)............
  Redemption of Series
    C redeemable
    Preferred Shares
    (note 1)............
  Issuance of shares
    for certain Ledcor
    assets with
    deferred tax asset                                         36,000,000     11,109
    (note 1)............
  Accretion of
    Preferred Stock to
    redemption value....
  Unearned compensation.                                                                                   16,447        (16,447)
  Amortization of
    compensation expense                                                                                                   5,500
  Comprehensive income
    Net Income for the
      period..............
    Accumulated other
      comprehensive
      income-foreign
      currency translation
                              -----------       ---------     ------------  ---------  --------------   ------------   ------------
  Total comprehensive
    income..............                -              -                -          -               -             -              -
                              -----------       ---------     ------------  ---------  --------------   ------------   ------------
  Balance-September 30,
    1999 (unaudited)....      191,948,000        $35,419       36,000,000    $11,109        $  2,242       $16,447       $(10,947)
                              -----------       ---------     ------------  ---------  --------------   ------------   ------------

                                                   Accumulated
                                  (Deficit)          Other                   Total
                                  Retained        Comprehensive          Shareholders
                                  Earnings           Income                  Equity
                               --------------    ----------------     ------------------
  Balance-February 5, 1998
  Incorporation Shares
    issued, February 5,              $--                $--                    $--
    1998................
  Issuance of shares
    for certain Ledcor
    assets with
    deferred tax asset
    (note 5)............                                                     8,488
  Issuance of shares
    for investments
    (note 5)............
    Excess of proceeds
    over cost on fiber
    optic strands to be
    reacquired from
    parent company
    (note 1)............                                                     1,154
  Comprehensive income..
  Net income for the
    period..............           9,020                                     9,020
  Accumulated other
    comprehensive
    income-foreign
    currency translation                               (401)                  (401)
                               --------------    ----------------     ------------------
  Balance-December 31,
    1998 ................        $ 9,020            $  (401)               $18,261
  Issuance of shares
    for certain Ledcor
    assets with
    deferred tax asset
    (note 1)............                                                    25,019
  Repurchase of Class B
    Subordinate Voting
    Shares in exchange
    for Class B
    subordinate Voting
    Shares and Series C
    Redeemable
    Preferred
    Shares(note 1)......

  Issuance of shares
    for cash (note 1)...                                                     3,000
  Stock dividend of
    Series C Redeemable
    Preferred Shares
    (note 1).........             (5,000)                                   (5,000)
  Redemption of Series
    C redeemable
    Preferred Shares
    (note 1)............         (40,000)                                  (40,000)
  Issuance of shares
    for certain Ledcor
    assets with
    deferred tax asset
    (note 1)............                                                    11,109
  Accretion of
    Preferred Stock to            (1,190)                                   (1,190)
    redemption value....
  Unearned compensation.
  Amortization of
    compensation expense                                                     5,500
  Comprehensive income
  Net Income for the              13,371                                    13,371
    period..............
  Accumulated other
    comprehensive
    income-foreign                                      736                    736
    currency translation
                               --------------    ----------------     ------------------
  Total comprehensive             13,371                736                 14,107
    income..............
                               --------------    ----------------     ------------------
  Balance-September 30,
    1999 (unaudited)....        $(23,799)          $    335              $  30,806
                               ==============    ================     ==================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              Worldwide Fiber Inc.

                      Consolidated Statements of Cash Flows

               For the nine month period ended September 30, 1999
                   and periods from February 5, 1998 (date of
                incorporation) to September 30, 1998 and December
                 31, 1998. The Company's operations commenced on
                                  June 1, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


                                                                          September 30,                 December 31,
                                                                  ------------------------------       -------------
                                                                     1999               1998               1998
                                                                     ----               ----               ----
                                                                           (unaudited)
Cash flows used in operating activities
Net income for the period.................................          $13,371            $6,882            $9,020
Adjustments to reconcile net income to net cash used for
     operating activities
     Depreciation.........................................              871               260               464
     Amortization of deferred financing costs.............            1,033                --               --
     Equity loss (income).................................               --                48              (928)
     Stock based compensation.............................            5,500                --               --
Changes in non-cash working capital items
     Accounts receivable..................................          (15,842)              (12)             (196)
     Unbilled revenue.....................................          (73,391)               --              (992)
     Inventory............................................          (98,052)              (89)           (3,949)
     Deposits ............................................               --                --            (1,568)
     Due from parent......................................           13,412           (12,357)          (16,230)
     Accounts payable and accrued liabilities.............           95,669                --             2,904
     Deferred revenue.....................................           25,000                --                --
     Advances on contracts................................          (13,651)               --            13,708
     Income taxes payable.................................            7,653             5,367             6,491
     Advances to WFI USA..................................               --                --           (21,783)
                                                                   --------            ------           -------
                                                                    (38,427)               99           (13,059)
                                                                   --------            ------           -------
Cash flows from (used in) investing activities
Deposits on long-term construction contract...............         (100,187)               --                --
Fixed asset additions.....................................          (61,124)               --            (1,065)
Purchase of short-term investments........................          (68,616)               --                --
Cash acquired on acquisition of WFI USA...................               --                --             2,242
                                                                   --------            ------            ------
                                                                   (229,927)               --             1,177
                                                                   --------            ------           -------
Cash flows from (used in) financing activities
Proceeds from issuance of capital stock...................          348,000                --                --
Issuance of notes.........................................          500,000                --           175,000
Deferred financing costs..................................          (16,000)               --            (6,650)
Repurchase of Series C redeemable preferred Shares                  (45,000)               --                --
                                                                    -------            ------           -------
                                                                    787,000                --           168,350
                                                                    -------            ------           -------
Effect of exchange rate changes on cash...................              163               (20)             (102)
                                                                    -------            ------           -------
Net increase in cash and cash equivalents.................          518,809                79           156,366
                                                                    -------            ------           -------
Cash and cash equivalents, beginning of period............          156,366                --                --
                                                                    -------            ------           -------
Cash and cash equivalents, end of period..................         $675,175           $    79          $156,366
                                                                   ========           =======          ========



        The accompanying notes are an integral part of these consolidated financial statements.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


         1.    The Company

         Worldwide Fiber Inc. (the "Company") was incorporated on February 5, 1998 and is indirectly a wholly-owned subsidiary of Ledcor Inc. On May 31, 1998 the Company began its operations after certain assets of the Telecommunications Division ("Division") of Ledcor Industries Limited ("Ledcor"), a Ledcor Inc. subsidiary were transferred to the Company. Prior to June 1, 1998, the operations were carried out by the Division.

         The Company's operations consist of designing, engineering, constructing and installing terrestrial and marine fiber optic systems for sale or lease to third parties or for its own use. For the period to December 31, 1998, $162,455,000 of the Company's revenues related to Construction Services Agreements with Ledcor (see Note 1(ii)).

         Transactions with Ledcor

                  (i) On May 31, 1998, the Company entered into undertaking agreements whereby certain fiber optic network assets, located in Canada and the U.S. would be transferred to the Company by Ledcor in exchange for 159,997,600 Class A Voting Shares. The Company constructed these assets for Ledcor under the Construction Services Agreements noted below. Construction of the assets was substantially complete at December 31, 1998 and the Company completed the exchange on March 31, 1999. This transaction was accounted for using the carrying values reported in the accounts of Ledcor as a transaction between a parent and a wholly owned subsidiary and accordingly, the fixed assets acquired by the Company will be recorded at the carrying amount of the assets in the accounts of Ledcor. The cost of fixed assets acquired at March 31, 1999 amounted to $21,883,000. As a result of the transaction, the Company also received a deferred tax benefit of $3,136,000 which is reflected as a deferred tax asset.

                  On May 28, 1999, the Company entered into an agreement with affiliates of Ledcor, whereby the Company would acquire certain fiber optic network assets. Closing occurred on September 27, 1999. As consideration, the Company issued 36,000,000 Class C Multiple Voting Shares to affiliates of Ledcor. In addition, the Company assumed certain rights and obligations under build agreements with a third party including obligations relating to the completion of those builds and certain support structure, maintenance, license and access, and underlying rights obligations. The cost of the fixed assets acquired amounted to $28,350,000 the cost of the assets in the accounts of Ledcor. The Company also received a deferred tax benefit of $7,759,000, as a result of a higher tax cost versus accounting cost of fixed assets. The Company also recorded deferred revenue of $25,000,000 relating to a build commitment assumed from Ledcor.

                  (ii) Construction Services Agreements entered into May 31, 1998, to provide construction services to Ledcor to complete various projects including completion of the fiber optic network assets to be transferred to the Company. As the Company is required to obtain the fiber

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


         optic network assets from Ledcor, the revenues and costs associated with this portion of the agreement have not been reflected in the income statement for the period ended December 31, 1998. The costs to construct the network were reflected on completion of construction and the issuance of the Shares. As at December 31, 1998, the Company has billed Ledcor $18,138,000 for the services related to construction of the fiber optic network assets which exceeds their costs by $2,099,000. This excess, net of income taxes of $945,000, has been excluded from the consolidated income statement and has been reported as contributed surplus.

                  (iii) Management Services Agreement entered into May 31, 1998 whereby Ledcor provides the Company with management staff, administrative and other support services. The Company reimburses Ledcor for direct costs and pays Cdn. $200,000 per month for the Company's share of corporate overheads. In accordance with this agreement, substantially all costs and expenses incurred by the Company were paid by Ledcor and charged to the Company through an intercompany account.

                  (iv) Employee Services Agreements entered into May 31, 1998 whereby the Company obtains the services of certain employees from Ledcor on a cost reimbursement basis.

                  (v) The Company has entered into an agreement with Ledcor, whereby personnel of Ledcor who were involved in the designing and planning of the transatlantic Hibernia cable stations will oversee management and supervision of construction of these facilities for a fee of approximately $1,700,000.


Share capital transactions

         On September 9, 1999, the Company amended its share capital by re-designating 200,000,000 Class A Voting Shares to Class B Subordinate Voting Shares, cancelling its remaining classes of Shares and creating Class A Non-Voting Shares, Class C Multiple Voting Shares, Series A and B Convertible Preferred Shares and Series C Redeemable Preferred Shares. Subsequently, the Company declared a stock dividend of 5,000,000 (pre-split) Series C Redeemable Preferred Shares for $5,000,000. Concurrently, the Company repurchased the 200,000,000 outstanding Class B Subordinate Voting Shares from its parent in exchange for the issuance of 190,748,000 Class B Subordinate Voting Shares and 40,000,000 (pre-split) Series C Redeemable Preferred Shares. The Company then redeemed the 45,000,000 (pre-split) outstanding Series C redeemable preferred Shares for $45,000,000 cash resulting in a charge to retained earnings of $40,000,000.

         On August 31, 1999 the Company issued 1,200,000 Class B Subordinate Voting Shares for $3,000,000 cash and on September 9, 1999, the Company issued 70,934,464 Series A Non-Voting Convertible Preferred Shares for $345,000,000 cash (Note 8).

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


         2.   Summary of significant accounting policies

         Basis of presentation

         These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and include the accounts of the Company, its wholly owned subsidiaries and its 75% interest in Worldwide Fiber (USA), Inc. ("WFI USA"), WFI-CN Fiber Inc. and Worldwide Fiber IC LLC. All significant intercompany transactions and balances have been eliminated on consolidation. For investments where the Company exercises significant influence, the investment is accounted for using the equity method.

         On December 31, 1998, the Company increased its interest in WFI USA from 50% to 75% (note 5). The consolidated income statement and statement of cash flows account for the Company's initial 50% interest in WFI USA using the equity method for the period May 31, 1998 to December 31, 1998. The Company's consolidated balance sheet includes WFI USA's assets and liabilities, and minority interest therein, as at December 31, 1998.

         The unaudited interim consolidated financial statements for the periods ended September 30, 1999 and 1998 reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented and include all adjustments of a normal recurring nature. Certain comparative figures have been restated to conform with the current period presentation.

         All share amounts have been presented on a post stock split basis (Note 14).

         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Actual results could differ from those estimates.

         Cash and cash equivalents

         Cash and cash equivalents consists of cash on deposit and highly liquid short-term interest bearing securities with maturity at the date of purchase of three months or less.

         Short term investments

         Short term investments consist of highly liquid short term interest bearing securities with maturities at the date of purchase greater than three months. Interest earned is recognized immediately in the income statement.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


         Fixed assets

         Fiber optic network assets constructed for the Company's own use are recorded as fixed assets. Fiber optic network assets, construction equipment and other assets are recorded at cost. Fixed assets are depreciated using the following rates and methods:

         o Fiber optic network assets--straight-line method over the estimated useful lives of the assets.

         o Construction equipment--hourly usage rates, estimated to depreciate the equipment over the estimated useful lives of the equipment.

         o Other assets--straight-line method, over the estimated useful lives of the assets.

         Inventory

         Inventory consists of fiber optic network assets to be sold or leased under sales-type leases, construction supplies and small tools.

         Fiber optic network assets are recorded at the lower of cost and market. Cost includes direct materials and subcontractor charges, labour, and interest (see "capitalization of interest").

         Construction supplies and small tools inventory are recorded at the lower of cost and replacement value.

         Revenue recognition

         Revenue for services provided to Ledcor for construction projects is recognized in the period the construction services are performed based on the costs incurred.

         Revenue and income from construction contracts to develop fiber optic network assets are determined on the percentage-of-completion basis using the cost-to-cost method. Provision is made for all anticipated losses as soon as they become evident. Claims for additional contract compensation are not recognized until resolved.

         Unbilled revenue

         Revenue recognized using the percentage-of-completion basis (see "Revenue recognition") less billings to date is recorded as unbilled revenue.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


         Capitalization of interest

         Interest is capitalized as part of the cost of constructing fiber optic network assets. Interest capitalized during the construction period is computed by determining the average accumulated expenditures for each interim capitalization period and applying the interest rate related to the specific borrowings associated with each construction project. The total interest capitalized for the periods ended September 30, 1999 was $7,794,000 (September 30 and December 31, 1998 - $Nil).

         Deferred financing costs

         Costs incurred in connection with obtaining the senior notes financing are deferred and amortized, using the effective interest method, to interest expense over the term of the senior notes.

         Advances on contracts

         Cash received from customers pursuant to contracts where construction has not commenced is recorded as advances on contracts.

         Foreign currency translation and transactions

         The Company's functional currency is the Canadian dollar. The consolidated financial statements are translated to United States dollars using the period-end exchange rate for assets and liabilities and weighted-average exchange rates for the period for revenues and expenses. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in shareholder's equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated income statement.

         Income taxes

         Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance, where, based on available evidence, the probability of realization of the deferred tax asset does not meet a more likely than not criteria.

         Fair value of financial instruments

         The fair value of the Company's financial instruments, consisting of cash and cash equivalents, short-term investments, accounts receivable, unbilled revenue, deposit, due from parent, accounts pay-

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



able and accrued liabilities, advances on contracts, and income taxes payable approximate their carrying values due to their short-term nature. As at September 30, 1999, the fair value of the $500,000,000 12% Senior Notes was $516,250,000 and the fair value of the $175,000,000 12.5% Senior Notes ("1998
Notes) was $184,625,000. The fair value of the 1998 Notes at December 31, 1998 approximated its carrying value.

         Stock Option Plan

         The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options.

         Earnings per Share

         Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common Shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents, including stock options and redeemable convertible preferred shares, in the weighted average number of common shares outstanding for a period, if dilutive.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


         The following table sets forth the computation of basic and diluted earnings per share:


                                                                      September 30,                 December 31,
                                                                      ------------                  ------------
                                                                   1999              1998                1998
                                                                   ----              ----                ----
Net income................................................        $13,371           $6,882              $9,020
Stock dividend............................................         (5,000)              --                  --
Preferred stock accretion.................................         (1,190)              --                  --
                                                              -----------        ---------          ----------
Net income available to common stockholders (A)...........         $7,181           $6,882              $9,020
                                                              ===========        =========          ==========
Weighted average number of common shares (B)..............    140,973,458        3,140,871          10,482,089
Dilutive effect of:
     Stock options........................................     12,142,888               --                  --
                                                              -----------        ---------          ----------
     Diluted weighted average shares (C)..................    153,116,346        3,140,871          10,482,089
                                                              ===========        =========          ==========
Earnings per share:
     Basic (A/B)..........................................        $0.05             $2.19              $0.86
     Diluted (A/C)........................................        $0.05             $2.19              $0.86



Redeemable Convertible Preferred Shares are not included in the computation of fully diluted earnings per share as their effect is anti-dilutive.

         Recent accounting pronouncements

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company does not expect the adoption of SFAS No. 133 to have a material impact on its consolidated financial statements.

         We adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5) effective January 1, 1999. SOP 98-5 requires that all start-up costs be expensed and that the effect of adopting SOP 98-5 be reported as the cumulative effect of a change in accounting principle. The effect of adopting SOP 98-5 on our results of operations was immaterial.

         We adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," during the fourth quarter of 1998. SFAS No. 131 established standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.

         In June 1999, the Financial Accounting Standards Boards (FASB) issued Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66." The interpretation is effective for

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease. After June 30, 1999, the effective date of FASB Interpretation No. 43, sales-type lease accounting will only be appropriate for dark fiber and capacity leases where title under the lease is transferred to the lessee or if the agreement was entered into prior to June 30, 1999. Transactions will be accounted for as operating leases where title is not transferred to the lessee.

         3.    Supplemental cash flow information


                                                                                           September 30,          December 31,
                                                                                        1999         1998             1998
                                                                                        ----         ----             ----
         Cash paid for income taxes....................................                12,778         --              $--
         Cash paid for interest........................................                10,451         --               --
         Supplemental non-cash investing and financing activities
              Issuance of common Shares for:
                Certain Ledcor assets..................................                75,726      8,488            8,488
                  Investment in Ledcom Holdings Ltd. ..................                    --         --              --
                  Initial 50% investment in WFI USA....................                    --         --              --
                  Additional 25% investment in WFI USA in exchange for
                      surrender of note receivable.....................                    --         --           3,915
              Series C redeemable preferred stock dividend.............                 5,000         --              --
              Accretion of preferred stock to redemption value.........                 1,190         --              --
              Stock based compensation.................................                 5,500         --              --


                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)




         4.    Balance Sheet components


                                                                       September 30, 1999       December 31, 1998
                                                                       ------------------       -----------------
         Accounts receivable
             Trade accounts receivable....................                   $15,938                  $3,107
             Interest receivable and other................                     3,176                     165
                                                                             -------                  ------
                                                                             $19,114                  $3,272
                                                                             =======                  ======

         Unbilled revenue
             Revenue earned on uncompleted contracts......                  $235,138                 $22,236
             Less:  Billings to date......................                  $151,165                 $11,654
                                                                            --------                 -------
                                                                            $ 83,973                 $10,582
                                                                            ========                 =======


                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)




                                                                           September  30,          December 31,
                                                                                1999                   1998
                                                                           --------------          ------------
         Inventory
              Fiber optic network assets........................              $ 126,733             $28,085
              Construction supplies and small tools.............                    549               1,145
                                                                              ---------             -------
                                                                                127,282             $29,230
                                                                              =========             =======
         Fixed assets
              Fiber optic network assets........................                $98,773             $11,461
              Construction equipment............................                  9,222               4,249
              Other.............................................                    622                 229
                                                                              ---------             -------
                                                                                108,617              15,939
              Less:  Accumulated depreciation...................                 (1,353)               (464)
                                                                              ---------             -------
         Fixed assets, net......................................               $107,264             $15,475
                                                                              =========             =======


         The Company has not provided for any depreciation on fiber optic network assets for the periods ended September 30, 1999 and December 31, 1998 as these assets were under construction.

                                                                              September  30,         December 31,
                                                                                    1999                 1998
                                                                              --------------         -------------
         Accounts payable and accrued liabilities
              Subcontractor and supplier costs....................                 $56,057              $13,468
              Subcontractor holdbacks payable.....................                  22,867                4,843
              Other...............................................                  21,398                1,493
              Interest payable....................................                  17,457                  492
                                                                                 ---------             --------
                                                                                  $117,779              $20,296
                                                                                  ========              =======


         5.    Acquisitions

         Telecommunications Division assets

         Effective May 31, 1998, the Company entered into a series of agreements whereby equipment, fiber optic network assets and other assets related to the business of the Telecommunications Division of Ledcor were transferred to the Company. In addition, the Company was granted a license to use Ledcor's patented rail plow technology. This license agreement was for an initial term of ten years, renewable annually upon completion of the initial term. As part of this transaction, Ledcor retained all existing

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


construction contracts related to the business. This transaction was between entities under common control and has been accounted for using the carrying amounts recorded in Ledcor's accounts. The tax basis of substantially all the Canadian assets transferred to the Company were Ledcor's carrying values whereas the tax basis of the U.S. assets transferred was their fair value. The deferred tax balances were adjusted for the change in the tax basis of the U.S. assets with the adjustment being reflected as contributed surplus. As consideration for the transaction, the Company issued 1600 Class A Shares to Ledcor.

         The assets transferred and consideration given, in connection with this transaction, were as follows:

         Assets
             Construction equipment....................................  $2,830
             Fiber optic network assets................................   4,424
             Deferred income taxes.....................................   1,088
             Other.....................................................     146
                                                                         ------
                                                                         $8,488
         Consideration given
              Class A common Shares and contributed surplus............  $8,488
                                                                         ======


         Ledcom Holdings Ltd.

         On December 1, 1998 the Company acquired 50 Class A common Shares representing a 50% interest of Ledcom Holdings Ltd. ("Ledcom") from Worldwide Fiber Holdings Ltd. ("WFHL"), the Company's parent. As consideration, the Company issued 16,000,000 Class A common Shares. Ledcom holds the patent to Ledcor's rail plow technology, and in conjunction with this acquisition Ledcor has committed to grant to the Company a worldwide exclusive license for the use of the rail plow technology. The license will become non-exclusive six months after a change of control of the Company. This transaction was between entities under common control and has been accounted for using the carrying value of the investment recorded in WFHL's accounts which was $nil.

         Investment in WFI USA

         On August 31, 1998, the Company purchased Ledcor's 50% interest in, and a promissory note of $3,915,000 from WFI USA, in exchange for 24,000,000 Class A common Shares of the Company and the issuance of a promissory note by the Company. WFI USA was a joint venture with Mi-Tech Communications LLC ("Mi-Tech") which held the remaining 50% interest in WFI USA. WFI USA's operations consist primarily of developing fiber optic network assets in the United States.

         As this transaction was between entities under common control, it was accounted for in a manner similar to a pooling of interests. These financial statements reflect the equity interest in the income of

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


WFI USA from May 31, 1998 to December 31, 1998 in the amount of $928,000. Prior to May 31, 1998, the equity interest was reported as part of the Division of Ledcor.

         On December 31, 1998 the Company increased its interest in WFI USA to 75% by surrendering its note receivable from WFI USA of $3,915,000 for 100 non-voting common Shares and 100 Class A Voting Preferred Shares of WFI USA. The acquisition has been accounted for using the purchase method effective December 31, 1998. The purchase price of the additional 25% has been allocated to assets and liabilities based on their fair values. As a result, the net assets acquired were as follows:

         Current assets........................................    $3,742
         Inventory.............................................     6,048
         Fixed assets..........................................     1,795
         Current liabilities...................................    10,052


         On December 31, 1998, the Company entered into a Shareholders' Agreement ("Agreement") with Ledcor, Mi-Tech and Michels Pipeline Construction, Inc. ("Michels") (an affiliate of Mi-Tech). Pursuant to this agreement, Mi-Tech will have the option to convert all of its 25% interest in WFI USA into Shares of the Company should the Company complete a public offering of Shares with an aggregate value of at least $20,000,000 or there is a change of control of WFI USA. In connection with the conversion, Mi-Tech will be granted certain registration rights in accordance with the Agreement. In addition, after the tenth anniversary of this agreement, Mi-Tech has the option to require WFI USA to purchase all of the Shares owned by Mi-Tech and its affiliates at fair market value. If Mi-Tech exercises this option, the Company can elect to sell all the Shares or assets of WFI USA in which case it will not be required to purchase Mi-Tech's Shares in WFI USA. In the event of a proposed sale of the Shares of WFI USA held by the Company, Mi-Tech will have certain tag-along rights.

         Also as part of the Agreement the Company:

         o Agreed not to participate in any projects or business nor provide advice or assistance to any business which undertakes projects within WFI USA's scope of business, as defined in the Agreement, for a period of four years from the date of the Agreement.

         o Is restricted from selling, transferring, encumbering or divesting its ownership or control of WFI USA.

         o WFI USA has an option to purchase from Mi-Tech 24 fiber optic strands along certain existing routes owned by Mi-Tech and its affiliates at fair market value.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



         6.    Due from parent

         The components of the amount due from parent consist of the following:


                                                                              September 30,     December 31,
                                                                                   1999             1998
                                                                              -------------     ------------
         Contract amounts billed to parent........................                   --          $180,593
         Costs charged by parent                                                     --
              Material............................................                   --            91,937
              Subcontracts........................................                   --            33,613
              Labor...............................................                   --            27,435
              Other...............................................                   --            10,729
              General and administrative..........................                2,889             2,816
              Deferred financing costs............................                                    268
                                                                                -------           -------
                                                                                  2,889           166,798
                                                                                -------           -------
                                                                                 (2,889)           13,795
                                                                                -------
         Net advance received.....................................                 --               (383)
                                                                                -------          --------
         (Due to) from parent                                                   $(2,889)         $ 13,412
                                                                                ========         ========


         The amounts due to and from parent are non-interest bearing, have no stated terms of repayment and are due on demand. Contract amounts billed to parent and costs charged by parent exceed revenues and costs as reported in the income statement, for the period ended December 31, 1998, due to fiber optic network assets to be transferred to the Company as described in note 1(ii). The balance as at September 30, 1999 is included in accounts payable.

         7.    Senior notes

         On July 28, 1999 the Company issued $500,000,000 12% Senior notes (the "Notes"). The Notes are unsecured obligations of the Company bearing interest at 12% payable semi-annually. The Notes are due August 1, 2009 and may be redeemed by the Company on or after August 1, 2004 at certain specified redemption prices ranging up to 106.00%. Up to 35% of the Notes may be redeemed by the Company prior to August 1, 2002 at a redemption price of 112% of the principal amount with the net proceeds from certain sales of the Company's common stock. If a change in control occurs, as defined in the Notes indentures, the holders of the notes can require the company to repurchase all or part of the notes at 101% of the principal amount. Where excess proceeds from certain asset sales, as defined in the Notes indentures, exceeds $10,000,000 the Company is required to make an offer to repurchase the maximum amount of Notes that can be repurchased with such excess proceeds at an offer price equal to 100% of the principal amount.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



         On December 23, 1998, the Company issued $175,000,000 12.5% senior notes (the "1998 Notes"). The 1998 Notes are unsecured obligations of the Company bearing interest at 12.5% payable semi-annually. The 1998 Notes are due December 15, 2005 and may be redeemed by the Company on or after December 31, 2003 at certain specified redemption prices ranging up to 106.25% of the principal amount. Up to 35% of the 1998 Notes may be redeemed by the Company prior to December 15, 2001, at a redemption price of 112.5% of the principal amount with the net proceeds from certain sales of the company's common equity to the public. If a change of control occurs, as defined in the 1998 Notes Indenture, the holders of the 1998 Notes can require the Company to repurchase all or part of the 1998 Notes at 101% of the principal amount. If at the end of December 31, 2000 and semi-annually thereafter, the Company's Accumulated Excess Cash Flow, as defined in the 1998 Notes Indenture, exceeds $10,000,000, the Company is required to make an offer to repurchase the maximum principal amounts of 1998 Notes that may be purchased by such Accumulated Excess Cash Flow Amount at an offer price equal to 110% of the principal amount of the 1998 Notes. Under this Excess Cash Flow provision, the Company is not required to repurchase more than 25% of the original principal amount of the 1998 Notes prior to December 31, 2003.

         The Notes and 1998 Notes contain certain covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness and issue certain preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations.

         The interest rates on the Notes and the 1998 Notes are subject to increase if the Company does not file a registration statement with the Securities and Exchange Commission within certain time periods specified in the Notes and 1998 Notes Indentures.

         8.    Redeemable Convertible Preferred Stock

         On September 9, 1999 the Company authorized the following series of preferred stock (note 1):

100,000,000,000                        Series A Non-Voting Redeemable Convertible Preferred Shares
100,000,000,000                        Series B Subordinate Voting Convertible Preferred Shares
45,000,000 (pre-split)                 Series C Redeemable Preferred Shares

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



         Series A Non-Voting Convertible Preferred Shares

         On September 9, 1999, the Company issued 70,934,464 Series A Non-Voting Convertible Preferred Shares ("Series A Preferred Shares") for $345,000,000 in cash.

         The Series A Preferred Shares are entitled to dividends on an equivalent basis to the Class A Non-Voting Shares into which the Series A Preferred Shares can be converted. The Series A Preferred Shares rank senior to all classes of capital stock upon liquidation, dissolution and wind-up and are junior in right of payment of all indebtedness of the Company and its subsidiaries.

         The Series A Preferred Shares have a mandatory redemption on November 2, 2009 at a liquidation value consisting of the original purchase price of $4.86 per share plus an adjustment equal to 6% per annum of the purchase price, plus declared and unpaid dividends and the excess of the market value of the Class A Non-Voting Shares over the liquidation value.

         Upon a qualified underwritten public offering of at least $150,000,000 with a share price of at least 300% of the purchase price of the Series A Preferred Shares, each Series A Preferred Share may, at the option of the Company, be converted into Class A Non-Voting Shares at a ratio equal to one plus 6% per annum. If a qualified underwritten public offering occurs by September 9, 2000 the conversion will be on a one for one basis.

         The Series A Preferred Shares may be converted by the holders into Class A Non-Voting Shares, at any time, on the same basis as the Company's conversion right and may be converted into Series B Non-Voting Convertible Preferred Shares on a one for one basis. In addition, the holders of the Series A Preferred Shares have anti-dilution protection.

         Series B Subordinate Voting Convertible Preferred Shares

         As at September 30, 1999, there are no Series B Subordinate Voting Convertible Preferred Shares ("Series B Preferred Shares") outstanding.

         The Series B Preferred Shares are entitled to dividends on an equivalent basis to any dividends declared or paid on Class B Subordinate Voting Shares into which the Series B Preferred Shares can be converted. The Series B Preferred Shares rank senior to all classes of capital stock upon liquidation, dissolution and wind-up and are junior in right of payment of all indebtedness of the Company and its subsidiaries. The Series B Preferred Shares are entitled to one vote per share.

         The Series B Preferred Shares are mandatorily redeemable on November 2, 2009 at a liquidation value of $4.86 per share plus an adjustment equal to 6% per annum of the purchase price, plus declared and unpaid dividends and the excess of the market value of the Class B Subordinate Voting Shares over the liquidation value.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



         Upon a qualified underwritten public offering of at least $150,000,000 with a share price of at least 300% of the purchase price of the Series B Preferred Shares, each Series B Preferred Share, may at the option of the Company, be converted into Class B Subordinate Voting Shares at a ratio equal to one plus 6% per annum. If a qualified underwritten public offering occurs by September 9, 2000 the conversion will be on a one for one basis.

         The Series B Preferred Shares may be converted into Class B Subordinate Voting Shares, at any time on the same basis as the Company's conversion right and may be converted into Series A Preferred Shares on a one for one basis. In addition, the holders of the Series B Preferred Shares have anti-dilution protection

Series C Redeemable Preferred Shares

         On September 9, 1999, 5,000,000 (pre-split) Series C Redeemable Preferred Shares ("Series C Preferred Shares") were issued pursuant to a stock dividend and 40,000,000 (pre-split) Series C Preferred Shares were issued pursuant to a share re-organization. Subsequently, the Company repurchased the 45,000,000 (pre-split) issued Series C Preferred Shares for $45,000,000 (note
1). The holders of Series C Preferred Shares are not entitled to dividends or voting rights and may redeem the Series C Preferred Shares at $1 per share after November 2, 2009. As at September 30, 1999, no Series C Preferred Shares are outstanding.

         9.    Capital stock

         On September 9, 1999 the Company authorized the following classes of capital stock (note 1):

Unlimited number of Class A Non-Voting Shares
Unlimited number of Class B Subordinate Voting Shares
Unlimited number of Class C Multiple Voting Shares


         As at September 30, 1999 the following Shares are issued and outstanding:

Class A Non-Voting Shares                                          -
Class B Subordinate Voting Shares                            191,948,000
Class C Multiple Voting Shares                                36,000,000

         The holders of the Class A Non-Voting Shares, Class B Subordinate Voting Shares, and Class C Multiple Voting Shares participate equally in dividends declared subject to any preference priority on other classes of Shares.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



         The holders of the Class A Non-Voting Shares are not entitled to voting rights. The holders of Class B Subordinate Voting Shares are entitled to one vote per share, and the holders Class C Multiple Voting Shares are entitled to 20 votes per share.

         In the event of liquidation, dissolution, or wind-up of the Company, any payment or distribution of assets will be paid or distributed equally share for share to the holders of the three classes of capital stock.

         The holders of Class A Non-Voting Shares are entitled to convert their Shares to Class B Subordinate Voting Shares on a one for one basis. The holders of Class B Subordinate Voting Shares are entitled to convert their Shares to Class A Non-Voting Shares on a one for one basis and at any time prior to September 9, 2000 and into Series A Preferred Shares on a one for one basis. The holders of Class C Multiple Voting Shares are entitled to convert their Shares into Class A Non-Voting Shares or Class B Subordinate Voting Shares on a one for one basis.

         Stock Option Plan

         The Company has a Long Term Incentive and Share Award Plan that permits the grant of non-qualified stock options, incentive stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards to employees and directors. A maximum of 35,566,504 Class A Non-Voting Shares may be subject to awards under the plan, which generally have a vesting period of four years. During the nine months ended September 30, 1999, the Company granted 16,753,440 options at $1.25 per share and 4,438,400 options at $2.50 per share to employees and officers of the Company. No options were exercised or cancelled during the period and 3,828,000 options were available to be exercised at September 30, 1999. The stock options have terms expiring on or before September 30, 2009.

         10.      Income taxes

         Income before equity income and income taxes.

         The components of income before equity income and income taxes are as follows:

                                                                            September 30,
                                                                           -------------             December 31,
                                                                          1999           1998            1998
                                                                          ----           ----        -----------
         Canadian......................................                 13,839          7,838          $5,683
         U.S...........................................                 25,454          4,494           8,052
                                                                        ------          -----           -----
                                                                        39,293         12,332         $13,735
                                                                        ======         ======         =======

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)




         Current income taxes

         The provision for current income taxes consists of the following:

                                                                              September 30,        December 31,
                                                                             1999      1998             1998
                                                                             ----      ----        ------------
         Canadian......................................                     9,130      3,625          $2,599
         U.S. federal..................................                     8,946      1,438           2,563
         U.S. state and local..........................                     2,099        339             481
                                                                           ------      -----          ------
                                                                           20,175      5,402          $5,643
                                                                           ======      =====          ======


         The Company's statutory rate of 45.6% varies from its effective rate of 41.1% due primarily to federal and state taxes on U.S. income which is taxed at a rate of 38%.

         Deferred income taxes

         Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                      September 30,         December 31,
                                                                            1999                1998
                                                                      -------------         ------------
         Fixed assets..................................                   12,167               $1,088
         Other.........................................                       --                  185
         Valuation allowance...........................                       --                   --
                                                                        --------             --------
         Net deferred tax assets.......................                   12,167               $1,273
                                                                          ======               ======


         Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will be fully utilized, such that no valuation allowance has been recorded.

         11.   Concentration of credit risk

          Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, short-term investments, accounts receivable, unbilled revenue and due from parent which are not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents and short-term investments with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable and unbilled revenue are considered to be limited due to the credit quality of the customers comprising the Company's customer base.

         The Company performs ongoing credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)


credit losses to date. Accounts receivable was comprised of 14 customers at September 30, 1999 and 12 customers at December 31, 1998.

         The concentration of credit risk relating to the amount due from the parent is considered limited due to the credit quality of the Company's parent. As described in Note 1, substantially all of the Company's revenues during the periods ended September 30 and December 31, 1998 were earned from construction services provided to Ledcor.

         12.   Segmented information

         The Company operates within a single operating segment being the construction and installation of fiber optic network assets. These fiber optic network assets are being constructed in Canada and the United States. Revenues, fixed assets, and deferred financing costs are located as follows:

                                   Revenues                        Fixed Assets            Deferred financing costs
                    -----------------------------------   ----------------------------  -----------------------------
                        September 30,      December 31,   September 30,  December 31,   September 30,    December 31,
                     1999         1998         1998           1999           1998           1999            1998
                     ----         ----         ----           ----           ----           ----            ----
Canada              $102,873      $67,715      $84,534      $ 27,302         $8,218        $22,416        $6,650
US                   132,265       37,104       79,785        79,962          7,257             --            --
                    --------     --------     --------      --------        -------        -------        ------
                    $235,138     $104,819     $164,319      $107,264        $15,475        $22,416        $6,650
                    ========     ========     ========      ========        =======        =======        ======


         The revenues are based on the location of the construction activities. In addition, deposits on long-term construction contracts of $100 million (September 30 and December 31, 1998 - $Nil) are located in Barbados.

         13.   Commitments

         Network developments

         The Company has, in the normal course of business, entered into agreements to provide construction services and fiber optic network assets to third parties in Canada and the United States.

         Right of way access agreements

         The Company has entered into various agreements during the periods to secure the rights of ways along its network routes. In general, most agreements have an option renewal clause stating that grantors cannot unjustly withhold their acceptance of a renewal.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



         Operating leases

         The Company leases certain facilities and equipment used in its operations under operating leases. Future minimum lease payments under these lease agreements at September 30, 1999 are as follows:

     2000.................................................     $6,731
     2001.................................................     $5,117
     2002.................................................     $3,224
     2003.................................................     $1,994
     2004 ................................................     $1,468


The Company pays Ledcor approximately $825,000 per year in connection with its lease of the Toronto facilities. The lease expires in 2009.


Supply Agreements

         On June 18, 1999, a subsidiary of the Company entered into a supply agreement, with Tyco Submarine Systems Ltd. ("Tyco") whereby Tyco will serve as the primary contractor for the Company's transatlantic cable project called "Hibernia". The initial contract price is approximately $607 million. The Company has paid $100 million in the nine month period ended September 30, 1999. The Company has placed purchase orders of approximately $47,600,000 with Nortel Networks.

CN/IC Agreements

         On May 28, 1999, the Company entered into agreements with Canadian National Railway Company ("CN") and Illinois Central Railroad Company ("IC") to license rights-of-way ("ROW") along certain of their respective rail transportation systems (the "Routes"). The Company will pay a license fee, based on the length of the ROWs, and payable pursuant to a formula based on cash flow generated from projects developed on the Routes. The Company will also provide a certain number of fibers as consideration for the license of the ROWs. In connection with these license agreements, the Company has formed subsidiary companies with CN and IC (the Company having a 75% interest and CN or IC having the remaining 25% interest) for the purpose of licensing the ROWs from CN and IC and developing the projects along the Routes. (Note 14)

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



         14.   Subsequent events

Conversion of Class B Subordinate Voting Shares

         On November 18, 1999, the Company's parent exercised its conversion rights and converted 150,636,000 Class B Subordinate Voting Shares into 150,636,000 Class A Non-Voting Shares.

Stock Split

         On November 24, 1999, all classes of the Company's issued and outstanding shares were split on the basis of eight shares for each one share previously held. The number of issued and outstanding shares at September 30, 1999 and December 31, 1998 are presented on a post-split basis.

Senior Credit Facility

         The Company has entered into a commitment letter with certain lenders pursuant to which the lenders would provide a three-year secured revolving credit facility totaling US$115,000,000. The execution and delivery of the definitive documentation is in progress.

Hibernia Credit Facility

         The Company has entered into a commitment letter with certain lenders pursuant to which the lenders would provide a credit facility totaling US$565,000,000. The execution and delivery of definitive documentation is in progress.

CN/IC

         The Company has entered into a commitment with CN and IC to acquire their respective 25% interests in WFI-CN Fibre Inc. and Worldwide Fiber IC LLC in exchange for Class A non-voting Shares of the Company. The number of Class A non-voting Shares to be issued by the Company may be adjusted on an initial public offering in accordance with a formula specified in the agreement.

Issuance of Shares

         The Company entered into an agreement with an executive officer of the Company to sell 26,080,000 Class A Non-Voting Shares and 4,920,000 Class C Multiple Voting Shares. In addition, the Company received a promissory note in the amount of $77,500,000 from the executive officer.

         On December 22, 1999, the Company issued 4,541,192 Series A Non-Voting Redeemable Convertible Preferred Shares to the holders of such shares pursuant to the terms of their original purchase agreement dated September 7, 1999.

                              Worldwide Fiber Inc.

            (tabular amounts expressed in thousands of U.S. dollars)

         (Information as at September 30, 1999 and for the periods ended
                   September 30, 1999 and 1998 is unaudited)



Stock Options

         Subsequent to September 30, 1999, the Company granted 1,783,900 options to employees and officers of the Company.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Directors and Shareholders of
Worldwide Fiber (USA), Inc.

         In our opinion, the accompanying consolidated income statement and statements of changes in shareholders' equity and of cash flows present fairly, in all material respects, the results of operations of Worldwide Fiber (USA), Inc. and its subsidiaries and their cash flows for the period from February 11, 1998 to December 31, 1998, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Vancouver, Canada
March 12, 1999

                           Worldwide Fiber (USA), Inc.

                          Consolidated Income Statement

           For the period from February 11, 1998 to December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)



        Revenue....................................................  $21,071
        Costs......................................................   16,533
                                                                     -------
        Gross profit...............................................    4,538
        Expenses
            General and administrative.............................    1,683
                                                                     -------
                                                                       2,855
        Interest expense...........................................       72
        Interest income............................................       53
                                                                     -------
        Income before income taxes.................................    2,836
        Provision for income taxes.................................      980
                                                                     -------
        Net income for the period..................................  $ 1,856
                                                                     =======
        Commitments (note 10)




        The accompanying notes are an integral part of these consolidated financial statements.

                           Worldwide Fiber (USA), Inc.

            Consolidated Statement of Changes in Shareholders' Equity

           For the period from February 11, 1998 to December 31, 1998.

            (tabular amounts expressed in thousands of U.S. dollars)


                                                          Class A
                                                           voting       Nonvoting
                                                          preferred      common
                                                           Shares        Shares                Retained
                                                           Number        Number      Amount    earnings      Total
Balance--beginning of period..........................
Issuance of Shares to acquire Worldwide
Fiber Networks, Inc. (note 1).........................       100           100          --         --          --
Issuance of Shares for extinguishment of note
payable (note 1)......................................       100           100       3,915         --       3,915
Net income for the period.............................        --           --           --      1,856       1,856
                                                              --           --        -----     ------      ------
Balance--end of period................................       200           200      $3,915     $1,856      $5,771
                                                             ===           ===      ======     ======      ======



        The accompanying notes are an integral part of these consolidated financial statements.

                           Worldwide Fiber (USA), Inc.

                      Consolidated Statement of Cash Flows

           For the period from February 11, 1998 to December 31, 1998.

            (tabular amounts expressed in thousands of U.S. dollars)


Cash flows from operating activities
Net income for the period.......................................................           $1,856
Changes in non-cash working capital items
     Accounts receivable........................................................           (3,090)
     Unbilled revenue...........................................................           (9,634)
     Inventory..................................................................          (23,835)
     Accounts payable...........................................................           17,445
     Income taxes payable.......................................................              980
     Due to parent..............................................................           21,783
                                                                                          -------
                                                                                            5,505
Cash flows used in investing activities
Fixed asset additions...........................................................           (7,178)
                                                                                          -------
Cash flows from financing activities
Due to parent...................................................................            3,915
                                                                                          -------
Net increase in cash and cash equivalents, being cash and cash equivalents
     aat end of period..........................................................           $ 2,242
                                                                                          ========


        The accompanying notes are an integral part of these consolidated financial statements.

                           Worldwide Fiber (USA), Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


1.   The Company

         Worldwide Fiber (USA), Inc. (the "Company"), was incorporated on August 7, 1998. The Company was inactive until August 31, 1998. On August 31, 1998, the Company acquired 100% of the ownership interest of Worldwide Fiber Networks, Inc. ("WFNI") from its two members, Ledcor Industries Limited ("Ledcor") and Mi-Tech Communications, LLC ("Mi-Tech"), in exchange for 100 non-voting common Shares and 100 Class A voting preferred Shares of the Company. The acquisition was accounted for in a manner similar to a pooling of interests on the basis that the ownership interests before and after the acquisition remained the same. Accordingly, the financial statements presented include the results of operations of the Company and WFNI from February 11, 1998, the date that WFNI was organized.

         On December 31, 1998, the Company issued 100 Shares of non-voting common Shares and 100 Class A voting preferred Shares as consideration for the settlement of indebtedness owed to Worldwide Fiber Inc. ("WFI" or "parent") of $3,915,000 increasing WFI's interest from 50% to 75%.

         The Company has entered into a shareholders' agreement among WFI, Ledcor, Mi-Tech and Michels Pipeline Construction Inc. (an affiliate of Mi-Tech) whereby:

         (i) Any sale, transfer, assignment or encumbrance or divestment of any interest in or control of the Company to a third party is restricted. In the event of a proposed sale of the Shares of the Company held by WFI, Mi-Tech will have certain tag-along rights. If there is a change of control of the Company, Mi-Tech has the option to require the Company to purchase all of the Shares owned by Mi-Tech or its affiliates at the fair market value of such Shares. In addition, after the tenth anniversary of this agreement Mi-Tech has the option to require the Company to purchase all of the Shares owned by Mi-Tech and its affiliates at fair market value. If Mi-Tech exercises this option, WFI can elect to sell all of the Shares or assets of the Company to a third party in which case WFI will not be required to purchase Mi-Tech's Shares.

         (ii) The Company has an option to purchase from Mi-Tech, 24 fiber optic strands along certain existing routes owned by Mi-Tech and its affiliates at fair value. The Company also has an option to purchase from WFI and its affiliates indefeasible rights of use for 24 fiber optic strands from its Chicago-New Orleans route if and when built, at fair value. These options expire one year after the strands are available.

                           Worldwide Fiber (USA), Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

       (iii) If WFI were to issue Shares in a public offering having an aggregate value of at least $20,000,000, Mi-Tech has the option to convert all of the Shares of the Company held by Mi-Tech and its affiliates into the class and series of Shares being offered to the public.

         The Company's operations consist of developing, engineering, constructing, installing and maintaining fiber optic network assets. The Company's primary customers are telecommunications carriers and fiber optic systems developers located in the U.S.

2.   Summary of significant accounting policies

         Basis of presentation

         These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated on consolidation.

         The Company's financial statements have been prepared for inclusion within the Offering Memorandum prepared by WFI for the offer of Senior Notes in the amount of $250,000,000. The consolidated balance sheet of the Company as at December 31, 1998 has been excluded as WFI's most recent audited consolidated balance sheet includes the assets and liabilities of the Company.

         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Actual results could differ from those estimates.

         Income taxes

         Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance, where, based on available evidence, the probability of realization of the deferred tax asset, does not meet a more likely than not criteria.

         Revenue recognition

         Revenue and income from construction contracts to develop fiber optic network assets, are determined on the percentage-of-completion basis using the cost-to-cost method. Provision is made for all

                           Worldwide Fiber (USA), Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


anticipated losses as soon as they become evident. Claims for additional contract compensation are not recognized until resolved.

         Foreign currency transactions

         The Company uses the U.S. dollar as its functional currency. Gains or losses from foreign currency transactions are included in the consolidated income statement.

3.   Supplemental cash flow information

     Cash paid for income taxes.......................................      $--
     Cash paid for interest...........................................       --
     Supplemental noncash investing and financing activities
        Issuance of Shares:
          To acquire Worldwide Fiber Networks Inc.....................       --
          In exchange for surrender of note payable to WFI............    3,915


4.   Share capital

         a)       Preferred Shares Authorized

         The Company is authorized to issue 125,000 preferred Shares without par value; 25,000 Class A voting preferred Shares, and 100,000 Class B non-voting preferred Shares. As of December 31, 1998 there were 200 Class A voting preferred Shares issued.

         Voting

         The holders of Class A preferred Shares are entitled to attend shareholder meetings and to one vote for each share held. The holders of Class A preferred Shares have no other rights, preferences or privileges. The holders of Class B preferred Shares are not entitled to vote or attend shareholder meetings.

         Dividends

         The holders of Class B preferred Shares are entitled to receive a dividend when declared by the Board of Directors, payable in preference to the dividends payable on any other class of Shares.

         Return of capital

         In the event the Company is liquidated, dissolved or wound up, the holders of Class B preferred Shares shall be entitled to such rights as expressed in the resolution for the issue of such Class B Shares, adopted by the Board of Directors.

                           Worldwide Fiber (USA), Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


         Redemption and retraction

         The Company may redeem or purchase Class B preferred Shares at such time and such price, as expressed in the resolution for the issue of Class B preferred Shares adopted by the Board of Directors.

         b)       Common Shares
         The Company is authorized to issue 25,000 non-voting common Shares, without par value. As at December 31, 1998, there were 200 non-voting common Shares issued.

5.   Provision for income taxes

         The provision for current income taxes attributable to net income consists of the following:

         U.S. federal.........................................        $953
         U.S. state and local.................................          27
                                                                  ------------
                                                                      $980
                                                                  ============


         The Company's statutory rate of 34% is not materially different to its effective rate of 34.6%.

6.   Concentration of credit risk

         Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable and unbilled revenue. Accounts receivable are not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable and unbilled revenue are considered to be limited due to the credit quality of the customers comprising the Company's customer base.

         The Company performs ongoing credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant credit losses to date. At December 31, 1998 seven customers accounted for the entire accounts receivable and unbilled revenue balances.

7.   Revenue and significant customers

         During the period ended December 31, 1998, the Company's revenue from its three largest customers represented individually 35%, 30% and 13% of total revenue.

                           Worldwide Fiber (USA), Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


8.   Related party transactions

         The Company reimburses Ledcor and Mi-Tech for expenses incurred on the Company's behalf. For the period ended December 31, 1998 the amount of these transactions with Ledcor and Mi-Tech was $1,469,000 and $1,401,000 respectively. As at December 31, 1998 accounts payable includes $478,000 owed to Ledcor and $524,000 owed to Mi-Tech.

9.   Segmented information

         The Company operates within a single operating segment being the construction and installation of fiber optic network assets in the United States. All revenues are earned from U.S. sources and all long-lived assets are located in the U.S.

10.  Commitments

         Network developments

         The Company has, in the normal course of business, entered into agreements to provide construction services and fiber optic network assets to third parties in Canada and the United States.

         Right of way access agreements

         The Company has entered into various agreements during the year to secure the rights of ways along its network routes. In general, most agreements have an option renewal clause stating that grantors cannot unjustly withhold their acceptance of a renewal.

                           Worldwide Fiber (USA), Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


         Operating leases

         The Company leases certain facilities and equipment used in its operations under operating leases. Future minimum lease payments under these lease agreements at December 31, 1998 are as follows:


1999..................................................................    $205
2000..................................................................      83
2001..................................................................      50
2002..................................................................      34
2003 and thereafter...................................................       -

                                AUDITORS' REPORT



To the Directors of
Ledcor Industries Limited

         We have audited the divisional balance sheets of Ledcor Industries Limited--Telecommunications Division as at May 31, 1998, August 31, 1997 and August 31, 1996 and the divisional statements of operations and retained earnings and cash flows for the nine months ended May 31, 1998, year ended August 31, 1997, five months ended August 31, 1996 and year ended March 31, 1996. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these divisional financial statements present fairly, in all material respects, the financial position of the Division as at May 31, 1998, August 31, 1997 and August 31, 1996 and the results of its operations and cash flows for the periods ended May 31, 1998, August 31, 1997, August 31, 1996 and March 31, 1996 in accordance with generally accepted accounting principles in the United States.

Deloitte & Touche LLP
Edmonton, Canada
November 30, 1998

                           LEDCOR INDUSTRIES LIMITED--

                           TELECOMMUNICATIONS DIVISION

                            Divisional Balance Sheets

                        (All figures are in U.S. dollars)

                                                                                  August 31,         August 31,
                                                               May 31, 1998          1997               1996
                                                              -------------       ----------         ----------
ASSETS
CURRENT
Trade accounts receivable (Note 4)......................        $5,538,543        $18,501,710         $845,173
Accounts receivable holdbacks (Note 4)..................         4,474,731          3,446,571          153,652
Unbilled revenue (Note 5)...............................         5,842,845          3,608,010        5,013,428
Inventory...............................................        15,710,561          5,240,252               --
                                                               -----------        -----------         --------
                                                                31,566,680         30,796,543        6,012,253
FIXED ASSETS (Note 6)...................................         7,982,103          1,471,043          463,651
                                                               -----------        -----------       ----------
                                                               $39,548,783        $32,267,586       $6,475,904
                                                               ===========        ===========       ==========
LIABILITIES
CURRENT
Trade accounts payable..................................        $3,148,456        $12,855,863       $1,719,591
Accrued payroll.........................................         3,431,709          1,008,791               --
Accrued liabilities.....................................           587,750            954,362               --
Accounts payable holdbacks..............................         4,412,221             86,262               --
Income taxes payable....................................         5,509,000            338,000            5,000
                                                               -----------         ----------        ---------
                                                                17,089,136         15,243,278        1,724,591
DEFERRED TAX LIABILITIES (Note 7).......................         2,657,000          4,426,000        1,212,000
INTER-DIVISIONAL ACCOUNT (Note 8).......................        10,932,703          6,773,709        2,066,663
                                                               -----------         ----------        ---------
                                                                30,678,839         26,442,987        5,003,254
                                                               -----------         ----------        ---------
COMMITMENTS (Note 9)
DIVISIONAL EQUITY
Cumulative foreign exchange (loss) gain.................        (1,641,049)             6,688           (5,967)
Divisional retained earnings............................        10,510,993          5,817,911        1,478,617
                                                               -----------        -----------       ----------
                                                                 8,869,944          5,824,599        1,472,650
                                                               -----------        -----------       ----------
                                                               $39,548,783        $32,267,586       $6,475,904
                                                               ===========        ===========       ==========


         See accompanying notes to the divisional financial statements.

                            LEDCOR INDUSTRIES LIMITED

                           TELECOMMUNICATIONS DIVISION

                            Divisional Statements of
                        Operations and Retained Earnings

                        (All figures are in U.S. dollars)


                                                      Nine Months                   Five Months
                                                         ended         Year ended      ended        Year ended
                                                        May 31,        August 31,    August 31,      March 31,
                                                         1998             1997          1996           1996
                                                     -----------       ----------    ----------     ----------

  Revenue generated from contracts...............    $54,633,888      $58,007,652    $7,372,942     $3,823,790
  Contract costs.................................     45,321,566       49,184,985     5,768,543      3,463,514
                                                     -----------       ----------    ----------     ----------
  Gross margin...................................      9,312,322        8,822,667     1,604,399        360,276
  General and administrative expenses............        710,240          863,373        90,993         57,357
                                                     -----------       ----------    ----------     ----------
  Net divisional income for the period,
     before taxes................................      8,602,082        7,959,294     1,513,406        302,919
  Income tax expense (recovery)
  Current........................................      5,509,000          338,000         5,000          3,000
  Deferred.......................................     (1,600,000)       3,282,000       681,000        136,000
                                                     ------------     -----------    ----------     ----------
  Net divisional income for the period...........      4,693,082        4,339,294       827,406        163,919
  DIVISIONAL RETAINED EARNINGS, BEGINNING OF
     PERIOD......................................      5,817,911        1,478,617       651,211        487,292
  DIVISIONAL RETAINED EARNINGS, END OF PERIOD....
                                                     $10,510,993       $5,817,911    $1,478,617     $  651,211
                                                     ===========       ==========    ==========     ==========


         See accompanying notes to the divisional financial statements.

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                       Divisional Statements of Cash Flow

                        (All figures are in U.S. dollars)



                                                                                            Five months
                                                             Nine months     Year ended        ended         Year ended
                                                            ended May 31,    August 31,      August 31,      March 31,
                                                                1998            1997            1996            1996
                                                            -------------    ----------     -----------      ----------

   OPERATING ACTIVITIES
   Net divisional income for the period..................     $4,693,082     $4,339,294        $827,406         $163,919
   Adjustments to reconcile net divisional income to
       net cash provided by operating activities
       Depreciation and amortization.....................        316,597        111,791          15,376           23,754
       Deferred taxes....................................     (1,600,000)     3,282,000         681,000          136,000
       Foreign exchange (gain) loss......................       (169,000)       (68,000)         (5,000)           9,000
   Changes in assets and liabilities
       Decrease (increase) in accounts receivable........     12,963,167    (17,656,537)       (467,268)        (331,199)
       Increase in accounts receivable holdbacks.........     (1,028,160)    (3,292,919)        (77,684)         (75,969)
       Decrease (increase) in unbilled revenue...........     (2,234,835)     1,405,418      (5,599,836)         590,114
       Increase in inventory.............................    (10,470,309)    (5,240,252)              -                -
       Increase (decrease) in accounts payable...........     (9,707,407)    11,136,272       1,551,305          142,886
       Increase in accrued payroll.......................      2,422,918      1,008,791               -                -
       (Decrease) increase in accrued liabilities........       (366,612)       954,362               -                -
       Increase in accounts payable holdbacks............      4,325,959         86,262               -                -
   Change in cumulative foreign exchange (loss) gain.....     (1,647,737)        12,655          (3,205)           7,926
                                                             ------------   -----------     ------------       ---------
       Net cash provided (used) by operating                  (2,502,337)    (3,920,863)     (3,077,906)         666,431
                                                             ------------   ------------    ------------        --------
       activities........................................
   INVESTING ACTIVITIES
   Purchase of construction equipment and other..........     (2,403,827)    (1,119,183)       (180,923)         (71,706)
   Fiber optic strands under construction................     (4,423,830)            --              --               --
                                                             ------------    ----------      ----------         --------
   Net cash used by investing activities.................     (6,827,657)    (1,119,183)       (180,923)         (71,706)
                                                             ------------   ------------    ------------        ---------
   FINANCING ACTIVITIES
   Increase in income taxes payable......................      5,171,000        333,000           5,000                -
   Net advances to (from) the division...................      4,158,994      4,707,046       3,253,829         (594,725)
                                                             -----------     ----------     -----------       -----------
   Net cash provided (used) by financing activities......      9,329,994      5,040,046       3,258,829         (594,725)
                                                             -----------     ----------     -----------       -----------
   NET CHANGE IN CASH, END OF PERIOD.....................    $        --     $       --      $       --        $      --
                                                             ===========     ==========      ==========        =========
   Additional amounts paid by the Company and
       allocated to the Division
   Interest..............................................    $   115,311     $  677,715      $   14,496        $      --
   Rent..................................................      1,198,360        497,265          55,953           38,670
   Income taxes..........................................        338,000          5,000           3,000               --
                                                              ----------    -----------      ----------        ---------
                                                             $ 1,651,671     $1,179,980      $   73,449        $  38,670
                                                             ===========     ==========      ==========        =========

         See accompanying notes to the divisional financial statements.

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)


1.   DESCRIPTION OF BUSINESS

         The Telecommunications Division (the "Division") is a division of Ledcor Industries Limited ("LIL") which, in turn, is a wholly-owned subsidiary of Ledcor Inc. The Division is in the business of providing long-haul fiber optic systems, including planning, design, construction and maintenance to telecommunications clients. The Division headquarters are in Vancouver, Canada and its principal geographic areas of operation for these fiber optic systems are Canada and the United States.

         The accompanying divisional financial statements include the assets, liabilities, revenues and expenses of the Division. Since the Division has been operating as a fully integrated part of the Company, all construction equipment owned by LIL, but used in the Division's operations, was identified by LIL's management and allocated to the Division. In addition, certain assets, liabilities, revenues and expenses have been recorded by the Division using management's best estimates (Note 3).

         The divisional financial statements have been prepared from the divisional records maintained by LIL and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Division had been operated as a stand-alone company.

         The Division does not hold any cash or cash equivalents. LIL uses central bank accounts to deposit receipts and make payments on behalf of the Division. These transactions are reflected in the inter-divisional account (Note
8).

         On May 31, 1998, LIL transferred the net assets (at book value) and the operations of the Division to Worldwide Fiber Inc. (indirectly a wholly-owned subsidiary of Ledcor Inc.).

2.   ACCOUNTING POLICIES

         a) Basis of accounting

                  These divisional financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which differ in some respects from those in Canada. The impact of any differences in accounting policies on the financial statements is not significant and therefore has not been discussed.

         b) Accounting for contracts

                  Revenue and income from construction contracts to develop fiber optic systems are determined on the percentage of completion basis using the cost-to-cost method. Due to the risks inherent in these contracts, management makes a provision for risk using their best estimate. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Provision is made for all anticipated losses as soon as they become evident. Claims for additional contract compensation are not recognized until resolved.

         c) Unbilled revenue

                  Unbilled revenue comprises costs incurred and margin in excess of billings and advance deposits, representing unperformed work, on uncompleted contracts.

         d) Inventory

                  Inventory consists of fiber optic strands under construction and is valued at the lower of cost or market. Cost is determined using the full absorption method whereby the fiber optic strands have been allocated their proportionate share of materials, labour and overhead incurred.

         e) Fixed assets

                  Construction equipment, fiber optic strands and other assets are recorded at cost. Fixed assets are depreciated using the following rates and methods:

                  o Construction equipment--hourly usage rates, estimated to depreciate the equipment, over estimated useful lives, ranging from three to five years.

                  o Fiber optic strands, under construction--depreciation, at appropriate rates, will be provided for when the related fiber optic systems are in use.

                  o Other assets-straight--line method over the estimated useful lives of the assets, ranging from three to five years.

         f) Income taxes

                  These are the financial statements of a Division, and not of a taxable legal entity. However, these financial statements present income taxes as if the Division was a stand-alone taxable legal entity. Current and deferred income taxes have been determined by applying the asset and liability method.

                  The asset and liability method of accounting for income taxes recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

         g) Translation of foreign currency

                  The functional currency of the Division is the Canadian dollar. The financial statements are translated into United States dollars using the period end exchange rate for assets and liabilities and weighted average exchange rates for the period for revenues and expenses. Translation gains and losses are deferred and included in divisional equity. Net gains and losses resulting from foreign exchange transactions are included in the statement of operations.

3.   USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the divisional financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         Unbilled revenue, inventory, fiber optic strands capitalized, and revenue have all been calculated using management's best estimates. Total estimated costs is a component of the percentage of completion calculation which determines revenue recognized, unbilled revenue, inventory and fiber optic strands capitalized. However, there may be unforeseen conditions which could include weather patterns, the continuing deterioration of the Canadian dollar, and the outcome of ongoing negotiations. Such conditions could substantially change the values of the above mentioned items reflected in these financial statements. The impact of these unforeseen conditions cannot be estimated by management as at May 31, 1998.

         Corporate expenses are allocated from LIL to the Division based on a percentage of the Division's revenue. Management is of the opinion that this allocation percentage is reasonable since all divisions fully absorb LIL's corporate expenses. Management regularly reviews this allocation basis and considers the amounts allocated to fairly represent actual corporate expenses incurred, on behalf of the Division, for the periods reported on. Because the Division is fully integrated, management is unable to estimate the actual corporate expenses that would have been incurred if the Division had operated on a stand-alone basis.

         Interest is allocated from LIL by charging a floating rate of prime plus 1% on the net cash position of the Division's projects at the end of each month. Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost", requires that interest be capitalized as part of the historical cost of constructing assets held for sale or lease. Management has capitalized interest by capitalizing the portion of interest costs incurred to date which relates to inventory and capital assets.

         The Division has no additional debt accruing interest which should be capitalized. In addition, LIL has no additional debt which would result in significant interest being allocated and capitalized.

4.   TRADE ACCOUNTS RECEIVABLE AND ACCOUNTS RECEIVABLE HOLDBACKS

         Trade accounts receivable are presented net of the allowance for doubtful accounts (which was nil for all years reported on since the Division has not experienced any bad debts).

         Accounts receivable holdbacks represent amounts billed but not yet paid under retainage provisions in the project contracts. These provisions state that holdbacks will be collected upon substantial completion of the projects.

5.   UNBILLED REVENUE

         Costs and billings on uncompleted contracts included in the divisional financial statements are as follows:

                                                                                                  August 31,
                                                                         May 31,        -----------------------------
                                                                          1998             1997              1996
                                                                      -------------     ------------      -----------

Costs incurred on uncompleted contracts.......................         $45,321,566      $49,184,985       $5,768,543
Margin........................................................           9,312,322        8,822,667        1,604,399
Customer advance deposits applied against contracts...........         (25,259,100)      (7,646,685)              --
Less billings to date.........................................         (23,531,943)     (46,752,957)      (2,359,514)
                                                                      -------------     ------------      -----------
                                                                      $  5,842,845      $ 3,608,010       $5,013,428
                                                                      =============     ============      ===========



6.   FIXED ASSETS

                                                                                               August 31,
                                                                       May 31,          --------------------------
                                                                         1998              1997             1996
                                                                      ----------        ----------        --------

Construction equipment.......................................         $3,796,102        $1,869,048        $802,548
Fiber optic strands, under construction......................          4,423,830                --              --
Other........................................................            529,456            52,683              --
                                                                       8,749,388         1,921,731         802,548
Less accumulated depreciation................................            767,285           450,688         338,897
                                                                      ----------        ----------        --------
                                                                      $7,982,103        $1,471,043        $463,651
                                                                      ==========        ==========        ========

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)


7.   DEFERRED TAX LIABILITIES

The components of the deferred tax liabilities are as follows:

                                                                                                 August 31,
                                                                         May 31,         --------------------------
                                                                          1998              1997            1996
                                                                       ----------        ----------      ----------

Deferred tax assets
Accounts payable holdback....................................          $1,986,000        $   39,000      $       --
Loss carryforward............................................                  --                --       1,113,000
                                                                       ----------        ----------      ----------
Gross deferred tax assets....................................           1,986,000            39,000       1,113,000
                                                                       ----------        ----------      ----------
Deferred tax liabilities
Accounts receivable holdback.................................           2,014,000         1,551,000          69,000
Unbilled revenue.............................................           2,629,000         1,623,000       2,256,000
Inter-divisional account loss carryforward...................                  --         1,291,000              --
                                                                       ----------        ----------      ----------
Gross deferred tax liabilities...............................           4,643,000         4,465,000       2,325,000
                                                                       $2,657,000        $4,426,000      $1,212,000
                                                                       ==========        ==========      ==========



         Reconciliation of deferred tax liabilities:

                                                                                                 August 31,
                                                                        May 31,         ---------------------------
                                                                         1998              1997             1996
                                                                      -----------       -----------      -----------

Deferred tax liabilities, beginning of period................         $4,426,000        $1,212,000       $  536,000
Deferred tax (recovery) expense..............................         (1,600,000)        3,282,000          681,000
Foreign exchange gain........................................           (169,000)          (68,000)          (5,000)
Deferred tax liabilities, end of period......................         $2,657,000        $4,426,000       $1,212,000
                                                                      ===========       ===========      ===========


         The Division's provision for deferred taxes approximates the amounts computed by applying the Canadian and United States statutory rates to income before taxes. There are no permanent differences or other reconciling items that would result in an effective tax rate which is different from the statutory rates applied.

8.   INTERDIVISIONAL ACCOUNT

         This account comprises the balance due to other divisions in connection with working capital advances. The balance due has no repayment terms and interest is allocated, from LIL, on the basis as described in Note 3.

9.   COMMITMENTS

         a) Fiber Optic Construction Project

                  In 1996, the Division commenced construction of a Canadian-U.S. fiber optic telecommunications system (the Canadian FOTS) that is scheduled for completion in early 1999.

         b) fONOROLA Contract

                  In a variety of contracts, commencing in April, 1997, the Division sold fiber optic strands of the Canadian FOTS. The Division has a commitment to complete construction of the fiber optic strands.

         c) Bell Canada Contract

                  In February, 1998, the Division sold fiber optic strands of the Canadian FOTS. The Division has a commitment to complete construction of the fiber optic strands.

         d) MetroNet Contract

                  Subsequent to period end (September, 1998), the Division sold fiber optic strands of the Canadian FOTS. The Division has a commitment to complete construction of the fiber optic strands.

         e) Lease Commitments

                  The Division is committed under non-cancellable leases for equipment for the period ending April, 1999 in the amount of $826,271. The Division has an option to withdraw from all leases in April, 1999 and therefore has no commitments beyond that date. Lease expenses were the following:

                  Nine months ending May 31, 1998                     $1,198,360
                  Year ended August 31, 1997                             497,265
                  Five months ended August 31, 1996                       55,953
                  Year ended March 31, 1996                               38,670

10.  SIGNIFICANT CONCENTRATION OF CREDIT AND SUPPLY RISK

         The following customers/supplier have accounted individually for 10% or more of the Division's total revenues/contract costs in one or more periods, as follows:

                                      Nine months ended       Year ended       Five months ended       Year ended
                                        May 31, 1998        August 31 1997      August 31, 1996      March 31, 1996
                                      -----------------     --------------     -----------------     --------------

    Customers
        fONOROLA...................         62%                   64%                 51%                 91%
        Bell Canada................         28%                    -                   -                   -
        Alaska Filter Star.........          -                    25%                  -                   -
        Sprint Canada..............          -                     -                  24%                  -
        AT&T Canada................          -                     -                  24%                  -
    Supplier
        Pirelli Cables.............         13%                   27%                 79%                  -



         The Division also had significant accounts receivable from fONOROLA which accounted for the following percentages of trade accounts receivable:

                                            May 31, 1998       August 31, 1997     August 31, 1996
                                            ------------       ---------------     ---------------

   fONOROLA..............................          39%                 52%                94%


         The Division is receiving cash from this customer on a consistent basis and management expects to collect on all other accounts receivables. Therefore no provision for bad debts has been recorded for the reported periods. Based on this significant customer's creditworthiness, the Division has not required it to provide collateral against these receivables.

         There were no significant accounts payable to significant suppliers at the balance sheet dates. However, since significant purchases are made from Pirelli Cables, should this supplier fail to honor its contract and the Division was not able to find a substitute supplier, the Division would not be able to meet its commitments to complete the construction of the Canadian FOTS, as noted in 9(a).

11.  FINANCIAL INSTRUMENTS

         Financial instruments consist of recorded accounts receivables (and other like accounts) which will result in future cash receipts, as well as accounts payables, (and other like accounts) that will result in future cash outlays.

         The carrying values of the financial instruments of the Division as at May 31, 1998, August 31, 1997 and August 31, 1996 were approximately equal to their estimated fair market values at these dates, due to the short-term nature of these instruments. Subjective judgment and uncertain-ties arise in the determination of estimated fair market values. Accordingly, the aggregate fair value should not be interpreted as being realizable in an immediate settlement of the instruments.

12.  INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION

         The Division currently operates in one industry segment (fiber optic installations) and in two geographic segments (the Canadian FOTS is being constructed in Canada and the U.S.). Revenue and total identifiable assets for these geographic segments is as follows:

                                                     Canada                                    U.S.
Revenue                                Amount        Percentage of Total        Amount         Percentage of Total
-------                                ------        -------------------        ------         -------------------

May 31, 1998                       $   35,826,795            66%             $   18,807,093            34%
August 31, 1997                    $   42,611,672            73%             $   15,395,980            27%
August 31, 1996                    $    7,372,942           100%             $           --            --
March 31, 1996                     $    3,823,790           100%             $           --            --


                                                    Canada                                      U.S.
                                                    ------                                      ----
       Total Identifiable
             Assets                    Amount          Percentage of Total         Amount        Percentage of Total
       -------------------             ------          -------------------         ------        -------------------


May 31, 1998                       $   29,204,452                71%           $  11,928,580               29%
August 31, 1997                    $   25,464,071                79%           $   6,803,515               21%
August 31, 1996                    $    6,475,904               100%           $          --               --



13.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after, January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Division's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Division, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

14.  SUBSEQUENT EVENTS

         a)       Agreements with WFI

                  Effective May 31 1998, LIL entered into a series of agreements to sell the equipment, fiber optic strands and certain other assets related to the business of Worldwide Fiber Inc. (an indirect wholly-owned subsidiary of Ledcor Inc.) ("WFI"). In addition, WFI was granted a licence by LIL to use certain processes related to the business. This licence agreement is for an initial term of ten years and will be renewable annually upon completion of the initial term. As part of this transaction, LIL retained all existing construction contracts related to the business. This transaction was between entities under common control and has been accounted for using the carrying amounts recorded in LIL's accounts. As consideration for the transaction, LIL was issued 200 Class A Shares by WFI.

         b)       Disposition of fiber assets

                  As part of these agreements WFI undertook to purchase from LIL certain fiber optic system assets, located in both Canada and the U.S., which were not completed at May 31, 1998. These assets will be purchased by WFI upon their completion, which is estimated to be late 1998 or early 1999. As consideration, WFI will issue a total of 19,999,700 Class A common Shares to LIL. These transactions are between entities under common control and, will be accounted for at their original construction costs.

         c)       Construction services

                  WFI has agreed to provide construction services to LIL to complete certain construction contracts for fiber optic strands and related facilities to third party customers.



=========================================================     ======================================================
No dealer, salesperson or other person is  authorized
to give any information or to represent anything not
contained in this prospectus.  You must not rely on any                                    Shares
unauthorized information or representations.  This
prospectus is an offer to sell only the Class A                               Worldwide Fiber Inc.
Non-Voting Shares offered hereby, but only under                            Class A Non-Voting Shares
circumstances and in jurisdictions where it is lawful
to do so.  The information contained in this prospectus
is current only as of its date.
                  --------------------
                   TABLE OF CONTENTS
                                                    Page
Prospectus Summary............................. 1
Risk Factors................................... 9                              ___________________
Use of Proceeds................................26
Dividend Policy................................27
Description of Our Capital Stock...............27                              ___________________
Exchange Rates.................................28
Dilution.......................................28
Capitalization.................................29                             Goldman, Sachs & Co.
Selected Financial Data........................30
Management's Discussion and Analysis                                           Donaldson, Lufkin &
   of Financial Condition and Results of                                            Jenrette
   Operations..................................34
Business.......................................41                          Credit Suisse First Boston
Management.....................................56                                 TD Securities
Principal and Selling Shareholders.............63                           Bear, Stearns & Co. Inc.
Relationships and Related Party Transactions...64                          Morgan Stanley Dean Witter
Share Capital Reorganization and Description of                                   Nesbitt Burns
   Capital Stock...............................67                                   Chase H&Q
Shares Eligible for Future Sale................71                         RBC Dominion Securities Corp.
Regulation.....................................73                            Warburg Dillon Read LLC
Descriptions of Indebtedness...................85
Material United States and Canadian
   Income Tax Considerations...................89
Underwriting...................................93
Legal Matters..................................96
Experts........................................96
Enforceability of Civil Liabilities
   Against Foreign Persons.....................96
Where You Can Find More Information............96
Index to Pro Forma Financial Information.....PF-1
Index to Financial Statements.................F-1
                  --------------------

Until        , 2000, all dealers that effect transac-
tions in these securities, whether or not participating
in this offering, may be required to deliver a pro-
spectus. This is in addition to the dealers' obligation
to deliver a prospectus when acting as underwriters
and with respect to their unsold allotments or sub-
scriptions.
=========================================================     ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Class A Non-Voting Shares being registered (all amounts are estimated except the SEC Registration Fee and the Nasdaq National Market Systems Listing Fee):

                                                                   Amount to
                                                                    be Paid

                                                                  ------------
SEC Registration Fee..........................................       $227,700

NASD Filing Fee...............................................         30,500

Transfer Agent Fee............................................

Nasdaq National Market System Listing Fee.....................

The Toronto Stock Exchange Listing Fee........................

Blue Sky Qualification Fees and Expenses......................

Accounting Fees and Expenses..................................

Legal Fees and Expenses.......................................

Printing Expenses.............................................

Stamp Duty Tax................................................

Miscellaneous.................................................

                                                                  ------------
     Total....................................................    $


Item 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the By-laws of the Company, as amended, subject to Section 124 of the Canada Business Corporations Act (the "Act"), a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives:

1. may be indemnified by the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such Company or body corporate.

2. may be indemnified by the Company, with the approval of a court, against all costs, charges and expenses reasonably incurred by him or her in connection with an action by or on behalf of the Company or body corporate to procure a judgment in its favor, to which he or she is made a party by reason of being or having been a director or an officer of the Company or body corporate; and

3. is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or body corporate, if the person seeking indemnity was substantially successful on the merits in his or her defense of the actions or proceeding:

provided, in all cases, such person fulfills the conditions that (a) he or she acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

         As contemplated by Section 124 of the Canada Business Corporations Act, the Company has purchased insurance against potential claims against the directors and officers of the registrant and against loss for which the registrant may be required or permitted by law to indemnify such directors and officers.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          (a) The Company has issued and sold the following unregistered securities in the following transactions (unless otherwise indicated share numbers reflect our 8 for 1 stock split):

         (1) On our incorporation on February 5, 1998, we issued 800 Class "A" Voting Common Shares (now Class B Subordinate Voting Shares) to Ledcor Industries Limited for $70.

         (2) On May 31, 1998, we issued 1600 Class "A" Voting Common Shares (now Class B Subordinate Voting Shares) to Ledcor Industries Limited for equipment, fiber optic strands and other assets related to the telecommunications division of Ledcor Industries Limited.

         (3) On August 31, 1998, we issued 24,000,000 Class "A" Voting Common Shares (now Class B Subordinate Voting Shares) to Worldwide Fiber Holdings Ltd. as partial consideration for a 50% interest in, and a promissory note of $3,915,000 from, Worldwide Fiber (USA) Inc.

         (4) On December 1, 1998 we issued 16,000,000 Class "A" Voting Common Shares (now Class B Subordinate Voting Shares) to Worldwide Fiber Holdings Ltd. for 50 Class A common shares of Ledcor Holdings Ltd.

         (5) Pursuant to an Indenture dated December 23, 1998, the Company issued senior notes with a face value of $175,000,000 to Qualified Institutional Buyers in reliance on the exemption found in Rule 144A of the Securities Act of 1933, as amended, or to persons outside the United States in compliance with Regulation S, of the Securities Act of 1933, as amended. The notes are unsecured obligations of the Company bearing interest at 12-1/2% interest payable semi-annually.

         (6) On March 31, 1999 the Company completed a series of transactions whereby certain fiber optic network assets were transferred to the Company by Worldwide Fiber Holdings Ltd. in exchange for 159,997,600 Class "A" Voting Common Shares (now Class B Subordinate Voting Shares). The cost of the assets acquired at March 31, 1999 amounted to $21,884,000. As a result of the transaction, the Company also received a deferred tax benefit of $3,136,000 which is reflected as a deferred tax asset.

         (7) Pursuant to an Indenture dated July 28, 1999, the Company issued senior notes with a face value of $500,000,000, to Qualified Institutional Buyers in reliance on the exemption found in Rule 144A of the Securities Act of 1933, as amended, or to persons outside the United States in compliance with Regulation S, of the Securities Act of 1933, as amended. The notes are unsecured obligations of the Company bearing interest at 12% interest payable semi-annually.

         (8) On August 31, 1999 the Company issued 1,200,000 Class "A" Voting Common Shares (now Class B Subordinate Voting Shares) to Mackenzie Partners, LLC for $3,000,000 cash.

         (9) On September 9, 1999, the Company repurchased 200,000,000 outstanding Class B Subordinate Voting Shares from its parent in exchange for the issuance of 190,748,000 Class B Subordinate Voting Shares and 40,000,000 (pre-subdivision) Series C Redeemable Preferred Shares.

         (10) On September 9, 1999 and December 22, 1999, respectively, the Company issued 70,934,464 and 4,541,192, respectively, Series A Non-Voting Preferred Shares to our private equity investors for $345,000,000 in cash.

         (11) On September 27, 1999, the Company issued 36,000,000 Class C Multiple Voting Shares to Ledcor and assumed certain other rights and obligations in consideration for certain fiber optic network assets valued at cost in the accounts of Ledcor at $26,349,800.

         (12) On December 22, 1999, the Company issued 26,080,000 Class A Non-Voting Shares and 4,920,000 Class C Multiple Voting Shares to an executive officer of the Company for consideration of $77,500,000.

         (13) From January 5, 1999 through January 24, 2000, the Company issued options to purchase an aggregate of 22,892,540 Class A Non-Voting Shares to directors, officers and employees of the Company and its affiliates. Each option was for a ten year term and the options are exercisable at prices ranging from $1.25 to $10.00.

          (b) The issuances of the securities set forth in paragraphs 1 through 13 above were deemed to be exempt from registration under the Securities Act in reliance, unless otherwise indicated, on Section 4(2) of the Securities Act and, in certain circumstances, Regulation D promulgated under the Securities Act, or Rule 701 promulgated under the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the certificates representing the securities issued in such transactions.

Item 16.      EXHIBITS.

         The  following   exhibits  are  filed  as  part  of  this  Registration
Statement:

Exhibit No.        Description
-----------        -----------

1**                Underwriting  Agreement  between Worldwide Fiber Inc. and the
                   Underwriters dated       , 2000.

3.1*               Articles of Continuance of Worldwide Fiber Inc.

3.2*               Articles of Amendment of Worldwide Fiber Inc.

3.3*               By-Laws of Worldwide Fiber Inc., as amended.

4.1* Indenture between Worldwide Fiber Inc. and HSBC Bank USA (formerly Marine Midland Bank) dated December 23, 1998.

4.2*               Form of 12 1/2% Series A Senior Notes due 2005.

4.3*               Form of 12 1/2% Series B Senior Notes due 2005.

4.4* Registration Rights Agreement between Worldwide Fiber Inc., Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc. dated December 23, 1998.

4.5* Indenture between Worldwide Fiber Inc. and HSBC Bank USA (formerly Marine Midland Bank) dated July 28, 1999.

4.6* Form of 12% Series A Senior Notes due 2009 (included in exhibit 4.5 hereto).

4.7* Form of 12% Series B Senior Notes due 2009 (included in exhibit 4.5 hereto).

4.8*               Registration  Rights Agreement  between  Worldwide Fiber Inc.
                   and the Initial Purchasers dated July 28, 1999.

5.1** Opinion of Farris, Vaughan, Wills & Murphy regarding the legality of the securities being registered.

10.1* Shareholders Agreement between Worldwide Fiber Inc., Worldwide Fiber Networks Ltd., Ledcor Communications Ltd., Ledcor Industries, Inc., Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.), MI-Tech Communications, LLC, Ledcor Inc., and Michels Pipeline Construction, Inc. dated December 31, 1998.

10.2* Railplow License Agreement between Ledcor Industries Limited and Worldwide Fiber Communications Ltd. (formerly 786520 Alberta Ltd.) dated May 31, 1998.

10.3*              Non-exclusive   Railplow  License  Agreement  between  Ledcor
                   Industries   Limited  and  Ledcom  Holdings  Ltd.   (formerly
                   Starfiber Communications Ltd.) dated May 31, 1998.

10.4* Letter from Ledcor, Inc. committing Ledcom Holdings Ltd. to grant an exclusive Railplow license to Worldwide Fiber Communications Ltd. dated December 1, 1998.

10.5*              Management   Services  Agreement  between  Ledcor  Industries
                   Limited  and  Worldwide   Fiber  Inc.   (formerly   Worldwide
                   Fiberlink Ltd.) dated May 31, 1998.

10.6* Employment Agreement between Ledcor Industries Limited and Ledcor Communications Ltd., a wholly owned subsidiary of the Worldwide Fiber Inc. dated May 31, 1998.

10.7* Employment Agreement between Ledcor Industries Inc. and Ledcor Communications Inc., a subsidiary of Worldwide Fiber Inc. dated May 31, 1998.

10.8*              Construction  Services  Agreement  between Ledcor  Industries
                   Limited  and  Ledcor   Communications  Ltd.,  a  wholly-owned
                   subsidiary of the Worldwide Fiber Inc. dated May 31, 1998.

10.9*              Construction  Services  Agreement  between Ledcor  Industries
                   Inc.  and  Ledcor   Communications   Ltd.   (formerly  Ledcor
                   Communications Inc.) dated May 31, 1998.

10.10*             Non-Competition   Agreement   between  Worldwide  Fiber  Inc.
                   (formerly  Starfiber  Inc.) and Ledcor,  Inc.,  dated May 31,
                   1998.

10.11* Roll-over Agreement between Ledcor Industries Limited and Ledcom Holdings Ltd. (formerly Starfiber Communications Ltd.) dated May 31, 1998 transferring certain technology of Ledcor Industries Limited.

10.12* Roll-over Agreement between Ledcor Industries Limited, Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link,
                   Inc.) and Ledcor Industries Inc. dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.13*             Roll-over  Agreement  between  Mi-Tech  Communications,  LLC,
                   Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.14* Roll-over Agreement between Ledcor Industries Limited and Worldwide Fiber Holdings Ltd. (formerly Worldwide Fiberlink Holdings Ltd., dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.15*             Roll-over  Agreement  between  Worldwide  Fiber Holdings Ltd.
                   (formerly  Worldwide  Fiberlink  Holdings Ltd., and Worldwide
                   Fiber Inc. (formerly Worldwide Fiberlink Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.16* Roll-over Agreement between Worldwide Fiber Inc. (formerly Worldwide Fiberlink Ltd.) and Worldwide Fiber Networks Ltd. (formerly Worldwide Fiber Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.17* Roll-over Agreement between Ledcor Inc. And Worldwide Fiber Holdings Ltd. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.18* Roll-over Agreement between Worldwide Fiber Holdings Ltd. and Worldwide Fiber Inc. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.19* Roll-over Agreement between Worldwide Fiber Inc. and Worldwide Fiber Communications Ltd. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.20* License Agreement among WFI-CN Fiber Inc., Worldwide Fiber Inc. and Canadian National Railway Company, dated May 28, 1999.

10.21*             Unanimous   Shareholders   Agreement  among  Worldwide  Fiber
                   Networks Ltd., Canadian National Railway Company and WFI-CN Fiber Inc. dated May 28, 1999.

10.22* Limited Liability Company Agreement of Worldwide Fiber IC LLC between Worldwide Fiber IC Holdings, Inc., and IC Fiber Holding Inc., dated May 28, 1999.

10.23*             Form  of  License   Agreement  among  Worldwide  Fiber  Inc.,
                   Illinois Central Railroad Company and each of IC Fiber Alabama LLC, IC Fiber Illinois LLC, IC Fiber Iowa LLC, IC Fiber Kentucky LLC, IC Fiber Louisiana LLC, IC Fiber Mississippi LLC and IC Fiber Tennessee LLC, dated as of May 28, 1999.

10.24*             Amended and Restated Share Purchase  Agreement by and between
                   Ledcor  Industries   Limited,   Ledcor  Industries  Inc.  and
                   Worldwide Fiber Inc. dated May 28, 1999.

10.25* Supply contract for Hibernia Undersea Cable System between Worldwide Telecom (Bermuda) Ltd. and Tyco Submarine Systems Ltd. dated June 18, 1999.

10.26* Preferred Share Purchase Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber L.P., and Tyco Group S.A.R.L. dated as of September 7, 1999.

10.27* Shareholders Agreement by and among Worldwide Fiber Inc., DWF SRL, GS Capital Partners III, L.P., GSCP3 WWF (Barbados) SRL, Providence Equity Fiber, L.P., Tyco Group S.a.r.l., Worldwide Fiber Holdings Ltd., Ledcor Inc. and the Several Shareholders named in Schedule 1.15 thereto dated as of September 9, 1999.

10.28* Registration Rights Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber, L.P., and Tyco Group S.a.r.l. dated as of September 9, 1999.

10.29* Amended and Restated Share Purchase Agreement between Ledcor Industries Limited, Ledcor Industries Inc. and Worldwide Fiber Inc. dated September 7, 1999.

10.30* Letter Agreement between Ledcor Industries Limited, Ledcor Industries Inc., Worldwide Fiber Inc. and Worldwide Fiber (F.O.T.S.) No. 3, Ltd. dated September 27, 1999.

10.31*             Stock Purchase  Agreement by and between Worldwide Fiber Inc.
                   and Gregory B. Maffei, dated December 22, 1999.

21*                Subsidiaries of Worldwide Fiber Inc.

23.1               Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.2               Consent of Deloitte & Touche LLP, Independent Auditors.

23.3**             Consent  of  Farris,  Vaughan,  Wills & Murphy  (included  in
                   Exhibit 5.1).

24.1 Powers of Attorney authorizing execution of Registration Statement on Form F-1 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

24.2 Power of Attorney authorizing execution of Registration Statement on Form F-1 on behalf of WFI Fiber Inc.


-----------------------------
*      Previously filed .
**     To be filed by amendment.

Item 17.      UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

                  (2) That, for purposes of determining any liability under the Securities act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

                  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1993, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, BC, Canada on January 28, 2000.

                                            WORLDWIDE FIBER INC.



                                            By:  /s/ DAVID LEDE
                                                 -----------------------------
                                                 Name:  David Lede
                                                 Title:  Chairman of the Board

                                POWER OF ATTORNEY

         Each of the undersigned hereby constitutes and appoints David Lede and Larry Olsen and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact, with power of substitution and resubstitution, in his name, place and stand, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any or them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Signature                                Title                            Date
          ---------                                -----                            ----

       /s/ DAVID LEDE                      Chairman of the Board              January 28, 2000
--------------------------------
         David Lede


     /s/ GREGORY MAFFEI                          Director                     January 28, 2000
--------------------------------           (Principal Executive
       Gregory Maffei                            Officer)


      /s/ CLIFFORD LEDE                        Vice Chairman                  January 28, 2000
--------------------------------
        Clifford Lede


                                               Vice Chairman                  January 28, 2000
       /s/ LARRY OLSEN                   (Principal Financial and
--------------------------------                Accounting
         Larry Olsen                             Officer)


      /s/ RON STEVENSON                          Director                     January 28, 2000
--------------------------------
        Ron Stevenson


      /s/ STEPHEN STOW                           Director                     January 28, 2000
--------------------------------
        Stephen Stow


     /s/ CLAUDE MONGEAU                          Director                     January 28, 2000
--------------------------------
       Claude Mongeau


                                                 Director                     January 28, 2000
--------------------------------
         Jim Voelker

     /s/ WILLIAM RAMSEY                          Director                     January 28, 2000
--------------------------------
       William Ramsey

       /s/ ANDREW RUSH                           Director                     January 28, 2000
--------------------------------
         Andrew Rush

                                                 Director                     January 28, 2000
--------------------------------
      Robert Gheewalla

      /s/ GLENN CREAMER                          Director                     January 28, 2000
--------------------------------
        Glenn Creamer

                                                 Director                     January 28, 2000
--------------------------------
         Neil Garvey


       WFI Fiber Inc.                          WFI Fiber Inc.                 January 28, 2000
                                              (Authorized U.S.
                                               Representative)
By:  /s/ LARRY OLSEN
     -----------------------------
       Larry Olsen, Authorized Signatory


                                INDEX TO EXHIBITS

Exhibit No.        Description
-----------        -----------

1** Underwriting Agreement between Worldwide Fiber Inc. and the Underwriters dated , 2000.

3.1*               Articles of Continuance of Worldwide Fiber Inc.

3.2*               Articles of Amendment of Worldwide Fiber Inc.

3.3*               By-Laws of Worldwide Fiber Inc., as amended.

4.1* Indenture between Worldwide Fiber Inc. and HSBC Bank USA (formerly Marine Midland Bank) dated December 23, 1998.

4.2*               Form of 12 1/2% Series A Senior Notes due 2005.

4.3*               Form of 12 1/2% Series B Senior Notes due 2005.

4.4* Registration Rights Agreement between Worldwide Fiber Inc., Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc. dated December 23, 1998.

4.5* Indenture between Worldwide Fiber Inc. and HSBC Bank USA (formerly Marine Midland Bank) dated July 28, 1999.

4.6* Form of 12% Series A Senior Notes due 2009 (included in exhibit 4.5 hereto).

4.7* Form of 12% Series B Senior Notes due 2009 (included in exhibit 4.5 hereto).

4.8*               Registration  Rights Agreement  between  Worldwide Fiber Inc.
                   and the Initial Purchasers dated July 28, 1999.

5.1** Opinion of Farris, Vaughan, Wills & Murphy regarding the legality of the securities being registered.

10.1* Shareholders Agreement between Worldwide Fiber Inc., Worldwide Fiber Networks Ltd., Ledcor Communications Ltd., Ledcor Industries, Inc., Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.), MI-Tech Communications, LLC, Ledcor Inc., and Michels Pipeline Construction, Inc. dated December 31, 1998

10.2* Railplow License Agreement between Ledcor Industries Limited and Worldwide Fiber Communications Ltd. (formerly 786520 Alberta Ltd.) dated May 31, 1998.

10.3*              Non-exclusive   Railplow  License  Agreement  between  Ledcor
                   Industries   Limited  and  Ledcom  Holdings  Ltd.   (formerly
                   Starfiber Communications Ltd.) dated May 31, 1998.

10.4* Letter from Ledcor, Inc. committing Ledcom Holdings Ltd. to grant an exclusive Railplow license to Worldwide Fiber Communications Ltd. dated December 1, 1998.

10.5*              Management   Services  Agreement  between  Ledcor  Industries
                   Limited  and  Worldwide   Fiber  Inc.   (formerly   Worldwide
                   Fiberlink Ltd.) dated May 31, 1998.

10.6* Employment Agreement between Ledcor Industries Limited and Ledcor Communications Ltd., a wholly owned subsidiary of the Worldwide Fiber Inc. dated May 31, 1998.

10.7* Employment Agreement between Ledcor Industries Inc. and Ledcor Communications Inc., a subsidiary of Worldwide Fiber Inc. dated May 31, 1998.

10.8*              Construction  Services  Agreement  between Ledcor  Industries
                   Limited  and  Ledcor   Communications  Ltd.,  a  wholly-owned
                   subsidiary of the Worldwide Fiber Inc. dated May 31, 1998.

10.9*              Construction  Services  Agreement  between Ledcor  Industries
                   Inc.  and  Ledcor   Communications   Ltd.   (formerly  Ledcor
                   Communications Inc.) dated May 31, 1998.

10.10*             Non-Competition   Agreement   between  Worldwide  Fiber  Inc.
                   (formerly  Starfiber  Inc.) and Ledcor,  Inc.,  dated May 31,
                   1998.

10.11* Roll-over Agreement between Ledcor Industries Limited and Ledcom Holdings Ltd. (formerly Starfiber Communications Ltd.) dated May 31, 1998 transferring certain technology of Ledcor Industries Limited.

10.12* Roll-over Agreement between Ledcor Industries Limited, Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link,
                   Inc.) and Ledcor Industries Inc. dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.13*             Roll-over  Agreement  between  Mi-Tech  Communications,  LLC,
                   Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.14* Roll-over Agreement between Ledcor Industries Limited and Worldwide Fiber Holdings Ltd. (formerly Worldwide Fiberlink Holdings Ltd., dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.15*             Roll-over  Agreement  between  Worldwide  Fiber Holdings Ltd.
                   (formerly  Worldwide  Fiberlink  Holdings Ltd., and Worldwide
                   Fiber Inc. (formerly Worldwide Fiberlink Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.16* Roll-over Agreement between Worldwide Fiber Inc. (formerly Worldwide Fiberlink Ltd.) and Worldwide Fiber Networks Ltd. (formerly Worldwide Fiber Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.17* Roll-over Agreement between Ledcor Inc. And Worldwide Fiber Holdings Ltd. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.18* Roll-over Agreement between Worldwide Fiber Holdings Ltd. and Worldwide Fiber Inc. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.19* Roll-over Agreement between Worldwide Fiber Inc. and Worldwide Fiber Communications Ltd. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.20* License Agreement among WFI-CN Fiber Inc., Worldwide Fiber Inc. and Canadian National Railway Company, dated May 28, 1999.

10.21*             Unanimous   Shareholders   Agreement  among  Worldwide  Fiber
                   Networks Ltd., Canadian National Railway Company and WFI-CN Fiber Inc. dated May 28, 1999.

10.22* Limited Liability Company Agreement of Worldwide Fiber IC LLC between Worldwide Fiber IC Holdings, Inc., and IC Fiber Holding Inc., dated May 28, 1999.

10.23* Form of License Agreement among Worldwide Fiber Inc., Illinois Central Railroad Company and each of IC Fiber Alabama LLC, IC Fiber Illinois LLC, IC Fiber Iowa LLC, IC Fiber Kentucky LLC, IC Fiber Louisiana LLC, IC Fiber Mississippi LLC and IC Fiber Tennessee LLC, dated as of May 28, 1999.

10.24*             Amended and Restated Share Purchase  Agreement by and between
                   Ledcor  Industries   Limited,   Ledcor  Industries  Inc.  and
                   Worldwide Fiber Inc. dated May 28, 1999.

10.25* Supply contract for Hibernia Undersea Cable System between Worldwide Telecom (Bermuda) Ltd. and Tyco Submarine Systems Ltd. dated June 18, 1999.

10.26* Preferred Share Purchase Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber L.P., and Tyco Group S.A.R.L. dated as of September 7, 1999.

10.27* Shareholders Agreement by and among Worldwide Fiber Inc., DWF SRL, GS Capital Partners III, L.P., GSCP3 WWF (Barbados) SRL, Providence Equity Fiber, L.P., Tyco Group S.a.r.l., Worldwide Fiber Holdings Ltd., Ledcor Inc. and the Several Shareholders named in Schedule 1.15 thereto dated as of September 9, 1999.

10.28* Registration Rights Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber, L.P., and Tyco Group S.a.r.l. dated as of September 9, 1999.

10.29* Amended and Restated Share Purchase Agreement between Ledcor Industries Limited, Ledcor Industries Inc. and Worldwide Fiber Inc. dated September 7, 1999.

10.30* Letter Agreement between Ledcor Industries Limited, Ledcor Industries Inc., Worldwide Fiber Inc. and Worldwide Fiber (F.O.T.S.) No. 3, Ltd. dated September 27, 1999.

10.31*             Stock Purchase  Agreement by and between Worldwide Fiber Inc.
                   and Gregory B. Maffei, dated December 22, 1999.

21*                Subsidiaries of Worldwide Fiber Inc.

23.1               Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.2               Consent of Deloitte & Touche LLP, Independent Auditors.

23.3**             Consent  of  Farris,  Vaughan,  Wills & Murphy  (included  in
                   Exhibit 5.1).

24.1 Powers of Attorney authorizing execution of Registration Statement on Form F-1 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

24.2 Power of Attorney authorizing execution of Registration Statement on Form F-1 on behalf of WFI Fiber Inc.


------------------------------
*      Previously filed .
**     To be filed by amendment.